ASSET SALE AGREEMENT

      This Asset Sale Agreement (the "Agreement") is made and entered into as of the 29th day of September, 2004 (the "Effective Date") by and among AHM CGH, Inc., a California corporation ("AHM"), Health Resources Corporation of America
- California, a Delaware corporation ("HRC"), SHL/O Corp., a Delaware corporation ("SHL/O") and UWMC Hospital Corporation, a California corporation ("UWMC") (AHM, HRC, SHL/O and UWMC are collectively referred to herein as "Seller") and Integrated Healthcare Holdings, Inc., a Nevada corporation ("Purchaser"). Purchaser and Seller are sometimes referred to herein collectively as the "Parties" or individually as a "Party," in either capital or lower case.

                                R E C I T A L S:

      A. Seller (I) engages in the business of delivering acute care services to the public through the acute care hospitals identified on Schedule A-1 (the "Acute Care Hospitals"), (II) owns and operates certain medical office buildings incident to the operation of the Acute Care Hospitals as specifically identified on Schedule A-2 (the "MOBs"), and (III) owns and operates other healthcare businesses incident to the operation of the Acute Care Hospitals as specifically identified on Schedule A-3 (the "Other Businesses") (the Acute Care Hospitals, MOBs and the Other Businesses are referred to in this Agreement collectively as the "Hospitals").

      B. Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, substantially all of the assets with respect to the operation of the Hospitals, for the consideration and upon the terms and conditions contained in this Agreement.

      NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises and covenants contained in this Agreement, and for their mutual reliance, the parties hereto agree as follows:

                                   ARTICLE I

                    DEFINITIONS; SALE AND TRANSFER OF ASSETS;
                             CONSIDERATION; CLOSING

      1.1 Definitions. The terms listed below are defined elsewhere in this Agreement and, for ease of reference, the section containing the definition of each such term is set forth opposite such term.

         TERM                                               SECTION
         ----                                               -------
         2002 & 2003 Financials                             ss.2.10
         2004 Financials                                    ss.2.10
         Accounts Receivable                                ss.1.2.1
         Accrued Paid Time Off Amount                       ss.1.2.1
         Acute Care Hospitals                               Recitals
         affiliate                                          ss.4.6(b)
         Agency Settlements                                 ss.11.2(a)
         Aggregate Amount                                   ss.10.2.2(a)(viii)
         Aggregate Damage                                   ss.1.14(a)

         Agreement                                          Preamble
         AHM                                                Preamble
         Assets                                             ss.1.9
         Assumed Obligations                                ss.1.11
         Audit Periods                                      ss.2.8(d)
         Bills of Sale                                      ss.1.6.1
         Business Services Agreement                        ss.1.6.10
         Cash Purchase Price                                ss.1.2
         Casualty Termination Notice                        ss.1.14(a)
         Casualty Termination Notice Period                 ss.1.14(a)
         CEOs                                               ss.2.10
         CFOs                                               ss.2.10
         Claim Notice                                       ss.10.4(a)
         Closing                                            ss.1.5
         Closing Date                                       ss.1.5
         Closing of Financials                              ss.9.4
         CNA                                                ss.4.3
         CNOs                                               ss.2.10
         COBRA Coverage                                     ss.5.3(e)
         Code                                               ss.2.12(b)
         Competing Business                                 ss.4.13
         Confidential Information                           ss.5.6
         Confidentiality Agreement                          ss.5.6
         Consequential Damages                              ss.10.2.2(a)(vii)
         Consultant                                         ss.4.12
         Contract and Lease Consents                        ss.2.6(d)
         Contracts                                          ss.1.9(f)
         control                                            ss.4.6(b)
         COOs                                               ss.2.10
         Damages                                            ss.10.2.1
         Decision Date                                      ss.1.14(d)
         Disclosure Schedule                                ss.2
         Document Retention Period                          ss.9.2(a)
         DOJ                                                ss.4.11
         Effective Date                                     Preamble
         Effective Time                                     ss.1.5
         Employee Loan Liabilities                          ss.1.2.1
         Employee on Disability                             ss.5.3(a)
         Employee Settle-Up Payments                        ss.9.5
         Encumbrances                                       ss.2.7(b)
         Environmental Laws                                 ss.2.6(c)
         Environmental Permits                              ss.2.6(b)
         Environmental Survey                               ss.4.12
         EPAs                                               ss.5.3(g)
         ERISA                                              ss.2.10
         Estimated Payment Amount                           ss.9.5

         Excluded Asset Due Date                            ss.9.1
         Excluded Assets                                    ss.1.10
         Excluded Liabilities                               ss.1.12
         Excluded Multi-Facility Contracts                  ss.1.9(f)
         Final Balance Sheet                                ss.1.3
         Financial Statements                               ss.2.10
         FMLA                                               ss.5.3(a)
         FTC                                                ss.4.11
         Good Faith Deposit                                 ss.1.4(a)
         Government Program Transition Patients             ss.11.3(a)
         Group Purchasing Contract                          ss.1.6.8
         Hazardous Substances                               ss.2.6(c)
         Hired Employees                                    ss.5.3(a)
         Hospitals                                          Recitals
         Hospitals' Employees                               ss.5.3(b)
         HRC                                                Preamble
         HSR Act                                            ss.4.11
         Indemnified Party                                  ss.10.4
         Indemnifying Party                                 ss.10.4(a)
         Indemnity Notice                                   ss.10.4(b)
         Independent Auditor                                ss.1.3
         Independent Consultant                             ss.1.14(a)
         Interim Balance Sheet                              ss.1.2
         Interim Financials                                 ss.2.10
         Inventory                                          ss.1.9(h)
         JCAHO                                              ss.2.8(b)
         Leadership Team                                    ss.4.3(b)
         Leased Real Property                               ss.1.9(b)
         Leasehold Title Policy                             ss.4.8
         Leases                                             ss.1.9(e)
         Lender's Title Policy                              ss.4.8
         Licenses                                           ss.1.9(d)
         Material Contracts                                 ss.2.4(b)
         Material Leases                                    ss.2.4(a)
         Medicare Assignment Agreement                      ss.1.6.15
         MOBs                                               Recitals
         Multi-Facility Contracts                           ss.1.9(f)
         Notice Period                                      ss.10.4(a)
         Offering Circular                                  ss.5.6
         Original Closing Date                              ss.1.14(a)
         Other Businesses                                   Recitals
         Other Excluded Contracts                           ss.1.9(f)
         Owned Real Property                                ss.1.9(a)
         Owners' Title Policy                               ss.4.8
         Permitted Exceptions                               ss.7.7
         Person                                             ss.4.6(b)


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

         Personal Property                                  ss.1.9(c)
         Post-Closing Adjustment Date                       ss.1.3
         Power of Attorney                                  ss.1.6.12
         Prepaids                                           ss.1.9(g)
         Prime Rate                                         ss.1.3
         Purchase Price                                     ss.1.2
         Purchaser                                          Preamble
         Purchaser Confidential Information                 ss.4.17
         Purchaser Parties                                  ss.10.2.1
         Purchaser's Information                            ss.4.17
         Real Estate Assignments                            ss.1.6.2
         Real Property                                      ss.1.9(b)
         Receivable Records                                 ss.1.10(l)
         Records                                            ss.1.9(i)
         Relevant Claim                                     ss.10.2.2(a)(viii)
         Retained Management Employees                      ss.5.3(a)
         SEIU                                               ss.4.3
         Seller                                             Preamble
         Seller Business Service Area                       ss.4.13
         Seller Cost Reports                                ss.11.2(a)
         Seller Payment Due Date                            ss.9.1
         Seller Plans                                       ss.2.12(a)
         Seller Tax Claims                                  ss.10.2.1(e)
         Settlement Due Date                                ss.11.2(a)
         Sick Pay Amount                                    ss.1.2.1
         Submittal Date                                     ss.1.14(d)
         Superseded Agreements                              ss.12.14
         Surveys                                            ss.4.8
         Tangible Personal Property                         ss.1.9
         Tax                                                ss.2.16
         Taxes                                              ss.2.16
         Tax Return                                         ss.2.16
         Tenet Affiliate Contracts                          ss.1.9(f)
         Termination Date                                   ss.8.1(g)
         THC                                                ss.1.6.14
         Third Party Claim                                  ss.10.4(a)
         Title Commitment                                   ss.4.8
         Title Company                                      ss.1.4(a)
         Title Instruments                                  ss.4.8
         Title Policy                                       ss.4.8
         Transferred Information                            ss.4.17
         Transferred Transition Patients                    ss.11.3(c)
         Transition Patients                                ss.11.3
         Transition Services                                ss.11.3
         Transitional Services Agreements                   ss.1.6.9
         UNAC                                               ss.5.3(g)


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

         UWMC                                               Preamble
         WARN                                               ss.1.12(e)

      1.2 Purchase Price. Subject to the terms and conditions of this Agreement, the aggregate purchase price to be paid by Purchaser to Seller for the purchase of all of the Assets shall be (a) Seventy Million Dollars ($70,000,000) (the "Purchase Price"), minus (b) the amount of Seller's capital lease obligations with respect to the Hospitals on the Closing Date, if any, that are assumed by Purchaser pursuant to Section 1.11 of this Agreement, minus (c) the net present value on the Closing Date of the Employee Loan Liabilities, minus (d) Seven Hundred Fifty Thousand ($750,000), reflecting the credit made available to Purchaser hereunder for assuming the Sick Pay Amount at Closing; minus (e) the Accrued Paid Time Off Amount on the Closing Date (the sum of (a), (b), (c), (d) and (e) being referred to for purposes of this Agreement as the "Cash Purchase Price"). The payment of the Cash Purchase Price at Closing shall be governed by
Section 1.7.

            1.2.1 Definitions. For purposes of this Agreement, the following terms shall have the meaning set forth below:

                  (i) "Accounts Receivable" shall be defined as all accounts, notes, interest and other receivables of Seller, including accounts, notes or other amounts receivable from physicians, and all claims, rights, interests and proceeds related thereto, including all accounts and other receivables, disproportionate share payments and cost report settlements related thereto, arising from the rendering of services to inpatients and outpatients at any Hospital, billed and unbilled, recorded and unrecorded, for services provided by Seller while owner of the Assets whether payable by private pay patients, private insurance, third party payors, Medicare, Medi-Cal, TRICARE, Blue Cross, or by any other source.

                  (ii) "Accrued Paid Time Off Amount" shall mean the accrued paid time off and management time off (excluding the Sick Pay Amount), including CashPlus, liabilities of Seller and Seller's affiliates, as of the Closing Date, with respect to the Hospital Employees subject to the Employee Lease Agreement on the day immediately following the Closing Date.

                  (iii) "Employee Loan Liabilities" shall be defined as the aggregate of all liabilities and obligations of Seller to certain Hired Employees under Seller's Employee Student Loan Repayment Program for the period commencing as of the Effective Time and continuing until such liabilities and obligations are fully satisfied.

                  (iv) "Sick Pay Amount" shall be defined as the amount of the extended sick pay (Reserve Sick) obligations of Seller and/or its affiliates to the Hired Employees.

            1.2.2 Interim Balance Sheet. At least three (3) calendar days, but no more than ten (10) calendar days, prior to the Closing Date, Seller shall prepare and deliver to Purchaser the latest available unaudited balance sheet of Seller with respect to the operation of the Hospitals (the "Interim Balance Sheet"). The Interim Balance Sheet shall include a calculation (including supporting documentation which details the applicable general ledger items used in the calculation) of the amount of Seller's capital lease obligations with respect to the Hospitals on the Closing Date, if any, that are assumed by Purchaser pursuant to Section 1.11 of this Agreement, the Sick Pay Amount, the Accrued Paid Time Off Amount and the Employee Loan Liabilities on the Closing Date (as well as the net present value of the Employee Loan Liabilities on the Closing Date), all of which amounts shall, unless otherwise mutually agreed by the parties, be used to determine the Cash Purchase Price under Section 1.2. The final, pre-closing Interim Balance Sheet shall be attached hereto as Schedule 1.2-b The amounts set forth in the final pre-closing Interim Balance Sheet shall be subject to adjustment as provided below.

      1.3 Post-Closing Adjustment of Certain Items. Within one hundred twenty
(120) calendar days after the Closing Date, the final unaudited balance sheet of the Hospitals as of the Closing Date (the "Final Balance Sheet"), which shall include a calculation (including supporting documentation which details the applicable general ledger items used in the calculation) of the amount of Seller's capital lease obligations with respect to the Hospitals on the Closing Date, if any, that are assumed by Purchaser pursuant to Section 1.11 of this Agreement, the Sick Pay Amount, the Accrued Paid Time Off Amount and the Employee Loan Liabilities on the Closing Date (as well as the net present value of the Employee Loan Liabilities on the Closing Date), shall be prepared by Seller and delivered to Purchaser. The Interim Balance Sheet and the Final Balance Sheet shall be prepared in a manner consistent with the terms of Section
2.10. If Purchaser disputes any entry on the Final Balance Sheet that affects the calculation of capital lease obligations assumed by Purchaser, the Sick Pay Amount, the Accrued Paid Time Off Amount or the net present value of the Employee Loan Liabilities, Purchaser shall notify Seller in writing (which writing shall contain Purchaser's determination of the amount of the disputed entry, unless Purchaser reasonably requires additional information from Seller for such calculation) within twenty (20) business days after Purchaser's receipt of the Final Balance Sheet from Seller. In the event of such dispute, Seller shall provide Purchaser with such additional information and documents, if any, as Purchaser may reasonably request in order to review the accuracy and fairness of the amounts presented in the Interim Balance Sheet. After Purchaser's review of all such materials, if the difference between Seller's and Purchaser's respective aggregate calculations of capital lease obligations assumed by Purchaser, the Sick Pay Amount, the Accrued Paid Time Off Amount and the net present value of the Employee Loan Liabilities is equal to or less than five percent (5%) of the respective amount of Seller's aggregate calculation, Seller's aggregate calculation shall be conclusive and binding as between Purchaser and Seller. If the difference between Seller's and Purchaser's respective aggregate calculations is greater than five percent (5%) of Seller's aggregate calculation, and Purchaser and Seller cannot resolve such dispute within thirty (30) business days after Purchaser notifies Seller in writing of such dispute, then Ernst & Young independent certified public accountants (the "Independent Auditor"), shall review the matter in dispute and, solely as to disputes relating to accounting issues and acting as an expert and not as an arbitrator, shall promptly decide the proper amounts of such disputed entries (which decision shall also include a final recalculation of the Cash Purchase Price). In the event that all or a portion of the dispute at issue involves a legal issue or an interpretation of this Agreement, such legal or interpretative dispute shall first be subject to adjudication by a court or similar tribunal, with any necessary review by the Independent Auditor under this Section 1.3 occurring following the resolution of such legal dispute. Such decision of the Independent Auditor shall be conclusive and binding as between Purchaser and Seller, and the costs of such review shall be borne by each of Seller and Purchaser in the ratio equal to (i) the dollar amount that such party's determination varies from the determination of the Independent Auditor, divided by (ii) the sum of the variances of each party's determination from the determination of the Independent Auditor.

         Within twenty-five (25) business days after Purchaser's receipt of the Final Balance Sheet from Seller or, if disputed by Purchaser, within five (5) business days after the earlier of (a) the date Purchaser and Seller finally resolve such dispute and recalculate the Cash Purchase Price accordingly, or (b) the date of receipt of a decision from the Independent Auditor (the "Post-Closing Adjustment Date"), either (i) Seller shall pay Purchaser in cash or in other immediately available funds the amount of any decrease in the Cash Purchase Price, or (ii) Purchaser shall pay Seller in cash or in other immediately available funds the amount of any increase in the Cash Purchase Price, as the case may be. If Purchaser or Seller, as the case may be, shall fail to make such payment to the other within ten (10) days after the Post-Closing Adjustment Date, then the party failing to receive such amount due to it shall be entitled to receive interest on such unpaid amount at a per annum rate equal to the prime rate reported by the Wall Street Journal under "Money Rates" (the "Prime Rate") on the Post-Closing Adjustment Date plus two percent (2%) (or the maximum rate allowed by law, whichever is less) from such defaulting party, such interest accruing on each calendar day after the Post-Closing Adjustment Date until payment of such amount and all interest thereon is made.

      1.4 Good Faith Deposit/Personal Guaranty.

            (a) Good Faith Deposit. Purchaser shall deliver to Chicago Title Insurance Company (the "Title Company"), for earnest money, a good faith deposit in the amount of Ten Million Dollars ($10,000,000), payable as of the Effective Date (the "Good Faith Deposit"). The Title Company shall hold the Good Faith Deposit in an interest bearing account (which interest shall be accrued to Purchaser) pursuant to the terms of the Escrow Agreement attached as Exhibit 1.4-a which Seller, Purchaser and the Title Company shall execute concurrent with the execution of this Agreement. The Good Faith Deposit is non-refundable regardless of the termination of this Agreement pursuant to Section 8.1 below, except that Purchaser shall be entitled to the return of the Good Faith Deposit, with all interest accrued thereon, in the event that (i) Purchaser terminates this Agreement pursuant to Section 8.1(c), 8.1(d), 8.1(f), 8.1(g) or 8.1(h) (provided the failure of the applicable event or condition(s) giving rise to Purchaser's right to terminate under such subsections is not in any manner due to Purchaser's fault, as provided therein, including without limitation an inability of Purchaser to obtain financing or funding for the payment of the Cash Purchase Price) or (ii) Seller terminates this Agreement pursuant to 8.1(e) or 8.1(g) based upon the failure of a condition or a failure to close, respectively, that is not in any manner due to Purchaser's failure to perform, including without limitation an inability of Purchaser to obtain financing or funding for the payment of the Cash Purchase Price. In the event the Closing occurs, however, the Good Faith Deposit shall be applied as a credit against the Purchase Price, payable at Closing pursuant to Section 1.7.2.

            (b) Personal Guaranty. As an inducement to Seller to execute this Agreement, Kali Chaudhuri, M.D., one of Purchaser's lender, has delivered to Seller, as of the Effective Date, a personal guaranty in the form of Exhibit 1.4-b hereto pursuant to which Dr. Chaudhuri will guaranty Purchaser's indemnification obligation under Section 10.3.1(d) of this Agreement with respect to the (i) Lease between Chapman Investment Associates, as Lessor, and Chapman General Hospital, Inc., as Lessee, dated as of December 31, 1984, as amended or assigned, and (ii) Lease between Jess Watkins, as Trustee under the Cayuga Land Trust, Lawrence Johnson and James Kirby, as lessors, and Greatwest Medical Management, Inc., as lessee, dated as of December 31, 1984, as amended or assigned, both with respect to Chapman Medical Center (the "Chapman Medical Center Leases").

      1.5 Closing Date. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at 9:00 a.m. on November 30, 2004 (the "Closing Date"), at the offices of McDermott Will & Emery LLP, 2049 Century Park East, Suite 3400, Los Angeles, California 90067 or such other date, time and place as the parties shall mutually agree; provided that all conditions precedent and other matters required to be completed as of the Closing Date have been or will be completed on such date, and if they are not, such Closing Date shall automatically be changed to December 31, 2004. The Closing with respect to each Hospital shall be deemed to have occurred and to be effective as between the parties as of 12:01 a.m. Pacific time on the next day after the Closing Date (the "Effective Time").

      1.6 Items to be Delivered by Seller at Closing. At or before the Closing, Seller shall deliver to Purchaser, the following, duly executed by Seller where appropriate:

            1.6.1 General Assignment, Bill of Sale and Assumption of Liabilities in the form of Exhibit 1.6.1 attached hereto (the "Bills of Sale");

            1.6.2 Assignment and Assumption of Real Estate Leases in the form of
Exhibit 1.6.2 attached hereto with respect to each Leased Real Property (the "Real Estate Assignments");

            1.6.3 Grant Deed(s) (or such other deed comparable to grant deed(s) as is applicable to the jurisdiction at issue) in the form of Exhibit 1.6.3 attached hereto;

            1.6.4 favorable original certificates of good standing, or comparable status, of Seller, issued by the respective states of incorporation of each Seller, dated no earlier than a date which is seven (7) calendar days prior to the Closing Date;

            1.6.5 an opinion of Seller's or Seller's affiliates' in-house counsel in substantially the form attached hereto as Exhibit 7.6;

            1.6.6 a certificate of the President or any Vice President of each Seller certifying to Purchaser (a) compliance with Seller's covenants set forth in this Agreement and (b) that all of the conditions contained in Article VI have been satisfied except those, if any, waived in writing by Seller;

            1.6.7 a certificate of the corporate Secretary of each Seller certifying to Purchaser (a) the incumbency of the officers of Seller on the Effective Date and on the Closing Date and bearing the authentic signatures of all such officers who shall execute this Agreement and any additional documents contemplated by this Agreement and (b) the due adoption and text of the resolutions of the sole director of each Seller authorizing (i) the transfer of the Assets and Assumed Obligations by each Seller to Purchaser and (ii) the execution, delivery and performance of this Agreement and all ancillary documents and instruments by each Seller, and that such resolutions have not been amended or rescinded and remain in full force and effect on the Closing Date;

            1.6.8 the Group Purchasing Contract in the form of Exhibit 5.15 attached hereto (the "Group Purchasing Contract"), which Group Purchasing Contract shall include, without limitation, making available to Purchaser Seller's current and future Broadlane GPO pricing for capital equipment, medical/surgical supplies and overall purchasing power for a period of not less than five (5) years following the Closing Date;

            1.6.9 the Transitional Services Agreements, which shall be substantially in the form of Exhibit 1.6.9 attached hereto (the "Transitional Services Agreements"), which Transitional Services Agreements shall include, without limitation, (a) leaving in place and making available to Purchaser Seller's information technology systems with respect to the operation of the Hospitals, including, but not limited to, Seller's existing Perot Systems information technology infrastructure with respect to the operation of the Hospitals and pricing to the Hospitals for the period of not less than three (3) years following the Closing Date to the extent Seller has the authority to do so pursuant to its agreements with third parties in effect as of the Effective Date, (b) a license of Seller's clinical policy and procedure manuals with respect to the operation of the Hospitals for no longer than six (6) months following the Closing Date, and (c) a license of Seller's proprietary employee and operating manuals (other than clinical policies and clinical manuals) for six (6) months following the Closing Date;

            1.6.10 the Business Services Agreement, which shall be in the form of Exhibit 1.6.10 attached hereto (the "Business Services Agreement"), pursuant to which Purchaser will bill Seller's accounts receivable for sixty (60) days following the Closing Date;

            1.6.11 UCC termination statements for any and all financing statements (which do not correspond to an Assumed Obligation) filed with respect to the Assets;

            1.6.12 Limited Power of Attorney for use of Pharmacy License, DEA and Other Registration Numbers, and DEA Order Forms, in the form of Exhibit
1.6.12 attached hereto (the "Power of Attorney");

            1.6.13 copies of the third party consents obtained by Seller in connection with the assignment of the Material Contracts and Material Leases;

            1.6.14 Guaranty Agreement of Tenet Healthcare Corporation, a Nevada corporation ("THC"), in the form of Exhibit 1.6.14 attached hereto, pursuant to which THC will agree to guaranty all of the obligations of Seller under this Agreement, including without limitation, Seller's obligations under Section 10.2 (indemnification) hereof;

            1.6.15 an assignment and assumption agreement in the form of Exhibit
1.6.15 for the assignment of those certain Medicare provider numbers and Medicare provider agreements set forth on Schedule 1.6.15 (the "Medicare Assignment Agreement");

            1.6.16 the Employee Leasing Agreement, which shall be in the form of
Exhibit 1.6.16 attached hereto (the "Employee Leasing Agreement"), which shall bear a term expiring, with respect to each Hospital, as of the end of the pay period with respect to such Hospital ending immediately prior to June 30, 2005; and

            1.6.17 such other customary instruments, certificates, consents or other documents which are reasonably necessary to carry out the transactions contemplated by this Agreement and to comply with the terms hereof, in all cases consistent with the terms of this Agreement.

      1.7 Items to be Delivered by Purchaser at Closing. At or before the Closing, Purchaser shall execute and deliver or cause to be delivered to Seller the following, duly executed by Purchaser where appropriate:

            1.7.1 payment of the Cash Purchase Price based upon the Interim Balance Sheet (subject to adjustment as described in Section 1.3), plus any amount which Purchaser is required to reimburse Seller pursuant to Section 1.11(d), less the Good Faith Deposit (including any and all interest accrued thereon), as adjusted to reflect the prorations provided in Section 1.8 and any adjustments to the Cash Purchase Price pursuant to Section 1.14. Such amounts shall be payable by wire transfer of immediately available funds to Seller to the account(s) specified by Seller to Purchaser in writing;

            1.7.2 instructions to the Title Company to distribute the Good Faith Deposit to Seller on the Closing Date;

            1.7.3 a certificate of the President or any Vice President of Purchaser certifying to Seller (a) compliance with Purchaser's covenants set forth in this Agreement, (b) that Purchaser has obtained all material licenses, permits, certificates of need and authorizations from governmental agencies or governmental bodies that are necessary or required for completion of the transactions contemplated by this Agreement (except for the hospital or other licenses, Medicare and Medi-Cal provider numbers and agreements, and the approvals that generally are not issued until after the change of ownership is complete) and (c) that all of the conditions contained in Article VII have been satisfied except those, if any, waived in writing by Purchaser

            1.7.4 a certificate of the corporate Secretary of Purchaser certifying to Seller (a) the incumbency of the officers of Purchaser on the Effective Date and on the Closing Date and bearing the authentic signatures of all such officers who shall execute this Agreement and any additional documents contemplated by this Agreement and (b) the due adoption and text of the resolutions of the Board of Directors of Purchaser authorizing the execution, delivery and performance of this Agreement and all ancillary documents and instruments by Purchaser, and that such resolutions have not been amended or rescinded and remain in full force and effect on the Closing Date;

            1.7.5 an opinion of Purchaser's counsel in substantially the form attached hereto as Exhibit 6.4;

            1.7.6 favorable original certificate of good standing, or comparable status, of Purchaser, issued by the Nevada Secretary of State dated no earlier than a date which is seven (7) calendar days prior to the Closing Date;

            1.7.7 the Bills of Sale;

            1.7.8 the Real Estate Assignments;

            1.7.9 the Group Purchasing Contract;

            1.7.10 if requested by Purchaser, the Transitional Services Agreements (along with the payment to Seller by wire transfer of immediately available funds of any amounts which must be made by Purchaser to Seller or any affiliate of Seller concurrent with the execution thereof);

            1.7.11 the Business Services Agreement;

            1.7.12 the Power of Attorney;

            1.7.13 copies of all third party consents obtained by Purchaser in connection with the assignment of the Contracts and Leases to Purchaser;

            1.7.14 the Medicare Assignment Agreement;

            1.7.15 intentionally omitted;

            1.7.16 the Employee Leasing Agreement; and

            1.7.17 such other customary instruments, certificates, consents or other documents which are reasonably necessary to carry out the transactions contemplated by this Agreement and to comply with the terms hereof, in all cases consistent with the terms of this Agreement.

      1.8 Prorations and Utilities. To the extent not otherwise prorated pursuant to this Agreement, or as reflected in the Interim Balance Sheet or the Final Balance Sheet, Purchaser and Seller shall prorate (as of the Effective
Time), if applicable, the following as they relate to the Assets: real estate and personal property lease payments, real estate and personal property taxes, assessments and other similar charges against real estate, plus all other income and expenses which are normally prorated upon the sale of assets of a going concern (a "Prorated Item"). As to power and utility charges, "final readings" as of the Closing Date shall be ordered from the utilities; the cost of obtaining such "final readings," if any, to be paid for by Purchaser. If any party delivers to the other party any amount required by this Section 1.8 in respect of any Prorated Item, the receiving party shall use such amount to pay such Prorated Item and the delivering party shall no longer have any liability in respect of such Prorated Item.

      1.9 Transfer of Seller Assets. On the Closing Date, Seller shall assign, transfer, convey and deliver to Purchaser, free and clear of any Encumbrances except for the Permitted Exceptions, and Purchaser shall acquire, all of each Seller's right, title and interest in and to only the following assets and properties, as such assets shall exist on the Closing Date with respect to the operation of any Hospital, such transfer being deemed to be effective at the Effective Time (collectively, the "Assets"):

            (a) all of the real property that is owned by such Seller or its affiliates and used with respect to the operation of any Hospital, including, without limitation, the real property that is described in Schedule 1.9(a) (such description to include a legal description and address), together with all buildings, improvements and, structures, residences, fixtures located thereupon, and all landscaping, utility lines, roads, driveways, fences, parking areas, contiguous and adjacent entry rights, construction in progress, and all other improvements located thereon and all rights, privileges and easements appurtenant to the foregoing (collectively, the "Owned Real Property");

            (b) all of the real property that is leased by such Seller or its affiliates and used with respect to the operation of any Hospital including, without limitation, the leased real property described in Schedule 1.9(b) (the "Leased Real Property") (the Owned Real Property and the Leased Real Property are collectively referred to in this Agreement as the "Real Property");

            (c) all of the Tangible Personal Property owned by such Seller with respect to the operation of any Hospital (the "Personal Property"), including, without limitation, the Personal Property described in Schedule 1.9(c);

            (d) all of such Seller's rights, to the extent assignable or transferable, to all licenses, permits, approvals, certificates of need, authorizations, provider agreements (other than Medicare provider agreements), provider numbers (other than Medicare provider numbers), Medicare provider agreements and Medicare provider numbers set forth on Schedule 1.6.15, applications, certificates of exemption, franchises, accreditations and registrations and other governmental licenses, permits or approvals issued to such Seller with respect to the operation, development or expansion of any Hospital (the "Licenses"), including, without limitation, the Licenses described in Schedule 1.9(d) except to the extent Purchaser elects, in its discretion, not to take assignment of any such Licenses;

            (e) all of such Seller's interest, to the extent assignable or transferable, in and to all real property and personal property leases with respect to the operation of any Hospital (the "Leases"), including, without limitation, those leases described in Schedule 1.9(e);

            (f) all of such Seller's interest, to the extent assignable or transferable, in and to all contracts and agreements (including, but not limited to, purchase orders) with respect to the operation of any Hospital (the "Contracts"), including, without limitation, those Contracts described in
Schedule 1.9(f); provided, however, the term Contracts as used in this Agreement shall exclude, subject to Section 9.3, (i) multi-hospital contracts as to which one of the Hospitals and one or more of Seller's or Seller's affiliates' other acute care hospitals (which are not among the Hospitals) participate (the "Multi-Facility Contracts"), (ii) all national or regional contracts of Seller or any affiliate thereof which are made available to any of the Hospitals by virtue of such Hospital being an affiliate of Tenet Healthcare Corporation ("THC") or its affiliates (the "Tenet Affiliate Contracts") (the Multi-Facility Contracts and the Tenet Affiliate Contracts collectively are referred to as the "Excluded Multi-Facility Contracts") and (iii) any contracts specifically identified on Schedule 1.9(f) as being excluded (the "Other Excluded Contracts");

            (g) all of those advance payments, prepayments, prepaid expenses, deposits and the like which exist as of the Closing Date, subject to the prorations provided in Section 1.8 of this Agreement, which were made with respect to the operation of any Hospital or Asset (the "Prepaids"), the current categories and amounts of which are set forth on Schedule 1.9(g);

            (h) except as excluded by Sections 1.10(d) and 1.10(i), all inventories of supplies, drugs, food, janitorial and office supplies and other disposables and consumables located at any of the Hospitals, or used with respect to the operation of any of the Hospitals (the "Inventory");

            (i) all data, documents, records, operating manuals, files and computer software with respect to the operation of any of the Hospitals, including, without limitation, all patient records, medical records, employee records, financial and accounting records with respect to the operation of any of the Hospitals, equipment records, maintenance records, construction plans and specifications, warranty records, advertising and promotional materials, studies, reports and medical and administrative libraries (collectively, the "Records");

            (j) to the extent assignable, all rights in all warranties of any manufacturer or vendor in connection with the Personal Property or Real Property;

            (k) all goodwill of the businesses evidenced by the Assets and associated with the businesses of the Hospitals;

            (l) all insurance proceeds arising in connection with property damage to the Assets occurring after the Effective Date and prior to the Effective Time, to the extent not expended on the repair or restoration of the Assets;

            (m) the names, symbols, telephone numbers and telephone directory listings used with respect to the operation of the Hospitals, including, without limitation, the names of the Hospitals set forth on Schedule 1.9(m) and all variants thereof;

            (n) the domain names, "www.chapmanmedicalcenter.com",
"www.coastalcommhospital.com", "www.westernmedicalcenter.com", and
"www.westernmedanaheim.com";

            (o) any of such Assets as are owned by any affiliate of Seller; and

            (p) those (and only those) marketing materials and marketing brochures specifically described in Schedule 1.9(p); it being understood that Purchaser's use of such materials shall be subject to Section 5.4 (that is, any of Seller's affiliates' business names, such as, without limitation, Tenet Healthcare Corporation, shall be removed from such marketing materials and brochures prior to the use thereof by Purchaser);

provided, however, that the Assets shall not include the Excluded Assets as defined in Section 1.10 below.

      For purposes of this Agreement, "Tangible Personal Property" shall be defined as all machinery, equipment, tools, furniture, office equipment, medical equipment, computer hardware and software, supplies, materials, vehicles, leasehold improvements and other items of tangible personal property (other than Inventory) of every kind owned or leased by Seller (wherever located and whether or not carried on Seller's books), together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.

      In support of Section 1.9(o) above, Seller agrees that to the extent any affiliates of Seller own any interest in any property that, if owned by Seller, would constitute an Asset being transferred hereunder, Seller shall cause such affiliates to transfer, without further charge to Purchaser, all such interests in such property to Purchaser at Closing.

      1.10 Excluded Assets. Notwithstanding anything to the contrary in Section 1.9, Seller shall retain all assets owned directly or indirectly by it (or any of Seller's affiliates) which are not among the Assets, including, without limitation, the following assets of Seller (collectively, the "Excluded Assets"):

            (a) cash, cash equivalents and short-term investments;

            (b) those categories of current assets of Seller with respect to the operation of any of the Hospitals which are set forth on Schedule 1.10(b);

            (c) such computer software, programs and hardware or data processing equipment which is (i) proprietary to Seller and/or Seller's affiliates, data processing system manuals and licensed software materials or (ii) used in connection with the operation of one or more of Seller's or Seller's affiliates' acute care hospitals other than any of the Hospitals (and not located at any of the Hospitals), as more particularly described in Schedule 1.10(c);

            (d) except as expressly set forth in Section 1.9(p), all of Seller's or any affiliate of Seller's proprietary manuals, marketing materials, policy and procedure manuals, standard operating procedures and marketing brochures, data and studies or analyses not developed or used exclusively for one or more of the Hospitals;

            (e) any asset which would revert to the employer upon the termination of any Seller Plan, including assets representing a surplus or overfunding of any Seller Plan;

            (f) the Excluded Multi-Facility Contracts and Other Excluded Contracts;

            (g) the names "Tenet Healthcare Corporation", "Tenet", "Tenet HealthSystem", "OrNda HealthCorp", and any other names, symbols or world-wide web addresses (including, without limitation, any world-wide web address containing "tenethealth.com") not used exclusively at any of the Hospitals, all abbreviations and variations thereof, and trademarks, trade names, service marks, copyrights and any applications therefor, symbols and logos related thereto, together with any promotional material, stationery, supplies or other items of inventory bearing such names or symbols or abbreviations or variations thereof;

            (h) all current contracts between Seller and any affiliate of Seller with respect to the operation of any Hospital, except those approved in writing by Seller and Purchaser to be assigned to Purchaser on or after the Effective Time;

            (i) the portions of Inventory, Prepaids and other Assets disposed of, expended or canceled, as the case may be, by any Seller after the Effective Date and prior to the Effective Time in the ordinary course of business;

            (j) assets owned and provided by vendors of services or goods to any of the Hospitals;

            (k) the Accounts Receivable;

            (l) all documents, records, correspondence, work papers and other documents relating to the Accounts Receivable, the Seller Cost Reports or the Agency Settlements (the "Receivable Records");

            (m) all claims, rights, interests and proceeds with respect to state or local tax refunds (including but not limited to property tax) resulting from periods prior to the Effective Time, and the right to pursue appeals of same;

            (n) all of Seller's corporate record books and minute books;

            (o) any Owned Real Property not purchased by, or any Leased Real Property not assigned to, Purchaser pursuant to Sections 1.14(a)(ii) or 1.14(c)(ii), as set forth in Schedule 2.7(e);

            (p) all insurance proceeds arising in connection with property damage to any Owned Real Property not purchased by, or any Leased Real Property not assigned to, Purchaser pursuant to Sections 1.14(a)(ii) or 1.14(c)(ii), as set forth in Schedule 2.7(e);

            (q) all unclaimed property of any third party, including, without limitation, property which is subject to applicable escheat laws;

            (r) all claims, rights, interests and proceeds (whether received in cash or by credit to amounts otherwise due to a third party) with respect to amounts overpaid by Seller to any third party with respect to periods prior to the Effective Time (e.g. such overpaid amounts may be determined by billing audits undertaken by Seller or Seller's consultants);

            (s) all bank accounts of Seller;

            (t) all rights, claims and choses in action of Seller and its affiliates with respect to periods prior to the Effective Time, and any payments, awards or other proceeds resulting therefrom;

            (u) all writings and other items that are protected from discovery by the attorney-client privilege, the attorney work product doctrine or any other cognizable privilege or protection, which are further described by way of example, rather than limitation, on Schedule 1.10(u);

            (v) Seller's current Medicare and Medi-Cal provider agreements and provider numbers, but excluding those Medicare provider agreements and Medicare provider numbers set forth on Schedule 1.6.15, unless Purchaser affirmatively elects to revise Schedule 1.6.15 on or before October 14, 2004;

            (w) certain content of each Hospital's website, as more particularly described on Schedule 1.10(w);

            (x) all intercompany receivables of Seller with any of Seller's affiliates; and

            (y) any assets identified in Schedule 1.10(y).

      1.11 Assumed Obligations. On the Closing Date, Seller shall assign, and Purchaser shall assume and agree to discharge on and after the Effective Time, the following liabilities and obligations of Seller and only the following liabilities and obligations (collectively, the "Assumed Obligations"):

            (a) the Contracts, but only to the extent of the obligations arising thereunder with respect to events or periods on and after the Effective Time;

            (b) the Leases, including the capital lease obligations of Seller listed on Schedule 1.11(b) with respect to the Hospitals, but only to the extent of the obligations arising thereunder with respect to events or periods on and after the Effective Time;

            (c) Intentionally omitted;

            (d) the Accrued Paid Time Off with respect to the Hired Employees (but only to the extent Purchaser receives a credit towards the Purchase Price as described in Section 1.2(e), as such credit is initially determined pursuant to Section 1.2.2 and such credit is finally determined pursuant to Section 1.3); provided, however, if Seller or any affiliate of Seller satisfies any portion of such obligations and liabilities existing as of the Closing Date by payment to a Hired Employee (which satisfaction of such obligations and liabilities may only occur if Seller has obtained Purchaser's express consent, unless otherwise required by law, contract or the terms of the Seller Plans), then Purchaser shall reimburse Seller the amount of such payment at Closing;

            (e) the Sick Pay Amount as of the Closing Date;

            (f) all unpaid real and personal property taxes for the current property tax year, if any, that are attributable to the Assets prior to the Effective Time, subject to the prorations provided in Section 1.8;

            (g) all utilities being furnished to the Assets on and after the Effective Time, subject to the prorations provided in Section 1.8; and

            (h) any other obligations and liabilities identified in Schedule 1.11(h).

It is expressly understood and agreed that Purchaser shall not assume nor shall Purchaser be liable for any liability, obligation, governmental overpayment, claim against or contract of any Seller, any affiliate of any Seller or any Hospital of any kind or nature, whether or not accrued, whether fixed, contingent or otherwise, whether known or unknown, and whether or not recorded on the books and records of any Seller or any affiliate of any Seller, arising out of any event occurring prior to the Effective Time, unless such liability, obligation, claim or contract is expressly assumed by Purchaser pursuant to the terms of this Agreement.

      1.12 Excluded Liabilities. Notwithstanding anything to the contrary in
Section 1.11, Purchaser shall not assume or become responsible for any of Seller's duties, obligations or liabilities, whether known or unknown, direct or indirect, foreseen or unforeseen, that are not expressly assumed by Purchaser pursuant to the terms of this Agreement, the Bills of Sale or the Real Estate Assignments (the "Excluded Liabilities"), and Seller shall remain fully and solely responsible for all of Seller's debts, liabilities, contract obligations, expenses, obligations and claims of any nature whatsoever related to Seller, the Assets or the Hospitals unless expressly assumed by Purchaser under this Agreement, in the Bills of Sale or in the Real Estate Assignments. The Excluded Liabilities shall include, without limitation:

            (a) any current liabilities of Seller with respect to the operation of any of the Hospitals prior to the Effective Time which are not specifically included in the Assumed Obligations;

            (b) all liabilities of Seller arising out of or relating to any act, omission, event or occurrence connected with the Seller, the Assets or Seller's operations, including without limitation Seller's use, ownership or operation of any of the Hospitals or any of the Assets, prior to the Effective Time, other than as specifically included in the Assumed Obligations;

            (c) all liabilities in connection with claims of professional malpractice or other tortious conduct to the extent arising out of or relating to acts, omissions, events or occurrences prior to the Effective Time;

            (d) except as otherwise subject to reimbursement pursuant to the Employee Leasing Agreement, all liabilities of each Seller for its respective shares of matching contributions for eligible beneficiaries' 401(k) plans,
Section 125 plans and other Seller Plans, all liabilities and responsibilities under all defined benefit pension plans sponsored by any Seller, and all administrative costs associated with such welfare benefit plans or defined benefit pension plans;

            (e) any and all obligations of Seller under the Worker Adjustment and Retraining Notification Act (and California Assembly Bill AB 2957, as codified at California Labor Code Sections 1400 through 1408) (collectively, "WARN") with respect to the operation of the Hospitals as a result of the consummation of the transactions contemplated by this Agreement;

            (f) all liabilities of Seller relating to cost reports (and all claims with respect thereto) relating to each Seller (including home office cost reports) with respect to Medicare, Medi-Cal, TRICARE or Blue Cross programs or any other third-party payor for all periods prior to the Effective Time;

            (g) all liabilities of Seller relating to the Seller Cost Reports with respect to periods ending prior to the Effective Time;

            (h) all liabilities of Seller for violations of any law, regulation or rule to the extent arising from acts, omissions, events or occurrences prior to the Effective Time, including, without limitation, those federal and state laws pertaining to Medicare, Medi-Cal and other fraud and abuse laws;

            (i) all liabilities of Seller under the Excluded Multi-Facility Contracts and Other Excluded Contracts; and

            (j) any tax liability of Seller (including income taxes) incurred as a result of the consummation of the transaction contemplated by this Agreement;

            (k) all liabilities and obligations of Seller with respect to any and all agreements, leases and other contracts not assigned to Purchaser hereunder, whether arising before or after the Effective Time;

            (l) to the extent accrued prior to Closing, all liabilities and obligations arising out of any breach by Seller prior to Closing of any Lease or Contract;

            (m) all liabilities of Seller and its affiliates arising under or relating in any way to the requirements of federal or state securities laws and related disclosure requirements; provided, however, this Section 1.12(m) shall not apply to any Offering Circular and the terms of this Section 1.12(m) shall be subject to Purchaser's obligations under Section 10.3.1(j);

            (n) all liabilities of Seller for commissions or fees owed to any finder or broker in connection with the transactions contemplated hereunder, including without limitation any fees owing to Citigroup or Bank of America or any of their respective affiliated companies; and

            (o) all liabilities of Seller and/or Seller's affiliates for employee bonus programs at the Hospitals (including sign-on bonus and referral bonus programs), tuition reimbursement programs, and career advancement programs, and any other similar employee benefit program as to which, as of the Closing Date, there are determinable amounts to be paid after the Closing Date have arisen based on events on or prior to the Closing Date and which amounts have not been accrued for financial reporting purposes by the Hospitals based on, among other factors, the fact that such amounts to be paid in the future are contingent on one or more future events (including without limitation the continued employment of the employee entitled to such payment on the date of payment); and

            (p) all liabilities of Seller and/or Seller's affiliates for any Accrued Paid Time Off in excess of the amount treated as an Assumed Obligation under Section 1.11(d).

      1.13 Disclaimer of Warranties. Except as expressly set forth in Article II hereof, the Assets transferred to Purchaser will be sold by Seller and purchased by Purchaser in their physical condition at the Effective Time, "AS IS, WHERE IS AND WITH ALL FAULTS AND NONCOMPLIANCE WITH LAWS" WITH NO WARRANTY OF HABITABILITY OR FITNESS FOR HABITATION, with respect to the Real Property, land, buildings and improvements, and WITH NO WARRANTIES, INCLUDING, WITHOUT LIMITATION, THE WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, with respect to the physical condition of the Personal Property and Inventory, any and all of which warranties (both express and implied) Seller hereby disclaims. All of the foregoing real and personal property shall be further subject to normal wear and tear on the land, buildings, improvements and equipment and normal and customary use of the inventory and supplies in the ordinary course of business up to the Effective Time.

      1.14 Risk of Loss. The risk of loss or damage to any of the Assets, Personal Property, Real Property, the Hospitals and all other property, transfer of which is contemplated by this Agreement, shall remain with Seller until the Effective Time and Seller shall maintain its insurance policies covering the Assets, Personal Property, Real Property, the Hospitals and all other property through the Effective Time.

            (a) With respect to the Real Property, if prior to the Closing, all or any part of the Real Property is destroyed or damaged by fire or the elements or by any other cause where such damage or destruction is in the aggregate (the "Aggregate Damage") less than twenty percent (20%) of the Purchase Price, the parties' duties and obligations under this Agreement shall not be affected and the Closing shall proceed as scheduled; provided, however, Seller shall assign, transfer and set over to Purchaser all of Seller's right, title and interest in and to any insurance proceeds on account of such damage or destruction and, if such insurance policy proceeds are insufficient to repair, restore and/or replace the Real Property, the difference between the cost to repair, restore and/or replace and the amount of such proceeds shall be deducted from the Cash Purchase Price. If prior to the Closing, all or any part of the Real Property is destroyed or damaged by fire or the elements or by any other cause where the Aggregate Damage exceeds twenty percent (20%) of the Purchase Price, Purchaser may elect to (i) purchase such Owned Real Property, or take assignment of such Leased Real Property, and the Closing shall proceed as scheduled (provided, however, at the Closing Seller shall assign, transfer and set over to Purchaser all of Seller's right, title and interest in and to any insurance proceeds on account of such damage or destruction loss plus the amount of any deductibles under such insurance policies) or (ii) not purchase such Owned Real Property, or not take assignment of such Leased Real Property, and, in such event, an appropriate adjustment to the Cash Purchase Price shall be made by Purchaser and Seller. If prior to the Closing, all or any part of the Real Property is destroyed or damaged by fire or the elements or by other cause where the Aggregate Damage exceeds twenty percent (20%) of the Purchase Price, Purchaser may elect to terminate this Agreement by written notice to Seller (the "Casualty Termination Notice") after the date which is fifteen (15) days after the occurrence of such damage or destruction but no later than the date which is thirty (30) days after the occurrence of such damage or destruction (the "Casualty Termination Notice Period"); provided, however, that in no event shall the Casualty Termination Notice be provided (A) after the Closing or (B) if Seller and Purchaser are unable to agree prior to the inception of the Casualty Termination Notice Period that the amount of the Aggregate Damage exceeds twenty percent (20%) of the Purchase Price. If Purchaser and Seller are unable to agree upon the amount of the Aggregate Damage by the earlier to occur of (I) the originally scheduled Closing Date (the "Original Closing Date") or (II) the inception of the Casualty Termination Notice Period, the amount of the Aggregate Damage shall be determined by Centex Rodgers (the "Independent Consultant") pursuant to Section 1.14(d).

            (b) With respect to any Assets other than Real Property which are destroyed or damaged by fire or the elements or by any other cause prior to the Closing, Seller shall assign, transfer and set over to Purchaser all of Seller's right, title and interest to any insurance proceeds on account of such damage or destruction and shall reimburse Purchaser for any deductible Purchaser is required to pay in connection with the receipt of such insurance proceeds.

            (c) If prior to the Closing, all or any part of a parcel of the Real Property is made subject to an eminent domain proceeding which would in Purchaser's reasonable judgment materially adversely (whether individually or in the aggregate) impair access to the Real Property or be materially adverse (whether individually or in the aggregate) to the operation of the Hospitals, Purchaser may elect to (i) purchase such affected Owned Real Property, or take assignment of such Leased Real Property, and the Closing shall proceed as scheduled (provided, however, at the Closing Seller shall assign, transfer and set over to Purchaser all of Seller's right, title and interest in and to any award in such eminent domain proceeding) or (ii) not purchase the affected Owned Real Property, or not take assignment of such Leased Real Property, and, in such event, an appropriate adjustment to the Cash Purchase Price shall be made by Purchaser and Seller. If Purchaser and Seller are unable to agree upon the amount of the adjustment described in subsection (ii) of the preceding sentence by the Original Closing Date, the adjustment shall be resolved by the Independent Consultant pursuant to Section 1.14(d).

            (d) If pursuant to either Section 1.14(a) or 1.14(c), the amount of the Aggregate Damage (and any applicable Cash Purchase Price adjustment) is to be determined by the Independent Consultant, within five (5) calendar days after the earlier to occur of the Original Closing Date or the inception of the Casualty Termination Notice Period (the "Submittal Date"), each party shall submit to the other party and to the Independent Consultant its proposed Aggregate Damage (and any applicable Cash Purchase Price adjustment) as a result of the event(s) contemplated by either Section 1.14(a) or 1.14(c), along with a detailed description of the basis for such amount and any applicable adjustment. Within ten (10) calendar days after the Submittal Date (the "Decision Date"), the Independent Consultant, acting as an expert and not as an arbitrator, shall select either the Aggregate Damage (and any applicable Cash Purchase Price adjustment) proposal of Seller or the Aggregate Damage (and any applicable Cash Purchase Price adjustment) proposal of Purchaser as the definitive amount of the Aggregate Damage (and any applicable adjustment to the Cash Purchase Price) and Purchaser shall thereafter have the right to provide a Casualty Termination Notice provided that the Aggregate Damage exceeds twenty percent (20%) of the Purchase Price. If either Purchaser or Seller fails to timely provide its proposed Aggregate Damage (and any applicable Cash Purchase Price adjustment) to the Independent Consultant, the Aggregate Damage (and any applicable Cash Purchase Price adjustment) shall be the amount proposed by the submitting party and Purchaser shall thereafter have the right to provide a Casualty Termination Notice provided that the Aggregate Damage exceeds twenty percent (20%) of the Purchase Price. If neither party submits its proposed Aggregate Damage (and any applicable Cash Purchase Price adjustment) to the Independent Consultant, no adjustment to the Cash Purchase Price shall be made and Purchaser shall not have the right to provide a Casualty Termination Notice. The decision of the Independent Consultant shall be conclusive and binding as between Purchaser and Seller, and the costs of such review shall be borne by the party whose proposed Aggregate Damage (and any applicable Cash Purchase Price adjustment) is not selected by the Independent Consultant. Upon any such determination of the adjustment to the Cash Purchase Price in accordance with this Section 1.14, the parties shall, subject to the terms and conditions of this Agreement, consummate the transactions contemplated by this Agreement at a mutually agreeable time and place, in accordance with the provisions of this Agreement. If pursuant to either Section 1.14(a) or 1.14(c), the amount of the Aggregate Damage (and any applicable Cash Purchase Price adjustment) is to be determined by the Independent Consultant and either the Submittal Date or the Decision Date falls on a day which is on or after the Termination Date, then the Termination Date shall be extended to the date which is ten (10) calendar days after the Decision Date.

                                   ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF SELLER

      As an inducement to Purchaser to enter into this Agreement and to consummate the transactions contemplated by this Agreement, each Seller, jointly and severally, hereby represents, warrants and covenants to Purchaser as to the following matters, except as disclosed in the disclosure schedule as of the Effective Date, as may be amended pursuant to the terms of this Agreement (the "Disclosure Schedule") hereby delivered by Seller to Purchaser. Except as otherwise provided herein, Seller shall be deemed to remake all of the following representations, warranties and covenants as of the Closing Date:

      2.1 Authorization. Seller has full corporate power and authority to enter into this Agreement and full power and authority to carry out the transactions contemplated hereby.

      2.2 Binding Agreement. All corporate and other actions required to be taken by each Seller to authorize the execution, delivery and performance of this Agreement, all documents executed by each Seller which are necessary to give effect to this Agreement, and all transactions contemplated hereby, have been duly and properly taken or obtained by such Seller. No other corporate or other action on the part of each Seller is necessary to authorize the execution, delivery and performance of this Agreement, all documents necessary to give effect to this Agreement and all transactions contemplated hereby. This Agreement has been duly and validly authorized, executed and delivered by each Seller and, assuming due and valid execution by Purchaser, this Agreement constitutes a valid and binding obligation of each Seller enforceable in accordance with its terms subject to (a) applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors' rights generally from time to time in effect and (b) limitations on the enforcement of equitable remedies..

      2.3 Organization and Good Standing; No Violation.

            (a) Each Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. Each Seller has full power and authority to own, operate and lease its properties and to carry on its businesses as now conducted. Each Seller is duly qualified and licensed to do business under the laws of the State of California.

            (b) Neither the execution and delivery by Seller of this Agreement nor the consummation of the transactions contemplated hereby by Seller nor compliance with any of the material provisions hereof by Seller, will violate, conflict with or result in a breach of any material provision of Seller's articles of incorporation or bylaws, respectively.

            (c) Seller, as applicable, has previously provided to Purchaser true and complete copies of its articles of incorporation and bylaws as in effect as of the Effective Date. Seller, as applicable, will provide to Purchaser true and complete copies of its articles of incorporation and bylaws as in effect as of the Closing Date, if different from those in effect as of the Effective Date.

            (d) Seller does not have any Subsidiaries. As used in this Agreement, "Subsidiary" means any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which Seller (or another Subsidiary of Seller) holds stock or other ownership or equity interests representing (a) more than 50% of the voting power of all outstanding stock or ownership interests of such entity or (b) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.

      2.4 Contracts and Leases.

            (a) With the exception of the Excluded Multi-Facility Contracts,
Schedule 1.9(e) includes a list of all Leases in respect of Real Property or Personal Property (i) which (A) require lease payments by Seller with respect to the operation of any Hospital during the remaining term of such Lease in excess of Twenty Five Thousand Dollars ($25,000), and (B) either have a remaining term in excess of twelve (12) months or cannot be terminated by Seller upon notice of ninety (90) calendar days or less, or (ii) which are with each Hospital's referral sources (as determined by applicable health care laws, rules and regulations) ("Referral Sources"), including, without limitation, any physicians on each Hospital's medical staff. Prior to the Effective Date, Seller has made available to Purchaser true and correct copies of all of the Leases set forth in
Schedule 1.9(e). The Leases set forth on Schedule 1.9(e) are referred to herein as the "Material Leases".

            (b) With the exception of the Excluded Multi-Facility Contracts,
Schedule 1.9(f) includes a list of all Contracts (i) which (A) require the payment by Seller with respect to the operation of any Hospital during the remaining term of such instrument in excess of Twenty Five Thousand Dollars ($25,000), and (B) either have a remaining term in excess of twelve (12) months or cannot be terminated by Seller upon notice of ninety (90) calendar days or less, or (ii) which are with each Hospital's Referral Sources, including, without limitation, any physicians on each Hospital's medical staff. Prior to the Effective Date, Seller has made available to Purchaser true and correct copies of all of the Contracts set forth in Schedule 1.9(f). The Contracts set forth on Schedule 1.9(f) are referred to herein as the "Material Contracts".

            (c) Each Material Lease and each Material Contract, respectively, is in full force and effect and is the valid and binding obligation of Seller and, to the knowledge of Seller, of each other party thereto.

            (d) Schedule 2.4(d) sets forth a list of the Excluded Multi-Facility Contracts which are material to the operation of the Hospitals.

            (e) In all material respects, (i) all obligations required to be performed under the terms of the Material Leases and the Material Contracts by Seller have been performed, (ii) no act or omission by Seller (including, without limitation, entering into this Agreement or the consummation of the transactions contemplated herein) has occurred or failed to occur which, with the giving of notice, the lapse of time or both would constitute a default under the Material Leases or the Material Contracts, and (iii) each of such Material Leases and Material Contracts is now and will be upon the Closing Date in full force and effect without default on the part of Seller. No provision of this
Section 2.4(e) shall apply to any failure to obtain consents to the assignment of the Material Leases and Material Contracts from the third parties to the Material Leases and Material Contracts in which consent is required to assign the Material Leases and Material Contracts to Purchaser.

      2.5 Required Consents. Except as set forth on Schedule 2.5, Seller is not a party to or bound by, nor are any of the Assets subject to, any mortgage, material lien, deed of trust, any Material Lease or any Material Contract, or any material order, judgment or decree which (a) requires the consent of another to the execution of this Agreement or (b) requires the consent of another to consummate the transactions contemplated by this Agreement.

      2.6 Compliance With Laws and Contracts.

            (a) Except as set forth in Schedule 2.6(a), Seller, with respect to the operation of the Hospitals, including, without limitation, with respect to any Contracts and Leases with each Hospital's Referral Sources, is in compliance with all applicable laws, statutes, ordinances, orders, rules, regulations, policies, guidelines, licenses, certificates, certificates of need, judgments or decrees of all judicial or governmental authorities (federal, state, local, foreign or otherwise), including, without limitation, those relating to Medicare, Medi-Cal and the Hospitals' cost reports, except where the failure to be in such compliance would not have a material adverse effect on the Assets or the businesses of the Hospitals. Except as set forth in Schedule 2.6(a), Seller, with respect to the operation of the Hospitals, has not been charged with or given notice of, and to the best knowledge of Seller, Seller, with respect to the operation of the Hospitals, is not under investigation with respect to, any violation of, or any obligation to take remedial action under, any applicable
(i) material law, statute, ordinance, rule, regulation, policy or guideline promulgated, (ii) material license, certificate or certificate of need issued, or (iii) order, judgment or decree entered, by any federal, state, local or foreign court or governmental authority relating to the Hospitals or the businesses of any of the Hospitals. Notwithstanding the foregoing, no provision of this Section 2.6(a) shall be deemed a representation or warranty by Seller as to compliance with any Environmental Laws (as defined in Section 2.6(c) below).

            (b) Seller's ownership and operation of each of the Hospitals and the Assets are and have been in compliance with all Environmental Laws, except where the failure to be in such compliance would not have a material adverse effect on the Assets or the businesses of the Hospitals. Seller has obtained all licenses, permits and approvals necessary or required under all applicable Environmental Laws (the "Environmental Permits") for the ownership and operation each of the Hospitals and the Assets. All such Environmental Permits are in effect and, to Seller's knowledge, no action to revoke or modify any of such Environmental Permits is pending. There is not now pending or, to Seller's knowledge, threatened, any claim, investigation or enforcement action by any governmental authority (whether judicial, executive or administrative) concerning Seller's potential liability under Environmental Laws in connection with the ownership or operation of the Hospitals or the Assets. To Seller's knowledge, there has not been a release or threatened release of any Hazardous Substance at, upon, in, under or from the Hospitals or the Assets at any time. Seller has arranged any disposal of Hazardous Substances from the Hospitals with licensed contractors in accordance with applicable Environmental Laws.

            (c) For the purposes of this Agreement, the term "Environmental Laws" shall mean all state, federal or local laws, ordinances, codes or regulations relating to Hazardous Substances or to the protection of the environment, including, without limitation, laws and regulations relating to the storage, treatment and disposal of medical and biological waste. For purposes of this Agreement, the term "Hazardous Substances" shall mean (i) any hazardous or toxic waste, substance, or material defined as such in (or for the purposes of) any Environmental Laws, (ii) asbestos-containing material, (iii) medical and biological waste, (iv) polychlorinated biphenyls, (v) petroleum products, including gasoline, fuel oil, crude oil and other various constituents of such products, and (vi) any other chemicals, materials or substances, exposure to which is prohibited, limited or regulated by any Environmental Laws.

            (d) To Seller's knowledge, Seller has performed all material obligations relating to the Assets and the businesses of the Hospitals, and is not in breach or default, nor do any circumstances exist which with or without notice or lapse of time, or both, would result in breach or default, nor is there any claim of such breach or default with respect to any obligation to be performed, under any Material Contract, Material Lease, guaranty, indenture or loan agreement relating to the Assets or the businesses of the Hospitals, which breach or default or its consequences might materially adversely affect the Assets or the businesses of the Hospitals. No provision of this Section 2.6(d) shall apply to any failure to obtain consents to the assignment of the Contracts and Leases from the third parties to the Contracts and Leases in which consent is required to assign the Contracts and Leases to Purchaser (the "Contract and Lease Consents").

      2.7 Title; Sufficiency.

            (a) Each Seller has good and marketable fee simple or leasehold title, as the case may be, to its respective Real Property. Each Seller has good and valid title to its respective Personal Property, which individually or in the aggregate is material to the condition (financial or otherwise), operations or the business of any particular Hospital. Schedule 1.9(a) contains a complete list of all of the real property owned by each Seller that is used in connection with the conduct of the Hospitals' businesses. Schedule 1.9(e), Schedule 1.9(f) and/or Schedule 2.7(b) includes a list of all Contracts or Leases in respect of Real Property or Personal Property which contain a grant to any third party of a right or option to purchase any of the Real Property or any of the Personal Property.

            (b) The Real Property and the Personal Property is held by each respective Seller free and clear of all liens, pledges, claims, charges, security interests or other encumbrances ("Encumbrances"), and is not, in the case of the Real Property, subject to any rights-of-way, building or use restrictions, exceptions, variances, reservations or limitations of any nature whatsoever except, with respect to such properties, (i) liens for current real property taxes and assessments, (ii) mechanics', carriers', workmen's, repairmen's and other statutory liens, rights of way, building or use restrictions, exceptions, easements, covenants, variances, reservations and other limitations of any kind, if any, which would not have a material adverse effect on the Assets or the businesses of the Hospitals or for which, in respect of matters affecting title to the Real Property, title insurance coverage has been obtained, (iii) those standard printed exceptions customarily set forth in ALTA Extended Coverage title reports or ALTA Extended Coverage title policies (other than exceptions for matters identified in the Surveys with respect to the Real Property), and (iv) other such encumbrances as are set forth in Schedules 2.7(b) and 7.7. None of the Real Property is subject to a pending, or to Seller's knowledge threatened, condemnation or similar proceeding.

            (c) Seller has not received notice of, nor, to Seller's knowledge, is there any action, proceeding or litigation pending (or overtly contemplated or threatened) (i) to modify the zoning of, or other governmental rules or restrictions applicable to the Real Property or the use or development thereof, or (ii) for any street widening or changes in highway or traffic lanes or patterns in the immediate vicinity of the Real Property, which in each case would be reasonably likely to interfere with the use, ownership and/or operation of the Real Property. Except as set forth in Schedule 2.7(c), to Seller's knowledge, there are no material defects in the physical condition of the HVAC or electrical systems, or the plumbing at any of the Hospitals.

            (d) The Inventory with respect to each Hospital is, and at the Closing Date will be, maintained in such quality and quantities as is consistent with such Hospital's historical practices.

            (e) The Assets and the Excluded Assets comprise substantially all of the property and assets used in the conduct of the businesses and operation of the Hospitals. The Assets and the Excluded Assets comprise all property and assets owned by the Sellers, except as set forth in Schedule 2.7(e).

      2.8 Certain Representations With Respect to the Hospitals.

            (a) All licenses, certifications and certificates of need which are necessary to operate the business of each respective Hospital by each respective Seller are valid and in good standing, except where the failure to have such licenses, certifications and certificates of need would not have a material adverse effect on the Assets or the businesses of the Hospitals. Each of the Acute Care Hospitals is duly licensed by the State of California to operate as a general acute care hospital having that number and type of beds as set forth on such Acute Care Hospital's current general acute care hospital license.

            (b) Each Acute Care Hospital is duly accredited by the Joint Commission on Accreditation of Healthcare Organizations ("JCAHO") for the period set forth in Schedule 2.8(b). Except as set forth in Schedule 2.8(b), (i) Seller has not received any notices of deficiency from JCAHO with respect to the Hospitals' current accreditation period which require or request any action or response by Seller or the Hospitals and (ii) any such deficiencies have been corrected or otherwise remedied.

            (c) Each Acute Care Hospital is certified for participation in the Medicare, Medi-Cal and TRICARE programs, and has current and valid provider contracts with each of such programs, except where the failure to have such contracts would not have a material adverse effect on the businesses of the Hospitals. Except as set forth in Schedule 2.8(c), Seller has not received notices from the regulatory authorities which enforce the statutory or regulatory provisions in respect of any of the Medicare, Medi-Cal or TRICARE programs of any pending or threatened investigations with respect to the operation of the Hospitals.

            (d) Notices of Program Reimbursement have been issued by the applicable fiscal intermediary with respect to the cost reports of the Hospitals for Medicare, Medi-Cal (if required) and Blue Cross (if required) through the periods set forth in Schedule 2.8(d) (the "Audit Periods"). Each of such reports was timely filed. Seller has not received notice of any material dispute between any Hospital and the applicable governmental agency or private entity, or their intermediaries or representatives, regarding such cost reports for periods subsequent to the periods specified in Schedule 2.8(d). Except as set forth in
Schedule 2.8(d), there are no pending or, to Seller's knowledge, threatened material claims or investigations by any of such programs against any Hospital with respect to the Audit Periods or any period thereafter.

            (e) With respect to the operation of the Hospitals, no Seller has any outstanding loan, grant or loan guarantee pursuant to the Hill-Burton Act (42 USC Section 291a, et seq.).

            (f) Except as disclosed on Schedule 2.8(f), there are no pending or, to the knowledge of Seller, threatened disciplinary or corrective actions or appeals therefrom involving physician applicants, active medical staff members or affiliated health professionals under the medical staff bylaws at each Hospital. Seller has provided to Purchaser a true, correct and complete copy of the bylaws, rules and regulations of the medical staff at each Hospital and its executive committee. Notwithstanding the foregoing provisions of this Section 2.8(f), Seller shall not be required to disclose any information pursuant to this Section 2.8(f) where such disclosure is prohibited by state law or such disclosure would, or could reasonably be expected to, jeopardize any applicable privilege or protection described in Section 1.10(u), including, without limitation, peer review or any other privilege which is available under applicable law.

            (g) Seller has submitted a plan and compliance schedule ("Seismic Plan") for each Hospital to the California Office of Statewide Health Planning and Development ("OSHPD"). Each Seismic Plan reflects Seller's good faith evaluation of the seismic condition of the Hospital for which such Seismic Plan was submitted as of the date of such submission, and Seller's plan to bring such Hospital into substantial compliance with the regulations and standards developed by OSHPD pursuant to the Alfred E. Alquist Hospital Facilities Seismic Safety Act of 1983, as amended, including by SB 1953 in 1994 (the "Alquist Act") as then in effect. Seller's estimate of the cost for each Hospital to comply with the regulations and standards as in effect on the date of the submission of the Seismic Plan with respect thereto, as previously provided to Purchaser, was made in good faith and based upon assumptions that Seller believed to be reasonable as of the date of such submission. Seller has been granted extensions until 2013 by OSHPD with respect to each Hospital. Seller has delivered or otherwise made available, or will deliver or otherwise make available prior to Closing, to Purchaser copies of the Seismic Plans.

      2.9 Brokers and Finders. Other than Citigroup and Bank of America, neither Seller nor any affiliate thereof, nor any officer or director thereof, has engaged any finder or broker in connection with the transactions contemplated hereunder. Seller shall be solely responsible for, and hereby indemnifies Purchaser against, any payments to Citigroup or Bank of America required to be made in connection with the negotiation or consummation of this Agreement or any of the transactions contemplated hereby.

      2.10 Financial Statements. The following have been or will be prepared from the books and records of Seller (a) the unaudited financial statements of each Seller with respect to the operation of the Hospitals as of December 31, 2003 and December 31, 2002, and for the years ended December 31, 2003 and December 31, 2002 (the "2002 & 2003 Financials"), (b) the unaudited financial statements of each Seller with respect to the operation of the Hospitals as of July 31, 2004 and for the seven (7) months then ended (the "2004 Financials"),
(c) the unaudited financial statements of each Seller with respect to the operation of the Hospitals for months subsequent to July 2004 as made available pursuant to Section 4.5 (the ("Interim Financials") (d) the Interim Balance Sheet and (e) the Final Balance Sheet (the 2002 & 2003 Financials, the 2004 Financials, the Interim Financials, the Interim Balance Sheet and the Final Balance Sheet are collectively referred to herein as the "Financial Statements"). The 2002 & 2003 Financials and the 2004 Financials are attached as
Schedule 2.10. The Financial Statements fairly present, or will fairly present, the financial position and results of operations, as applicable, of each Seller with respect to the operation of the Hospitals as of and for the periods then ended. The Financial Statements are in conformity with generally accepted accounting principles consistently applied during such periods, except that the Financial Statements: (i) do not reflect all cost report adjustments, allocations or adjustments of overhead, intercompany interest or income taxes, and other year-end adjustments, (ii) do not contain footnotes, (iii) were prepared without physical inventories, (iv) do not contain an unaudited statement of cash flow, (v) omit substantially all the disclosures required by generally accepted accounting principles, (vi) are not restated for subsequent events, (vii) may not reflect any adjustments for impairment of long-lived assets or goodwill, or restructuring charges or the reclassification of assets held for sale on the balance sheet, (viii) do not reflect accounts receivable sale transactions with an affiliate and (ix) may not fully reflect the following liabilities: (A) vacation, holiday and similar accruals and accruals in respect of Seller's or any affiliate of Seller's self-insured employee health benefits,
(B) liabilities payable in connection with workers' compensation claims, (C) liabilities payable pursuant to any employee welfare benefit plan (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), maintained by Seller or any affiliate of Seller on account of any of the Hospitals' employees, the chief executive officers of the Hospitals ("CEOs"), the chief financial officers of the Hospitals ("CFOs"), the chief operating officers of the Hospitals ("COOs") and the chief nursing officers of the Hospitals ("CNOs"), (D) federal, state and local income or franchise taxes and (E) payroll and bonuses payable and vacation, holiday and similar accruals with respect to the CEOs, CFOs, COOs and CNOs.

      2.11 Legal Proceedings. Except as set forth on Schedule 2.11, there are no claims, proceedings or investigations pending or, to the best knowledge of Seller, threatened relating to or affecting Seller with respect to the operation of the Hospitals or any of the Assets before any court or governmental body (whether judicial, executive or administrative) in which an adverse determination would have a material adverse effect on the Assets or the business condition of the Hospitals. Seller, with respect to the operation of the Hospitals, is not subject to any judgment, order, decree or other governmental restriction specifically (as distinct from generically) applicable to it or its assets, including the Assets, which would have a material adverse effect on the Assets or the business condition (financial or otherwise) of the Hospitals. There is no claim, proceeding, or investigation pending or, to the best knowledge of Seller, threatened, relating to or affecting Seller with respect to the operation of the Hospitals before any court or governmental body (whether judicial, executive or administrative) which: (a) materially adversely affects or seeks to prohibit, restrain or enjoin the execution and delivery of this Agreement; (b) materially adversely affects or questions the validity or enforceability of this Agreement; (c) questions the power or authority of any Seller to carry out the transactions contemplated by, or to perform its obligations under, this Agreement; or (d) would result in any change which would materially adversely affect the ability of any Seller to perform any of its obligations hereunder.

      2.12 Employee Benefits.

            (a) Schedule 2.12 contains a list of (i) each pension, profit sharing, bonus, deferred compensation, or other retirement plan or arrangement of Seller with respect to the operation of the Hospitals, whether oral or written, which constitutes an "employee pension benefit plan" as defined in
Section 3(2) of ERISA, (ii) each medical, health, disability, insurance or other plan or arrangement of Seller with respect to the operation of the Hospitals, whether oral or written, which constitutes an "employee welfare benefit plan" as defined in Section 3(1) of ERISA, and (iii) each other employee benefit, program, plan or perquisite provided by Seller with respect to the operation of the Hospitals, in which any employee of Seller participates in his capacity as such (collectively, the "Seller Plans"). Copies of the summary plan descriptions and brochures with respect to the Seller Plans have previously been, or will promptly be, furnished to Purchaser.

            (b) With respect to each Seller Plan, to Seller's knowledge, Seller does not have any direct or indirect, actual or contingent liability, other than to make payments for contributions, premiums or benefits when due in the ordinary course, all of which payments that are due having been made. Neither the Hospitals nor any of the Assets are subject to any lien under ERISA or the Internal Revenue Code of 1986, as amended (the "Code").

            (c) All of the Seller Plans have been administered in material compliance with ERISA and the applicable provisions of the Code. There are no "accumulated funding deficiencies" within the meaning of ERISA or the Code or any federal excise tax or other liability on account of any deficient fundings in respect of the Seller Plans. No reportable event(s) (within the meaning of ERISA) or prohibited transaction(s) (within the meaning of the Code), has occurred in respect of any of the Seller Plans that would result in any material liability to Seller. Other than claims for benefits, there are not pending or, to Seller's knowledge, threatened any claims relating to the Seller Plans by any employee of Seller with respect to the operation of the Hospitals, alleging a breach or breaches of fiduciary duties or violations of other applicable state or federal law which could result in liability on the part of Seller or any of the Seller Plans under ERISA or any other law that would have a material adverse effect on Seller. To Seller's knowledge, none of the Seller Plans discriminates in operation in favor of employees who are officers or who are highly compensated, except as permitted under the Code and ERISA. To Seller's knowledge, all returns, reports, disclosure statements and premium payments required to be made under ERISA and the Code with respect to any of the Seller Plans have been timely filed or delivered, except where any such failure to file or deliver would not have a material adverse effect on Seller. Except as set forth on Schedule 2.12(c) and except for routine random audits or submissions by Seller to the Voluntary Compliance Resolution Program, none of the Seller Plans have been audited or investigated by either the Internal Revenue Service, the Department of Labor or the Pension Benefit Guaranty Corporation within the last five (5) years, and there are no outstanding issues with reference to any of the Seller Plans pending before such governmental agencies. Seller currently and for the past five years has neither (i) sponsored nor contributed to a defined benefit pension plan as defined in ERISA ss. 3(2)A nor (ii) contributed to any multi-employer plan as defined in ERISA ss. 3(37)A.

            (d) With respect to the Seller Plans, except as otherwise contained in the Assumed Obligations or as set forth in Sections 5.3 (employee matters) and 5.16 (collective bargaining obligations) of this Agreement, to the best of Seller's knowledge, there is no liability, direct or indirect, absolute or contingent, which the Purchaser shall assume, or could reasonably be expected to assume, as part of the transactions contemplated by this Agreement or otherwise.

      2.13 Personnel.

            (a) Schedule 2.13(a) sets forth a complete list (as of the date set forth therein) of names, positions and current annual salaries or wage rates, bonus and other compensation and/or benefit arrangements, the paid time off pay, including CashPlus and Reserve Sick, and period of service credited for vesting as of the date thereof of all full-time and part-time employees of Seller with respect to the operation of the Hospitals and indicating whether such employee is a part-time or full-time employee.

            (b) Except as set forth on Schedule 2.13(b), there are no labor union or collective bargaining agreements in effect with respect to the employees of Seller with respect to the operation of the Hospitals. Seller has provided Purchaser with copies of all agreements and contracts described in
Schedule 2.13(b). There is no unfair labor practice complaint against Seller pending, or to the best knowledge of Seller threatened, before the National Labor Relations Board with respect to the operation of the Hospitals. There is no labor strike, arbitration, dispute, slowdown or stoppage, and no union organizing campaign, pending, or to the best knowledge of Seller threatened by or involving the employees of Seller with respect to the operation of the Hospitals.

      2.14 Insurance. Seller maintains, and has maintained, without interruption, at all times during each Seller's respective ownership of the Hospitals, self-insurance or policies or binders of insurance covering such risks and events, including personal injury, property damage, malpractice and general liability, to provide adequate and sufficient insurance coverage for all the assets and operations of the Hospitals. Schedule 2.14 contains a list of all such insurance maintained by Seller with respect to the operation of the Hospitals as of the Effective Date, which insurance is in full force and effect.

      2.15 Solvency. No Seller or THC is insolvent and no Seller or THC will be rendered insolvent as a result of any of the transactions contemplated by this Agreement. For purposes hereof, the term "solvency" means that: (a) the fair salable value of each company's tangible assets is in excess of the total amount of its respective liabilities (including for purposes of this definition all liabilities, whether or not reflected on a balance sheet prepared in accordance with generally accepted accounting principles, and whether direct or indirect, fixed or contingent, secured or unsecured, and disputed or undisputed); (b) each company is able to pay its respective debts or obligations in the ordinary course as they mature; and (c) each company has capital sufficient to carry on its respective businesses and all businesses which it is respectively about to engage.

      2.16 Taxes. Seller has duly filed all federal, state and local Tax Returns required to be filed by it (all of which are true and correct in all material respects) and has duly paid or made provision for the payment of all Taxes (including any interest or penalties and amounts due state unemployment authorities) which are due and payable, whether or not in connection with such returns. Seller (with respect to the operation of the Hospitals) has withheld proper and accurate amounts from its employees' compensation, and made deposits of all such withholdings, in material compliance with all withholding and similar provisions of the Code and any and all other applicable laws. There are no liens for Taxes upon the Assets, except for statutory liens for current Taxes not yet due and payable or which may hereafter be paid without penalty or which are being contested in good faith by appropriate proceedings. No claim by any taxing authority with respect to the Hospitals (or operation thereof) or the Assets is pending in a jurisdiction where Seller does not file Tax Returns. For purposes of this Agreement, (a) the terms "Tax" and "Taxes" mean any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions, levies and liabilities, including, without limitation, taxes based upon, measured by, or with respect to income, net income, gross income, earnings, profits, or gross receipts, or any sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, environmental, alternative, add-on minimum, custom duties, capital stock, social security (or similar), unemployment, disability, gains, recapture, estimate, or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest, penalty, and addition thereto and (b) the term "Tax Return" means any return, declaration, report, claim, election, notice, or information return or statement or other document (including, without limitation, any related or supporting information, schedules, or exhibits) filed or required to be filed with any federal, state, local or foreign governmental authority or other authority in connection with any Tax or estimated Tax.

      2.17 No Knowledge of Purchaser's Breach. Neither Seller nor any of its affiliates has knowledge of any breach of any representation or warranty by Purchaser or of any other condition or circumstance that would excuse Seller from its timely performance of its obligations hereunder. If information comes to Seller's attention on or before the Closing Date (whether through Purchaser or otherwise and whether before or after the Effective Date) which indicates that Purchaser has breached any of its representations and warranties under this Agreement, then Seller must immediately notify Purchaser.

      2.18 Independent Auditor. The Independent Auditor is not, and during the five (5) years prior to the Effective Date has not been, Seller's or THC's primary independent auditor for financial reporting purposes.

      2.19 Seller Knowledge. References in this Agreement to "Seller's knowledge", "knowledge of Seller" or the "best knowledge of Seller" mean the actual knowledge of the CEOs, CFOs, COOs, and CNOs of the Hospitals, Barry Wolfman and Ken Westbrook, Senior V.P.s of Regional Operations for Tenet California, Tenet HealthSystem's Vice President of Regional Finance Operations, California Region (which as of the Effective Date is William Durham), Paul O'Neill and Eric Tuckman, without independent investigation. No constructive or imputed knowledge shall be attributed to any such individual by virtue of any position held, relationship to any other Person or for any other reason.

                                  ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

      As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated by this Agreement, Purchaser hereby represents, warrants and covenants to Seller as to the following matters as of the Effective Date and, except as otherwise provided herein, shall be deemed to remake all of the following representations, warranties and covenants as of the Closing Date:

      3.1 Authorization. Purchaser has full corporate power and authority to enter into this Agreement and has full corporate power and authority to carry out the transactions contemplated hereby.

      3.2 Binding Agreement. All corporate and other actions required to be taken by Purchaser to authorize the execution, delivery and performance of this Agreement, all documents executed by Purchaser which are necessary to give effect to this Agreement, and all transactions contemplated hereby, have been duly and properly taken or obtained by Purchaser. No other corporate or other action on the part of Purchaser is necessary to authorize the execution, delivery and performance of this Agreement, all documents necessary to give effect to this Agreement and all transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Purchaser and, assuming due and valid execution by Seller, this Agreement constitutes a valid and binding obligation of Purchaser enforceable in accordance with its terms subject to (a) applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors' rights generally from time to time in effect and
(b) limitations on the enforcement of equitable remedies.

      3.3 Organization and Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and has full corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted.

      3.4 No Violation. Neither the execution and delivery by Purchaser of this Agreement nor the consummation of the transactions contemplated hereby nor compliance with any of the material provisions hereof byPurchaser will violate, conflict with or result in a breach of any material provision of the Articles of Incorporation, Bylaws or other organizational documents of Purchaser.

      3.5 Brokers and Finders. Except as described on Schedule 3.5, neither Purchaser nor any affiliate thereof nor any officer or director thereof has engaged any finder or broker in connection with the transactions contemplated hereunder.

      3.6 Representations of Seller. Purchaser acknowledges that it is purchasing the Assets that it will be acquiring hereunder on as "AS IS, WHERE IS" basis (as more particularly described in Section 1.13), and that Purchaser is not relying on any representation or warranty (expressed or implied, oral or otherwise) made on behalf of Seller other than as expressly set forth in this Agreement.

      3.7 Legal Proceedings. Except as described on Schedule 3.7, there are no claims, proceedings or investigations pending or, to the best knowledge of Purchaser, threatened relating to or affecting Purchaser or any affiliate of Purchaser before any court or governmental body (whether judicial, executive or administrative) in which an adverse determination would materially adversely affect the properties, business condition (financial or otherwise) of Purchaser or any affiliate of Purchaser. Neither Purchaser nor any affiliate of Purchaser is subject to any judgment, order, decree or other governmental restriction specifically (as distinct from generically) applicable to Purchaser or any affiliate of Purchaser which materially adversely affects the condition (financial or otherwise), operations or business of Purchaser or any affiliate of Purchaser.

      3.8 No Knowledge of Seller's Breach. Neither Purchaser nor any of its affiliates has knowledge of any breach of any representation or warranty by Seller or of any other condition or circumstance that would excuse Purchaser from the timely performance of its obligations hereunder. If information comes to Purchaser's attention on or before the Closing Date (whether through Seller or otherwise and whether before or after the Effective Date) which indicates that Seller has breached any of its representations and warranties under this Agreement, then Purchaser must immediately notify Seller.

      3.9 Ability to Perform. Purchaser has the ability to obtain funds in cash in amounts equal to the Cash Purchase Price by means of credit facilities or otherwise and will at the Closing have immediately available funds in cash, which are sufficient to pay the Cash Purchase Price and to pay any other amounts payable pursuant to this Agreement and to consummate the transactions contemplated by this Agreement.

      3.10 Solvency. Purchaser is not insolvent nor will be rendered insolvent as a result of any of the transactions contemplated by this Agreement. For purposes hereof, the term "solvency" means that: (a) the fair salable value of Purchaser's tangible assets is in excess of the total amount of its liabilities (including for purposes of this definition all liabilities, whether or not reflected on a balance sheet prepared in accordance with generally accepted accounting principles, and whether direct or indirect, fixed or contingent, secured or unsecured, and disputed or undisputed); (b) Purchaser is able to pay its debts or obligations in the ordinary course as they mature; and (c) Purchaser has capital sufficient to carry on its businesses and all businesses which it is about to engage.

      3.11 Independent Auditor. The Independent Auditor is not, and during the five (5) years prior to the Effective Date has not been, Purchaser's primary independent auditor for financial reporting purposes.

      3.12 Purchaser Knowledge. References in this Agreement to "Purchaser's knowledge or "the best knowledge of Purchaser" mean the actual knowledge of the Chief Executive Officer, Chief Financial Officer and Chief Operating Officer of Purchaser, without independent investigation. No constructive or imputed knowledge shall be attributed to any such individual by virtue of any position held, relationship to any other Person or for any other reason.

                                   ARTICLE IV

                               COVENANTS OF SELLER

      4.1 Access and Information; Inspections. From the Effective Date through the Effective Time, Seller shall afford to the officers and agents of Purchaser (which shall include accountants, attorneys, bankers and other consultants and agents of Purchaser) full and complete access during normal business hours to and the right to inspect the plants, properties, books, accounts, records and all other relevant documents and information with respect to the assets, liabilities and businesses of the Hospitals. From the Effective Date through the Effective Time, Seller shall furnish Purchaser with such additional financial and operating data and other information in Seller's or an affiliate's possession as to businesses and properties of the Hospitals as Purchaser or its representatives may from time to time reasonably request, without regard to where such information may be located. Purchaser's right of access and inspection shall be exercised in such a manner as not to interfere unreasonably with the operations of the Hospitals. Such access may include consultations with the personnel of Seller; provided, however, that Purchaser shall not consult with or contact in any manner any physicians on the medical staff at any of the Hospitals without Seller's prior written consent, which consent shall not be unreasonably withheld. Further, Purchaser may, at its sole cost and expense (except as otherwise provided in Section 12.12), undertake environmental, mechanical and structural surveys of the Hospitals. Notwithstanding the foregoing, all access and inspection activities contemplated by this Section 4.1 shall be subject to the prior reasonable approval of Seller (which approval may only be granted by Paul O'Neill or his designee).

      4.2 Conduct of Business. On and after the Effective Date and prior to the Effective Time, and except as otherwise consented to or approved by an authorized officer of Purchaser or required by this Agreement, Seller shall, with respect to the operation of the Hospitals:

            (a) carry on its respective businesses with respect to the operation of the Hospitals in substantially the same manner as presently conducted and not make any material change in personnel, operations, finance, accounting policies (unless Seller is required to adopt such changes under generally accepted accounting principles or Seller's affiliates adopt such changes on a company-wide basis), or real or personal property;

            (b) maintain each Hospital and all parts thereof and all other Assets in operating condition in a manner consistent with past practices, ordinary wear and tear excepted;

            (c) perform all of its material obligations under agreements relating to or affecting each Hospital, its respective operations or the Assets;

            (d) keep in full force and effect present insurance policies or other comparable self-insurance;

            (e) comply with all material legal requirements and contractual obligations applicable to the Assets or the businesses of the Hospitals;

            (f) continue all construction, renovation, and Hospitals improvement projects which are physically in progress as of the Effective Date substantially in accordance with project schedules, budgets, construction plans, designs, and furnishing plans in effect with respect to such projects as of the Effective Date; (g) use its reasonable efforts, and cause its affiliates to use their reasonable efforts, to maintain and preserve Seller's respective business organizations intact, retain Seller's respective present employees at each Hospital and maintain Seller's respective relationships with physicians, suppliers, customers and others having business relationships with each Hospital.

      4.3 Negative Covenants. From the Effective Date until the Effective Time, with respect to the operation of the Hospitals, Seller shall not, without the prior written consent of Purchaser or except as may be required by law:

            (a) amend or terminate any of the Contracts, enter into any new contract or commitment, or incur or agree to incur any liability, except in the ordinary course of business (which ordinary course of business shall include renewals of any Contract), and in no event with respect to any such contract, commitment or liability as to which the total to be paid in the future under the contract, commitment or liability exceeds Fifty Thousand Dollars ($50,000);

            (b) increase compensation payable or to become payable or make any bonus payment to or otherwise enter into one or more bonus agreements with any employee, except in the ordinary course of business in accordance with Seller's customary personnel policies; provided, however, this Section 4.3(b) shall not apply to (i) agreements or arrangements with any of the CEOs, CFOs, COOs or CNOs (collectively, the "Leadership Team") which are consistent with the practices of the affiliates of Seller, or (ii) any non-recurring payments or proposed non-recurring payments by Seller or any affiliate of Seller to any of the Hospitals' Employees (including any member of the Leadership Team) to provide an incentive to such Hospitals' Employees (or to any member of the Leadership Team) to remain employed at the Hospitals through the Effective Time, provided that such non-recurring payments shall not be among the Assumed Obligations or (iii) any increases in compensation or any bonus payments or any other compensation arrangements as required by labor union agreements described on Schedule 2.13(b);

            (c) create, assume or permit to exist any new debt, mortgage, deed of trust, pledge or other lien or encumbrance upon any of the Assets, whether now owned or hereafter acquired;

            (d) acquire (whether by purchase or lease) or sell, assign, lease, or otherwise transfer or dispose of any property, plant or equipment, except in the ordinary course of business with comparable replacement thereof;

            (e) take any action outside the ordinary course of business;

            (f) except with respect to life/safety/emergency or other immediate patient safety-related expenditures (as to which type of expenditures Seller shall provide prompt notice), purchase capital assets or incur costs in respect of construction in progress;

            (g) incur or record trade accounts payable with respect to the Hospitals other than in the ordinary course of business;

            (h) reduce Inventory, or accelerate or delay the purchase of Inventory or the payment of amounts due to or from any vendor or other third-party, including any affiliate, except in the ordinary course of business; or

            (i) except to the extent required by law or by any Governmental Entity, take any affirmative act, or omit to take any action, that has the direct effect of reducing the number of licensed beds at any Acute Care Hospital or eliminating a material service provided at any Acute Care Hospital as of the Effective Date.

For purposes of this Section 4.3, Seller shall be deemed to have obtained Purchaser's prior written consent to undertake the actions otherwise prohibited by this Section 4.3 if Seller gives Purchaser written notice of a proposed action and Seller does not receive from Purchaser a written notice of objection to such action within ten (10) business days after Purchaser receives Seller's written notice. Notwithstanding any provision to the contrary contained in this Agreement, neither Section 4.2 nor this Section 4.3 shall be construed to prohibit Seller from engaging in any act which Seller reasonably believes is required on an emergency basis, or the absence of which would have a material adverse effect on the ability of any Hospital to operate in accordance with its historical manner of operations. Seller shall give Purchaser prompt written notice subsequent to taking any act described in the immediately preceding sentence. Purchaser acknowledges that the terms of the applicable collective bargaining agreements provide for "Local Bargaining" (as defined therein) on certain subjects as more particularly described in such collective bargaining agreements. Except as consistent with any Board of Inquiry Report or Interest Arbitration Award under applicable collective bargaining agreements, Seller shall not without the consent of Purchaser voluntarily agree to economic terms in such Local Bargaining which are materially more costly to any Hospital than the result of Local Bargaining at other Tenet facilities in California. Seller agrees that it shall consult with Purchaser regarding the proposed terms of any amendments or agreements between Seller or any Seller affiliate and SEIU, CNA or UNAC with respect to the Hospitals that is proposed to be executed prior to the Effective Time and would materially affect the working conditions of employees at the Hospitals; such consultation with Purchaser shall occur prior to the execution of such amendment or agreement. Purchaser acknowledges and agrees that Hospital representatives can engage in such Local Bargaining prior to the Closing Date and that Purchaser shall be bound by the product of such Local Bargaining. Purchaser further acknowledges and agrees that, prior to the Closing Date, Seller shall be free to make any wage increases and/or other changes in the terms and conditions of union represented employees pursuant to the terms of any collective bargaining agreement in effect between Seller and any labor organization (including without limitation California Nurses Association ("CNA") and Service Employees International Union ("SEIU") and/or its affiliated locals) covering such employees.

      4.4 Cooperation. Between the date of this Agreement and the Closing Date, Seller will: (i) use its reasonable commercial efforts to obtain, as promptly as practicable, all material Governmental Authorizations required of Seller to consummate the transactions contemplated hereby; and (ii) provide such other information and communications to Governmental Entities as such Governmental Entities may reasonably request; and (iii) reasonably cooperate with Purchaser in Purchaser's obtaining, as soon as practicable, all material Governmental Authorizations required of Purchaser to consummate the transactions contemplated hereby. For purposes of this Agreement, (a) "Governmental Entities" shall mean any local, state or federal government, including each of their respective branches, departments, agencies, commissions, boards, bureaus, courts, instrumentalities or other subdivisions, including the respective Departments of Health (or similar departments or agencies) in the State of California, the Medicare and Medi-Cal programs, TRICARE and fiscal intermediaries, and (b) "Governmental Authorizations" shall mean all licenses, permits, certificates, no objection letters, clearances and other authorizations, consents and approvals of any Governmental Entity which are required to consummate any of the transactions contemplated hereby or to operate any Hospital as currently operated under any law, including provider agreements with Medicare and Medi-Cal.

      4.5 Additional Financial Information. Within thirty (30) calendar days following the end of each calendar month prior to Closing, Seller shall deliver to Purchaser complete copies of the unaudited balance sheet and related unaudited statements of income relating to Seller with respect to the operation of the Hospitals for each month then ended, together with corresponding year-to-date amounts, which presentation shall be consistent with the provisions of Section 2.10 which are applicable to the Financial Statements.

      4.6 No-Shop.

            (a) This Section 4.6(a) shall apply from and after the Effective Date until the earlier to occur of the following events: (i) the Closing Date,
(ii) the termination of this Agreement, (iii) October 15, 2004, if Purchaser has not filed, on or before such date, all applications, licensing packages and other similar documents with all applicable Governmental Entities (or other third parties) which are a prerequisite to obtaining the material licenses, permits, authorizations and Medicare and Medi-Cal provider numbers which constitute conditions to closing under Section 7.1 including without limitation
(x) Purchaser's Change of Hospital Ownership ("CHOW") package with the California Department of Health Services ("DHS") and (y) Purchaser's application on Form 855 for a new Medicare provider number for the Acute Care Hospitals with the applicable fiscal intermediary, Mutual of Omaha (the "FI") (but not including Purchaser's application with the California Department of Pharmacy, which is addressed in the immediately following subsection), (iv) October 25, if Purchaser has not filed, on or before such date, Purchaser's application with the California Department of Pharmacy for a new pharmacy license with respect to the Acute Care Hospitals, and (v) October 31, 2004, if Purchaser has not received written confirmation from JCAHO that Purchaser will be entitled to obtain "deemed status," based on the Acute Care Hospitals' existing accreditation by JCAHO, sufficient to avoid having to undergo a new survey of the Acute Care Hospitals as a prerequisite to obtaining approval for its CHOW application by the California Department of Health Services with respect to any Medicare provider numbers and agreements for which Purchaser has elected not to accept assignment; this Section 4.6(a) shall terminate as to being binding on Seller upon the occurrence (or failure to occur) of any of the foregoing events without regard to whether such occurrence (or failure to occur) is attributable to any fault of Purchaser. So long as this Section 4.6(a) remains in effect, Seller shall not, and shall cause its affiliates, officers, directors, employees, investment bankers or agents to not, without the prior written consent of Purchaser: (i) offer for sale or lease the assets of the Hospitals or the Assets (or any material portion thereof); (ii) solicit, encourage (by way of furnishing non-public information or otherwise), negotiate or take other action to facilitate offers to buy all or any material portion of any of the Hospitals or the Assets; (iii) hold discussions with any party (other than Purchaser) looking toward such, or in response to, an offer or solicitation; or (iv) enter into any agreement with any party (other than Purchaser) with respect to the sale or other disposition of any of the Hospitals or the Assets. Notwithstanding the foregoing, this Section 4.6 shall not be construed to prohibit Seller or its affiliates from engaging in corporate transactions involving Seller's or Seller's affiliates' stock or securities, including macro-level mergers, reorganizations or other transactions, so long as the terms thereof do not contemplate the sale or lease or other disposition of the Hospitals or the Assets.

            (b) Any reference in this Agreement to an "affiliate" shall mean any Person directly or indirectly controlling, controlled by or under common control with a second Person; provided, however, an "affiliate" shall not include the stockholders of THC or any officer or director of any Person. The term "control" (including the terms "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. A "Person" shall mean any natural person, partnership, corporation, limited liability company, association, trust or other legal entity.

      4.7 Seller's Efforts to Close. Seller shall use its reasonable commercial efforts to satisfy all of the conditions precedent set forth in Articles VI and VII to its or Purchaser's obligations under this Agreement to the extent that Seller's action or inaction can control or influence the satisfaction of such conditions.

      4.8 Title Matters. Prior to the Closing Date and as an express condition to Closing, Seller shall deliver to Purchaser (a) a pro forma preliminary binder or title commitment(s) (the "Title Commitment") sufficient to confirm the Title Company's commitment to the issuance of an ALTA Extended Coverage Owner's Title Insurance Policy with respect to the Owned Real Property (the "Owner's Title Policy") and an ALTA Extended Coverage Leasehold Title Policy with respect to any ground lease(s) or other leases of record specified on Schedule 4.8 (the "Leasehold Title Policy") (the Owner's Title Policy and the Leasehold Title Policy are collectively referred to in this Agreement as the "Title Policy"), issued by the Title Company and naming Purchaser as the insured, together with true, correct and legible copies of all instruments referred to therein as conditions or exceptions to title (the "Title Instruments") and subject to no exceptions to Title except for Permitted Exceptions, and (b) ALTA surveys as required by the Title Company to issue the Title Policy, which shall, unless otherwise required by the Title Company in accordance with customary practices, be made (1) in accordance with "Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys," jointly established and adopted by ALTA and ACSM in 1999, and (2) pursuant to the Accuracy Standards (as adopted by ALTA and ACSM and in effect on the date of said certificate) of an "Urban" survey (the "Surveys"). If Purchaser finances any portion of the Purchase Price, the parties shall also cooperate in obtaining a Title Commitment for an ALTA Lender's Title Policy ("Purchaser's Lender Title Policy"), in the amount of the loan being made, in favor of the lender, and consistent with the requirements set forth above for the Title Policy and Surveys. In addition, Purchaser may request that the Title Policy include a zoning endorsement with respect to the Owned Real Property; any zoning endorsement shall be obtained by Purchaser solely at Purchaser's expense and shall not (x) constitute a condition precedent to Purchaser's obligation to consummate the transactions contemplated by this Agreement or (y) otherwise delay the Closing. Section 12.12 shall govern which party or parties hereto shall bear the costs and expenses of the Title Commitment(s), the Title Policy, Purchaser's Lender Title Policy and the Surveys.

      4.9 Termination of Hospitals' Employees. Upon the Transition Time, the Hospitals' Employees (other than the Retained Management Employees) shall cease to be employees of Seller and Seller's affiliates, and shall be removed from such entities' respective payrolls. Seller shall terminate effective as of the Transition Time the active participation of all of the Hospitals' Employees (other than the Retained Management Employees) in all of the Seller Plans, and shall cause each Seller Plan to comply with all applicable laws. After the Transition Time, Seller shall timely make or cause to be made by Seller's affiliates appropriate distributions to, or for the benefit of, all of the Hospitals' Employees (other than the Retained Management Employees) in respect of the Seller Plans which are in force and effect with respect to the Hospitals' Employees (other than the Retained Management Employees) at the Hospitals immediately prior to the Transition Time in accordance with ERISA, the Code and the terms and conditions of the Seller Plans and subject to the collective bargaining agreements of Seller and/or Seller's obligations under the National Labor Relations Act; provided, however, no such distribution shall be required to the extent it is among the Assumed Obligations. Except as specifically provided herein, Purchaser is not assuming and shall have no obligation or responsibility for any benefits payable from Seller Plans. Notwithstanding any provision to the contrary contained in this Agreement, Seller shall provide a notice to all of the Hospitals' Employees (as contemplated by WARN) which gives such employees at least sixty (60) days notice of termination of their employment concurrent with the Transition Time.

      4.10 Termination Cost Reports. Seller shall file all Medicare, Medi-Cal and TRICARE termination cost reports required to be filed as a result of the consummation of (a) the transfer of the Assets to Purchaser and (b) the transactions contemplated by this Agreement. All such termination cost reports shall be filed by Seller in a manner that is consistent with current laws, rules and regulations. Seller will be solely responsible financially and otherwise, for the contents of all such termination cost reports (and related claims and documentation). Without limiting the generality of the foregoing, Seller will be solely obligated for all cost report deficiencies related to periods prior to the Effective Time.

      4.11 Hart-Scott-Rodino Act Filings. Seller will (a) take promptly all actions necessary to make the filings required of Seller or Seller's affiliates under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder (the "HSR Act"), (b) comply at the earliest practicable date with any request for additional information received by Seller or Seller's affiliates from the Federal Trade Commission (the "FTC") or Antitrust Division of the Department of Justice (the "DOJ") pursuant to the HSR Act, and (c) cooperate with Purchaser in connection with Purchaser's filings under the HSR Act and in connection with resolving any investigation or other regulatory inquiry concerning the transactions contemplated by this Agreement commenced by either the FTC or the DOJ. All fees and expenses of Seller incurred in connection with Seller's filing under the HSR Act shall be borne by Seller.

      4.12 Environmental Survey. Seller shall promptly obtain from an environmental consulting firm (the "Consultant") a written environmental survey of the Owned Real Property (the "Environmental Survey") and shall deliver the Environmental Survey to Purchaser, which survey shall be identified on Exhibit
4.12 hereto. Section 12.12 shall govern which party or parties hereto shall bear the costs and expenses of the Environmental Survey.

      4.13 Noncompetition; Nonsolicitation. As an inducement to Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, full consideration for which is included as part of the Purchase Price, neither Seller nor any of Seller's affiliates, shall, for a period of two (2) years following the Closing Date, without the prior written consent of Purchaser, directly or indirectly, invest in, own, manage, operate, control or participate in the ownership, management, operation or control of, any Competing Business within the Seller Business Service Area. For purposes of this Agreement, the term "Competing Business" means the business of owning and operating general acute care hospitals, and the term "Seller Business Service Area" means the area within a five (5) mile radius of any of the Acute Care Hospitals. Notwithstanding the foregoing, the following shall be excluded from the foregoing provisions of this Section 4.13: (a) the general acute care hospital activities of Seller and Seller's affiliates as of the Closing Date (other than the activities of the Hospitals) and (b) Seller's or any affiliate of Seller's acquisition and operation of a general acute care hospital within the Seller Business Service Area after the Closing Date so long as such hospital was acquired in a transaction in which the amount of consideration allocated to such hospital is less than twenty-five percent (25%) of the total consideration necessary to consummate such transaction. During the period commencing on the Effective Date and ending on the second anniversary of the Closing Date, neither Seller nor any of its affiliates shall actively solicit any of the Hospitals' Employees (other than the Retained Management Employees) to remain or become an employee of Seller or any affiliate of Seller; provided, however, that at any time Seller and its affiliates may make general solicitations not directed specifically at Hospitals' Employees to recruit employees through any means (including, without limitation through job fairs or advertisements in newspapers of general circulation) and shall have the right to hire Hospitals' Employees who respond to such permitted solicitation efforts or seek such employment unsolicited by Seller or any affiliate of Seller. During the period commencing on the Effective Date and ending on the Closing Date, neither Seller nor any of its affiliates shall directly solicit any physician that is on the medical staff of any of the Acute Care Hospitals to join the medical staff of any acute care facility owned or operated by Seller or any affiliate of Seller that is not among the Acute Care Hospitals; provided, however, that this sentence shall not be construed to prevent Seller or any affiliate of Seller from (i) engaging in conversations with physicians already on the medical staff of any acute care facility owned or operated by Seller or any affiliate of Seller that is not among the Acute Care Hospitals including without limitation to retain such physicians on such medical staffs, (ii) at any time, making general solicitations in the ordinary course of business not directed specifically at physicians on the medical staff of the Acute Care Hospitals to recruit physicians or (iii) responding to physicians on the medical staff of any of the Acute Care Hospitals who are the initiators of contact with Seller or any affiliate of Seller, including without limitation regarding joining the medical staff of any acute care facility owned or operated by Seller or any affiliate of Seller that is not among the Acute Care Hospitals. Seller shall cause each of its affiliates to comply with the obligations imposed by this Section 4.13. In the event that the provisions contained in this Section 4.13 shall ever be deemed to exceed the time or geographic limits or any other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum extent permitted by applicable law.

      4.14 Enforceability. Seller hereby acknowledges that the restrictions contained in Section 4.13 are reasonable and necessary to protect the legitimate interests of Purchaser following the Closing Date. The parties also hereby acknowledge and agree that any breach of Section 4.13 would result in irreparable injury to Purchaser and that any remedy at law for any breach of
Section 4.13 would be inadequate. Notwithstanding any provision to the contrary contained in this Agreement, the parties therefore agree, and Seller hereby specifically consents that, without necessity of proof of actual damage, Purchaser may be granted temporary or permanent injunctive relief, that Purchaser shall be entitled to an equitable accounting of all earnings, profits and other benefits arising from such breach, and that Purchaser shall be entitled to recover its reasonable fees and expenses, including attorneys' fees, incurred by Purchaser in enforcing the restrictions contained in Section 4.13.

      4.15 Material Contract Consents. Seller shall use its reasonable commercial good faith efforts to obtain the consents from the third parties under all Material Contracts and Material Leases, which, by the terms of such Material Contract or Material Lease, require such consent. To the extent any consents from third parties under any Contracts or Leases (to the assignment thereof to Purchaser) are not obtained as of the Closing, Seller and Purchaser shall comply with Section 9.3 and use their reasonable commercial good faith efforts to mitigate any costs, losses or damages associated with the failure to obtain such consents prior to Closing. Notwithstanding the foregoing, Seller's obtaining the consents described in this Section 4.15 (including any consents from third parties under any Contracts which are not among the Material Contracts or any Leases which are not among the Material Leases) shall not be a condition precedent to either party's obligation to close the transaction contemplated by this Agreement.

      4.16 American with Disabilities Act. Seller shall, prior to Closing, cause the Hospitals to be released from the terms of the consent decree and nationwide settlement pertaining to Seller and/or Seller's affiliates regarding the Americans with Disabilities Act.

      4.17 Confidentiality. Seller shall, and shall cause its employees, representatives and agents to, hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of Seller's counsel, by other requirements of law, all Purchaser's Confidential Information (as hereinafter defined), and Seller shall not disclose the Purchaser Confidential Information to any Person, except as otherwise may be reasonably necessary to carry out the transactions contemplated by this Agreement, including any business or diligence review by or on behalf of Seller. Seller's obligations set forth in the immediately preceding sentence shall apply (a) between the Effective Date and the Closing, with respect to Purchaser's Information, and (b) after the Closing for all Purchaser Confidential Information. For the purposes hereof, "Purchaser Confidential Information" shall mean (a) all information of any kind concerning Purchaser or any of its affiliates or owners or relating to the business or financial resources and condition of Purchaser or its affiliates and owners provided by Purchaser to Seller in connection with the transactions contemplated herein ("Purchaser's Information"), and (b) all Records and other materials and information sold to Purchaser under this Agreement relating to the Assets or the operation of the Hospitals, other than Records, material and information relating to the period prior to the Effective Time and/or which does not relate exclusively to the Hospitals ("Transferred Information") except information (i) ascertainable or obtained from public or published information, (ii) with respect to Purchaser's Information only, received from a third party not known by Seller to be under an obligation to Purchaser or any affiliate of Purchaser to keep such information confidential, (iii) which is or becomes known to the public (other than through a breach of this Agreement), or (iv) with respect to Purchaser's Information only, which was in Seller's possession prior to disclosure thereof to Purchaser in connection herewith.

      4.18 Seller's Obligation to Maintain Insurance Coverage. For a period of five (5) years after the Effective Time, at Seller's own expense, Seller shall either purchase a tail policy or continue to maintain insurance under Tenet HealthSystem's master insurance program for acts, errors and omissions of professional liability occurring at the Hospital Businesses during Seller's ownership of the Hospital Businesses prior to the Effective Time. Such coverage may be provided via commercial insurance, self-insurance, a captive insurer, or some combination thereof.

                                   ARTICLE V

                             COVENANTS OF PURCHASER

      5.1 Purchaser's Efforts to Close. Purchaser shall use its reasonable commercial efforts to satisfy all of the conditions precedent set forth in Articles VI and VII to its or Seller's obligations under this Agreement to the extent that Purchaser's action or inaction can control or influence the satisfaction of such conditions.

      5.2 Required Governmental Approvals. Between the date of this Agreement and the Closing Date, Purchaser will: (a) use its reasonable commercial efforts to obtain, as promptly as practicable, all material Governmental Authorizations required of Purchaser to consummate the transactions contemplated hereby; and
(b) reasonably cooperate with Seller in Seller's obtaining, as soon as practicable, all material Governmental Authorizations required of Seller to consummate the transactions contemplated hereby. Purchaser shall be entitled, but not obligated, to solicit estoppel certificates from any third party to any Lease of Real Property. Purchaser's failure to obtain any or all of such estoppel certificates as of the Closing Date shall not be a condition precedent to either party's obligation to close the transactions contemplated by this Agreement.

      5.3 Certain Employee Matters.

            (a) During the period (the "Transition Period") commencing at the Effective Time and ending immediately prior to 12:01 a.m. on the calendar day immediately following the last day of the term of the Employee Leasing Agreement as to each Hospital (as to each such Hospital, the "Transition Time"), each Hospital Employee shall remain an employee of its employer as of the Effective Time (whether such employer is Seller or an affiliate of Seller), subject to normal personnel actions occurring in the ordinary course of business and the terms of any applicable collective bargaining agreements. During the Transition Period, or until such earlier time as any such Hospital Employee ceases to be an employee of such employer, each such Hospital Employee shall be leased to Purchaser from Seller or the employing affiliate on substantially the terms and conditions as are set forth in the Employee Leasing Agreement. During the Transition Period, each leased Hospital Employee shall continue to participate in all Seller Plans on the same basis as in effect immediately prior to the Effective Time, subject to the terms of the Employee Leasing Agreement.

            (b) Purchaser covenants and agrees that it shall make offers of employment (in substantially equivalent positions), subject to the terms of the labor union agreements described on Schedule 2.13(b) and Section 5.15, to all of the persons who are employees of (i) Seller with respect to the operation of the Hospitals or (ii) any affiliate of Seller which employs individuals at any of the Hospitals (whether such employees are full time employees, part-time employees or on leave of absence) as of the Transition Time (the "Hospitals' Employees"); provided, however, that no Hospitals' Employee who is on any disability or leave of absence at the Transition Time, other than leave of absence pursuant to the Family and Medical Leave Act of 1993 or other similar local law (such laws being collectively referred to herein as the "FMLA") ("Employee on Disability"), shall become a Hired Employee and, Purchaser shall have no liability or obligation with respect to any Employee on Disability after the Transition Time. Notwithstanding the foregoing, Purchaser acknowledges that Seller has the right, but is not required, to retain any management-level Hospitals' Employee who does not accept Purchaser's employment offer made under this Section 5.3(b), which individuals will remain employed by Seller or its applicable affiliate as of the Transition Time (the "Retained Management Employees"). Any of the Hospitals' Employees who accept an offer of employment with Purchaser as of or after the Transition Time shall be referred to in this Agreement as the "Hired Employees". Purchaser shall ensure that the terms and conditions of employment (including initial position, cash compensation, shifts, benefits, including without limitation health, dental, disability, life insurance) of each of the Hired Employees on and after the Transition Time are substantially equivalent to that provided the Hospitals' Employees as of the Effective Date; Purchaser shall also ensure that a 401(k) retirement plan option is made available to the Hired Employees.

            (c) Purchaser shall give all Hired Employees full credit for extended sick pay (Reserve Sick) as reflected by the Sick Pay Amount as of the Closing Date, and all other paid time off pay, including CashPlus obligations of Seller and/or Seller's affiliates to such employees, either by (i) crediting such employees the time off reflected in the employment records of Seller and/or any of its affiliates immediately prior to the Effective Time or (ii) by making full payments to such employees of the amounts which such employees would have received had they taken such paid time off; provided, however, this Section 5.3(c)(ii) shall not be applicable to the Sick Pay Amount as of the Closing Date.

            (d) On and after the Transition Time, Hired Employees shall be eligible for a medical and hospital plan sponsored by Purchaser. Hired Employees shall be given credit for periods of employment with Seller and Seller's affiliates, as applicable, prior to the Transition Time for purposes of determining eligibility to participate and amount of benefits (including without limitation vesting of benefits) with respect to paid time off plans and retirement plans of Purchaser, and pre-existing condition limitations will be waived with respect to Hired Employees and their covered dependents under medical and hospital plans sponsored by Purchaser unless such pre-existing condition limitations were applicable prior to the Transition Time. In addition, if prior to the Transition Time a Hired Employee or his covered dependents paid any amounts towards a deductible or out-of-pocket maximum in Seller's or its affiliate's medical and health plan's current fiscal year, such amounts shall be applied toward satisfaction of the deductible or out-of-pocket maximum in the current fiscal year of Purchaser's medical and health plan that covers Hired Employees on and after the Transition Time. Purchaser agrees that, for any employee subject to any collective bargaining agreement, if any eligibility described in this section differs from eligibility described by the collective bargaining agreement, the eligibility descriptions of the collective bargaining agreement shall prevail.

            (e) Within thirty (30) days after the Hospitals' Employees (other than the Retained Management Employees) cease to be employees of Seller and Seller's affiliates (as described in Section 4.9), such persons will be entitled to a distribution of their accounts under the Tenet Healthcare Corporation 401(k) Retirement Savings Plan. Any such Person whose account remains with the Tenet Healthcare Corporation 401(k) Retirement Savings Plan will be subject to the distribution provisions of such plan. Purchaser shall provide Seller (i) with periodic reports, at least quarterly, to identify termination dates for the Hired Employees and (ii) upon Seller's reasonable request, prompt verification of the termination dates for Hired Employees.

            (f) Seller shall be responsible to provide continuation coverage pursuant to the requirements of Code section 4980B and Part 6 of Title I of ERISA ("COBRA Coverage") with respect to the Hospitals' Employees (and their dependents) whose qualifying event occurred prior to the date on which such Hospitals' Employees become Hired Employees and for any of the Hospitals' Employees who do not elect to become Hired Employees. Purchaser shall be responsible to provide COBRA Coverage with respect to each of the Hired Employees (and their dependents) whose qualifying event occurs on or after the date on which such Hospitals' Employees become Hired Employees.

            (g) After the Transition Time, Purchaser's human resources department will give reasonable assistance to Seller's and its affiliates' human resources department with respect to Seller's and Seller's affiliates' post-Transition Time administration of Seller's and Seller's affiliates' pre-Transition Time employee pension benefit plans and employee health or welfare benefit plans for the Hospitals' Employees (other than the Retained Management Employees). Within fifteen (15) days after the Transition Time, Purchaser shall provide to Seller a list of all the Hospitals' Employees who were offered employment by Purchaser but refused such employment.

            (h) Purchaser acknowledges that affiliates of Seller are a party to an Election Procedure Agreement with the SEIU, an Election Procedure Agreement with United Nurses Association of California/Union of Health Care Professionals, NUHHCE, AFSCME, AFL-CIO ("UNAC"), and an Election Procedure Agreement with the California Nurses Association("CNA"), relating to and covering employees of the Hospitals (individually, an "EPA" and, collectively, the "EPAs"). On and after the Effective Time, Purchaser shall abide by and comply with Seller's affiliates' obligations under the EPAs relating to and covering the employees of the Hospitals (whether such employees are employed by Purchaser at the Effective Time or at any time thereafter), as more specifically set forth in Section 5.15 of this Agreement. All changes made by Purchaser to the terms and conditions of employment of union represented employees shall be subject to the terms of any applicable collective bargaining agreement and related agreements between Seller and any labor organization (including without limitation CNA, UNAC and SEIU and/or its affiliated locals) covering such employees. The terms of this Section 5.3(h) shall not be subject to the time limitations contained in Section 10.1 of the Agreement. The terms of this section and those set forth in Section 5.15 are expressly limited to the facilities and/or Hospitals covered by this Agreement and shall not extend to other facilities or operations owned or operated by Purchaser at the time of execution of this Agreement or those that may be acquired in the future. Purchaser disavows any obligations to recognize or bargain with any union representatives not otherwise specified in this Agreement.

            (i) On and after the Transition Time, Purchaser shall take any and all action that may be necessary to comply with the terms and provisions of the National Labor Relations Act or the Labor Management Relations Act as a result of the consummation of the transactions contemplated by this Agreement, including, without limitation, obligations thereunder to any of the Hired Employees covered by the labor union agreements described on Schedule 2.13(b); provided, however, Seller, shall, as soon as reasonably possible after the Effective Date, provide to Purchaser all information reasonably necessary for the Purchaser's understanding and implementation of employee wages, benefits, and other conditions of employment required by these union agreements.

            (j) No provision of this Agreement (except with respect to expressly assumed Contracts) shall create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of Seller or of any of its affiliates in respect of continued employment (or resumed employment) with Purchaser, and no provision of this Agreement (except with respect to expressly assumed Contracts) shall create any such rights in any such employee or former employee (or their respective dependents and beneficiaries) in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plan or arrangement of Purchaser or any of Purchaser's affiliates. Except as otherwise expressly provided above at
Section 5.3 and below at Section 5.15, no provision of this Agreement shall constitute a limitation on the rights of Purchaser and its affiliates to amend, modify or terminate after the Transition Time any employee benefit plans or arrangements.

      5.4 Use of Business Names. Purchaser covenants that it and its affiliates shall not use in their respective trades or businesses the names "Tenet Healthcare Corporation", "Tenet", "Tenet HealthSystem", "OrNda HealthCorp", and any other names or symbols not used exclusively at any of the Hospitals prior to the Effective Time, any abbreviations or variations thereof or service marks, symbols or logos related thereto, nor any promotional material, stationery, supplies or other items of inventory bearing either such names, symbols or abbreviations or variations thereof.

      5.5 Excluded Assets. As soon as practicable after the Closing Date, Purchaser shall deliver to Seller or Seller's designee any intangible Excluded Assets found at any of the Hospitals on and after the Effective Time, without imposing any charge on Seller for Purchaser's storage or holding of same on and after the Effective Time. Seller shall be responsible for removing any and all tangible Excluded Assets within ten (10) business days after the Closing Date, at Seller's expense.

      5.6 Confidentiality. Purchaser shall, and shall cause its employees, representatives and agents to, hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of Purchaser's counsel, by other requirements of law, all Confidential Information (as hereinafter defined), and Purchaser shall not disclose the Confidential Information to any Person, except as otherwise may be reasonably necessary to carry out the transactions contemplated by this Agreement, including any business or diligence review by or on behalf of Purchaser. Purchaser's obligations set forth in the immediately preceding sentence shall apply (a) between the Effective Date and the Effective Time with respect to Confidential Information which is among the Assets and (b) after the Effective Date for all Confidential Information which is not described in subsection (a) above. For the purposes hereof, "Confidential Information" shall mean all information of any kind concerning Seller or the businesses of the Hospitals, in connection with the transactions contemplated by this Agreement except information (i) ascertainable or obtained from public or published information, (ii) received from a third party not known by Purchaser to be under an obligation to Seller or any affiliate of Seller to keep such information confidential, (iii) which is or becomes known to the public (other than through a breach of this Agreement), or
(iv) which was in Purchaser's possession prior to disclosure thereof to Purchaser in connection herewith. Notwithstanding the foregoing, but subject to the terms of Section 12.8, Purchaser shall be permitted to disclose in an offering circular, confidential offering memorandum, private placement memorandum or similar documentation (the "Offering Circular") to prospective investors historical financial information regarding the Hospitals. Purchaser shall cause any Offering Circular to prominently contain the disclosures set forth on Schedule 5.6. The rights of Seller under this Section 5.6 shall be in addition to and not in substitution for the rights of Seller and Seller's affiliates under that certain Confidentiality Agreement between THC and Mogel Management Group, Inc., dated February 27, 2004 (the "Confidentiality Agreement"), which Confidentiality Agreement shall survive the Closing. Disclosure of Seller information by Purchaser to potential financing sources with respect to Purchaser shall be permitted, subject to execution by such financing sources of a confidentiality agreement reasonably acceptable to Seller.

      5.7 Enforceability. Purchaser hereby acknowledges that the restrictions contained in Section 5.6 above are reasonable and necessary to protect the legitimate interests of Seller. The parties also hereby acknowledge and agree that any breach of Section 5.6 would result in irreparable injury to Seller and that any remedy at law for any breach of Section 5.6 would be inadequate. Notwithstanding any provision to the contrary contained in this Agreement, the parties therefore agree, and Purchaser hereby specifically consents that, without necessity of proof of actual damage, Seller may be granted temporary or permanent injunctive relief, that Seller shall be entitled to an equitable accounting of all earnings, profits and other benefits arising from such breach, and that Seller shall be entitled to recover its reasonable fees and expenses, including attorneys' fees, incurred by Seller in enforcing the restrictions contained in Section 5.6.

      5.8 Hart-Scott-Rodino Act Filings. Purchaser shall (a) take promptly all actions necessary to make the filings required of Purchaser or its affiliates under the HSR Act, (b) comply at the earliest practicable date with any request for additional information received by Purchaser or its affiliates from the FTC or the DOJ pursuant to the HSR Act, and (c) cooperate with Seller in connection with Seller's or Seller's affiliates' filings under the HSR Act and in connection with resolving any investigation or other regulatory inquiry concerning the transactions contemplated by this Agreement commenced by either the FTC or the DOJ. All filing fees imposed in connection with Purchaser's filings under the HSR Act shall be borne by Purchaser. Notwithstanding the foregoing, Purchaser shall not be required to comply with any conditions which the FTC or DOJ may require as a condition to their approval of the transactions contemplated by this Agreement, if in Purchaser's reasonable judgment such conditions would materially and adversely affect Purchaser's rights and benefits as originally contemplated under this Agreement.

      5.9 Waiver of Bulk Sales Law Compliance. Purchaser hereby waives compliance by Seller with the requirements, if any, of Article 6 of the Uniform Commercial Code as in force in any state in which the Assets are located and all other similar laws applicable to bulk sales and transfers.

      5.10 Indigent and Low Income Care. After the Effective Time, Purchaser shall comply in all material respects with all applicable laws related to the provision of care to indigent and low-income patients at the Hospitals.

      5.11 Medical Staff. To ensure continuity of care in the community, Purchaser agrees that each Hospital's medical staff members in good standing as of the Effective Time shall maintain medical staff privileges at each such Hospital as of the Effective Time. On and after the Effective Time, the medical staff will be subject to each Hospital's Medical Staff Bylaws then in effect, to the extent consistent with applicable law and regulations, and requirements of JCAHO.

      5.12 Comfort With Respect to Post-Closing Obligations Arising Under this Agreement. To provide Seller additional comfort regarding Purchaser's financial wherewithal to satisfy its obligations under this Agreement following the Closing, Purchaser shall provide quarterly summaries to Seller of the Hospitals' operating performance, including but not limited to profit and loss and net cash flow statements, and financial status, until the earlier to occur of the expiration of all of Purchaser's obligations under Section 10.3.1 of this Agreement or Seller's complete release and discharge of all obligations under the Chapman Medical Center Leases. Subject to Section 12.2 of this Agreement, Purchaser shall require that any purchaser or other assignee of substantially all of the assets of any of the Hospitals agree, in the agreement evidencing such transaction, to be jointly and severally liable with Purchaser for all of Purchaser's obligations under Section 10.3.1 of this Agreement that are attributable to the Hospital(s) being transferred to such purchaser or assignee pursuant to such agreement. Purchaser shall not be released or discharged from its obligations under Section 10.3.1 as to which the purchaser or assignee of a Hospital becomes jointly and severally liable.

      5.13 Intentionally Omitted

      5.14 Group Purchasing Contract. Following the Closing Date, Purchaser shall cause the Hospitals to participate in specified national purchasing contracts of Seller and its affiliates. Seller agrees that it will make available to Purchaser the opportunity for other health care facilities owned or operated by Purchaser or its affiliates to participate in such contracts. At Closing, Purchaser shall execute the "Group Purchasing Contract" attached hereto in the form of Exhibit 5.14 for such purpose, which contract shall have a term of no less than five (5) years after the Closing Date.

      5.15 Certain Collective Bargaining Matters. Purchaser shall cause each of the Hospitals to abide by the obligations set forth below that are applicable to such Hospital.

            (a) Chapman Medical Center.

                  (i) On and after the Effective Time, Purchaser agrees to abide by the terms of the Election Procedure Agreements between Tenet California, Inc. and SEIU, CNA and UNAC and any amendments or other agreements entered into between Tenet California, Inc. and SEIU, CNA and/or UNAC prior to the Effective Time as to Chapman Medical Center and any applicable collective bargaining agreements..

                  (ii) Purchaser acknowledges that CNA is the collective bargaining representative of a bargaining unit of all full-time, part-time and per diem registered nurses employed at Chapman Medical Center. Purchaser acknowledges that Chapman Medical Center and CNA are parties to a collective bargaining agreement covering the above-described bargaining unit, a copy of which has been provided to Purchaser. On or before the Transition Time, Purchaser shall recognize CNA as the exclusive collective bargaining representative of the above-described unit, shall adopt and assume the collective bargaining agreement between Chapman Medical Center and CNA and all agreements related to such collective bargaining agreement, and shall retain all or substantially all of the employees covered by such collective bargaining agreement.

                  (iii) Notwithstanding anything to the contrary in this Agreement, neither Seller nor Seller's affiliates will voluntarily agree with the SEIU prior to the Effective Time to conduct elections for employees of Chapman Medical Center covered by the applicable Election Procedure Agreement after the Effective Time. Upon selection of SEIU and/or any of its affiliated local unions, including without limitation SEIU Local 399 and SEIU Local 121 RN, United Nurses Association of California/Union of Health Care Professionals, NUHHCE, AFSCME, AFL-CIO ("UNAC") or any other labor organization pursuant to a representation election among employees of Chapman Medical Center covered by the terms of the applicable Election Procedure Agreement prior to or after the Effective Time, Purchaser shall recognize such labor organization as the collective bargaining representative and shall adopt and assume the applicable Western Regional Health Care Employees Model Contract and/or Western Regional Registered Nurse Model Contract (as applicable to professional employees) and all agreements related to such collective bargaining agreements. If such employees select a collective bargaining representative under the terms of the applicable Election Procedure Agreement prior to the Effective Time, Purchaser shall retain all or substantially all of the bargaining unit employees covered by the applicable collective bargaining agreement.

                  (iv) All offers of employment to employees of Chapman Medical Center covered by an Election Procedure Agreement between Tenet California, Inc. and CNA, SEIU and/or UNAC shall be subject to the terms and conditions of such Election Procedure Agreement and any applicable collective bargaining agreement.

            (b) Coastal Communities Hospital.

                  (i) On and after the Effective Time, Purchaser agrees to abide by the terms of the Election Procedure Agreements between Tenet California, Inc. and SEIU, CNA and UNAC and any amendments or other agreements entered into between Tenet California, Inc. and SEIU, CNA and/or UNAC prior to the Effective Time as to Coastal Communities Hospital and any applicable collective bargaining agreements.

                  (ii) Purchaser acknowledges that CNA is the collective bargaining representative of a bargaining unit of all full-time, part-time and per diem registered nurses employed at Coastal Communities Hospital. Purchaser acknowledges that Coastal Communities Hospital and CNA are parties to a collective bargaining agreement covering the above-described bargaining unit, a copy of which has been provided to Purchaser. On or before the Effective Time, Purchaser shall recognize CNA as the exclusive collective bargaining representative of the above-described unit, shall adopt and assume the collective bargaining agreement between Coastal Communities Hospital and CNA and all agreements related to such collective bargaining agreement, and shall retain all or substantially all of the employees covered by such collective bargaining agreement.

                  (iii) Purchaser acknowledges that representation elections were conducted on July 16, 2004 by the National Labor Relations Board in Cases 31-RC-8403 and 31-RC-8404 among employees at Coastal Communities Hospital in the following bargaining units: (i) full-time, part-time and per diem service and maintenance, technical, skilled maintenance and business office clerical employees, and (ii) full-time, part-time and per diem professional employees (excluding registered nurses and physicians). Purchaser acknowledges that after such elections, SEIU Local 399 filed objections to both elections which objections are currently pending. Notwithstanding anything to the contrary in this Agreement, Purchaser agrees that neither Seller nor Seller's affiliates will voluntarily agree with the SEIU prior to the Effective Time to conduct elections for employees of Coastal Communities Hospital covered by the applicable Election Procedure Agreement after the Effective Time. Upon selection of SEIU Local 399 in either bargaining unit prior to or after the Effective Time, Purchaser shall recognize SEIU Local 399 as the collective bargaining representative and shall adopt and assume the applicable Western Regional Health Care Employees Model Contract and/or Western Regional Registered Nurse Model Contract (as applicable to professional employees) and all agreements related to such collective bargaining agreements. If SEIU Local 399 is selected as the collective bargaining representative prior to the Effective Time, Purchaser shall retain all or substantially all of the bargaining unit employees covered by the applicable collective bargaining agreement.

                  (iv) All offers of employment to employees of Coastal Communities Hospital covered by an Election Procedure Agreement between Tenet California, Inc. and CNA, SEIU and/or UNAC shall be subject to the terms and conditions of such Election Procedure Agreement and any applicable collective bargaining agreement.

            (c) Western Medical Center - Anaheim.

                  (i) On and after the Effective Time, Purchaser agrees to abide by the terms of the Election Procedure Agreements between Tenet California, Inc. and SEIU, CNA, and UNAC as to Western Medical Center - Anaheim and any applicable collective bargaining agreements.

                  (ii) Purchaser acknowledges that CNA is the collective bargaining representative of a bargaining unit of all full-time, part-time and per diem registered nurses employed at Western Medical Center - Anaheim. Purchaser acknowledges that Western Medical Center - Anaheim and CNA are parties to a collective bargaining agreement covering the above-described bargaining unit, a copy of which has been provided to Purchaser. On or before the Effective Time, Purchaser shall recognize CNA as the exclusive collective bargaining representative of the above-described unit, shall adopt and assume the collective bargaining agreement between Western Medical Center - Anaheim and CNA and all agreements related to such collective bargaining agreement, and shall retain all or substantially all of the employees covered by such collective bargaining agreement.

                  (iii) Purchaser acknowledges that SEIU Local 399 is the collective bargaining representative of a bargaining unit of full-time, part-time and per diem service and maintenance, technical, skilled maintenance and business office clerical employees employed by Western Medical Center - Anaheim at its hospital facility and its three (3) affiliated clinics. Purchaser acknowledges that Western Medical Center - Anaheim and SEIU Local 399 are parties to a collective bargaining agreement covering the above-described bargaining unit, a copy of which has been provided to Purchaser. On or before the Effective Time, Purchaser shall recognize SEIU Local 399 as the exclusive collective bargaining representative of the above-described unit, shall adopt and assume the collective bargaining agreement between Western Medical Center - Anaheim and CNA and all agreements related to such collective bargaining agreement, and shall retain all or substantially all of the employees covered by such collective bargaining agreement.

                  (iv) All offers of employment to employees of Western Medical Center - Anaheim covered by an Election Procedure Agreement between Tenet California, Inc. and CNA, SEIU and/or UNAC shall be subject to the terms and conditions of such Election Procedure Agreement and any applicable collective bargaining agreement.

            (d) Western Medical Center - Santa Ana.

                  (i) On and after the Effective Time, Purchaser agrees to abide by the terms of the Election Procedure Agreements between Tenet California, Inc. and Service Employees International Union SEIU, CNA and UNAC and any amendments or other agreements entered into between Tenet California, Inc. and SEIU, CNA and/or UNAC prior to the Effective Time as to Western Medical Center - Santa Ana and any applicable collective bargaining agreements.

                  (ii) Purchaser agrees that nothing in this Agreement prohibits Seller and/or Seller's affiliates from agreeing with CNA prior to the Effective Time to conduct elections for employees of Western Medical Center - Santa Ana covered by the applicable Election Procedure Agreement whether such elections occur prior to or after the Effective Time. Upon selection by registered nurses of CNA, UNAC or any other labor organization as their collective bargaining representative pursuant to a representation election under the terms of the applicable Election Procedure Agreement prior to or after the Effective Time, Purchaser shall recognize such labor organization and shall adopt and assume the applicable registered nurses collective bargaining agreement and all agreements related to such collective bargaining agreement. If such registered nurses select a collective bargaining representative under the terms of the applicable Election Procedure Agreement prior to the Effective Time, Purchaser shall retain all or substantially all of the bargaining unit employees covered by the applicable collective bargaining agreement.

                  (iii) Purchaser agrees that nothing in this Agreement prohibits Seller and/or Seller's affiliates from agreeing with the SEIU prior to the Effective Time to conduct elections for employees of Western Medical Center
- Santa Ana covered by the applicable Election Procedure Agreement whether such elections occur prior to or after the Effective Time. Upon selection of SEIU and/or any of its affiliated local unions, including without limitation SEIU Local 399 and SEIU Local 121 RN, UNAC or any other labor organization pursuant to a representation election among employees of Western Medical Center - Santa Ana covered by the terms of the applicable Election Procedure Agreement prior to or after the Effective Time, Purchaser shall recognize such labor organization as the collective bargaining representative and shall adopt and assume the applicable Western Regional Health Care Employees Model Contract and/or Western Regional Registered Nurse Model Contract (as applicable to professional employees) and all agreements related to such collective bargaining agreements. If such employees select a collective bargaining representative under the terms of the applicable Election Procedure Agreement prior to the closing of the sale, the Purchaser shall retain all or substantially all of the bargaining unit employees covered by the applicable collective bargaining agreement.

                  (iv) All offers of employment to employees of Western Medical Center-Santa Ana covered by an Election Procedure Agreement between Tenet California, Inc. and CNA, SEIU and/or UNAC shall be subject to the terms and conditions of such Election Procedure Agreement and any applicable collective bargaining agreement

                                   ARTICLE VI

                  CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

      Seller's obligation to sell the Assets and to close the transactions as contemplated by this Agreement shall be subject to the satisfaction of each of the following conditions on or prior to the Closing Date unless specifically waived in writing by Seller in whole or in part at or prior to the Closing:

      6.1 Signing and Delivery of Instruments. Purchaser shall have executed and delivered all documents, instruments and certificates required to be executed and delivered pursuant to the provisions of this Agreement. Purchaser acknowledges that Purchaser shall not satisfy the condition precedent set forth in this Section 6.1 (as it relates to the delivery of the amount set forth in Section 1.7.1) unless Purchaser initiates the wire transfer of the amount set forth in Section 1.7.1 to Seller, and provides to Seller a Federal Reserve wire reference number with respect thereto, on or before 12:00 noon (Pacific time) on the Closing Date.

      6.2 Unfavorable Action or Proceeding. On the Closing Date, no orders, decrees, judgments or injunctions of any court or Governmental Entity shall be in effect, and no claims, actions, suits, proceedings, arbitrations or investigations shall be pending or threatened, which challenge or seek to challenge, or which could prevent or cause the rescission of, the consummation of the transactions contemplated in this Agreement.

      6.3 Performance of Covenants. Purchaser shall have in all respects performed or complied with each and all of the obligations, covenants, agreements and conditions required to be performed or complied with by it on or prior to the Closing Date; provided, however, this condition will be deemed to be satisfied unless (a) Purchaser was given written notice of such failure to perform or comply and did not or could not cure such failure to perform or comply within fifteen (15) business days after receipt of such notice and (b) the respects in which such obligations, covenants, agreements and conditions have not been performed have had or would more likely than not result in a material adverse effect (whether individually or in the aggregate) on Purchaser's ability to perform its obligations hereunder. Seller shall not be required to give Purchaser the notice described in Section 6.3(a) unless and until Seller is aware, or based on the applicable facts and circumstances, it is reasonable that Seller should be aware of Purchaser's alleged failure to perform or comply with the applicable terms of this Agreement.

      6.4 Opinion of Counsel for Purchaser. Seller shall have received the favorable opinion of Purchaser's counsel, dated the Closing Date, in substantially the form set forth in Exhibit 6.4 attached to this Agreement.

      6.5 Hart Scott Rodino Filings. All filings required to be made and notices required to be given pursuant to the HSR Act shall have been made, all approvals or consents required thereby shall have been obtained and the waiting periods required thereby, if any, shall have expired or terminated.

      6.6 Governmental Authorizations. Purchaser shall have obtained all material licenses, permits, certificates of need and authorizations from Governmental Entities that are necessary or required for completion of the transactions contemplated by this Agreement including reasonable assurances that any material licenses, permits, certificates of need and authorizations not actually issued as of the Closing will be issued following Closing (which may include oral assurances from appropriate Governmental Entities).

      6.7 Schedules. The material provisions of the Exhibits, Disclosure Schedule and schedules attached to this Agreement that were updated by Purchaser after the Effective Date, if any, shall be acceptable to Seller in its reasonable discretion provided, however, that Purchaser shall be deemed to have obtained Seller's approval to any such material updates of the Exhibits, Disclosure Schedule or schedules if Purchaser gives Seller written notice of an update and Purchaser does not receive from Seller a written notice of objection to such action within ten (10) business days after Seller receives Purchaser's written notice.

      6.8 Representations and Warranties. The representations and warranties of Purchaser contained in this Agreement will be true and correct in all respects, except where the failure of such representations and warranties to be true and correct would not have a material adverse effect (whether individually or in the aggregate) on Purchaser's ability to consummate the transactions contemplated hereby, when made and on and as of the Closing Date (or the date otherwise specified herein) as though such representations and warranties had been made on and as of such date.

                                  ARTICLE VII

                CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

      Purchaser's obligation to purchase the Assets and to close the transactions contemplated by this Agreement shall be subject to the satisfaction of each of the following conditions on or prior to the Closing Date unless specifically waived in writing by Purchaser in whole or in part at or prior to the Closing.

      7.1 Governmental Authorizations. Purchaser shall have obtained all material licenses, permits, certificates of need and authorizations (but not provider numbers, which are governed by the second sentence of this Section 7.1) from Governmental Entities that are necessary or required for the consummation of the transactions herein, including for Purchaser to operate the Hospitals in a manner consistent with Seller's operation of the Hospitals immediately prior to the Closing, including reasonable assurances (which assurances are reasonably acceptable to Purchaser) that any material licenses, permits, certificates of need and authorizations (but not provider numbers) not actually issued as of the Closing will be issued following Closing (which may include oral assurances from appropriate Governmental Entities). Except with respect to those Medicare numbers and agreements, if any, which Purchaser elects in its sole discretion to assume on or before October 14, 2004, Purchaser shall have obtained reasonable assurances (which assurances are reasonably acceptable to Purchaser) that it will be issued new Medicare and Medi-Cal provider numbers following Closing (which may include oral assurances from appropriate Governmental Entities). Notwithstanding the foregoing, for purposes of this Section 7.1, (i) Purchaser shall be deemed to have obtained reasonable assurances that it will be issued new Medicare and Medi-Cal provider numbers following Closing upon the receipt of written confirmation from the FI of the FI's approval of all of Purchaser's Form 855 applications, (ii) Purchaser's failure to have obtained a "tying notice" as of the Closing Date indicating that Purchaser can bill under the Medicare and/or Medi-Cal programs for services rendered at the Hospitals shall not be taken into account for purposes of determining whether Purchaser has obtained reasonable assurances that it will be issued new Medicare and Medi-Cal provider numbers following the Closing, and (iii) if Medicare requires a survey of the psychiatric sub-units of such Hospitals as a condition to the issuance of a new Medicare number to the Hospitals, neither the completion of such survey, nor any failures to obtain any licenses, permits, authorizations, provider numbers or provider agreements at the Hospitals as a result thereof, shall constitute a condition precedent to Purchaser's obligation to consummate the transactions contemplated by this Agreement. Seller shall have obtained all material permits and authorizations from Governmental Entities that are necessary or required for the consummation of the transactions herein, including reasonable assurances (which assurances are reasonably acceptable to Purchaser) that any such material permits and authorizations not actually issued as of the Closing will be issued following Closing (which may include oral assurances from appropriate Governmental Entities).

      7.2 Signing and Delivery of Instruments. Seller shall have executed and delivered all documents, instruments and certificates required to be executed and delivered pursuant to all of the provisions of this Agreement.

      7.3 Performance of Covenants. Seller shall have in all material respects performed or complied with each and all of the obligations, covenants, agreements and conditions required to be performed or complied with by Seller on or prior to the Closing Date; provided, however, this condition will be deemed to be satisfied unless (a) Seller was given written notice of such failure to perform or comply and did not or could not cure such failure to perform or comply within fifteen (15) business days after receipt of such notice and (b) the respects in which such obligations, covenants, agreements and conditions have not been performed have had or would more likely than not result in a material adverse effect (whether individually or in the aggregate) on the Assets or the business of the Hospitals or Seller's ability to perform its obligations hereunder. Purchaser shall not be required to give Seller the notice described in Section 7.3(a) unless and until Purchaser is aware, or based on the applicable facts and circumstances, it is reasonable that Purchaser should be aware of Seller's alleged failure to perform or comply with the applicable terms of this Agreement.

      7.4 Unfavorable Action or Proceeding. On the Closing Date, no orders, decrees, judgments or injunctions of any court or Governmental Entity shall be in effect, and no claims, actions, suits, proceedings, arbitrations or investigations shall be pending or threatened, which challenge or seek to challenge, or which could prevent or cause the rescission of, the consummation of the transactions contemplated in this Agreement.

      7.5 Hart Scott Rodino Filings. All filings required to be made and notices required to be given pursuant to the HSR Act shall have been made, all approvals or consents required thereby shall have been obtained and the waiting periods required thereby, if any, shall have expired or terminated.

      7.6 Opinion of Counsel. Purchaser shall have received the favorable opinion of Seller's in-house counsel dated the Closing Date, in substantially the form attached hereto as Exhibit 7.6.

      7.7 Title Insurance Policy. Purchaser shall have received a fully effective Owner's Title Policy issued to Purchaser by the Title Company covering the Owned Real Property and a fully effective Leasehold Title Policy covering any ground lease or other lease of record specified on Schedule 4.8 in the amount of the full insurable value of the Owned Real Property and any such ground lease or other lease of record, respectively (which amount shall be set forth in Schedule 11.1(b)). The Owner's Title Policy shall show fee simple title to the Owned Real Property vested in Purchaser, and the Leasehold Title Policy shall show valid leasehold title to the Leased Real Property which is subject to any ground lease or other lease of record specified on Schedule 4.8, subject only to: (a) current real estate taxes not yet due and payable; and (b) the permitted title exceptions listed in Schedule 7.7 hereto (the "Permitted Exceptions"). The Title Policy shall have all standard and general exceptions deleted so as to afford full "extended form coverage".

      7.8 Environmental Survey. Purchaser shall have received the Environmental Survey referred to in Section 4.12.

      7.9 Exhibits and Schedules. The material provisions of the Exhibits, Disclosure Schedule and all schedules attached to this Agreement that were updated by Seller after the Effective Date, if any, shall be acceptable to Purchaser in its reasonable discretion provided, however, that Seller shall be deemed to have obtained Purchaser's approval to any such material updates of the Exhibits, Disclosure Schedule or schedules if Seller gives Purchaser written notice of an update and Seller does not receive from Purchaser a written notice of objection to such action within ten (10) business days after Purchaser receives Seller's written notice.

      7.10 Representations and Warranties. The representations and warranties of Seller contained in this Agreement will be true and correct in all respects, except where the failure of such representations and warranties to be true and correct would not have a material adverse effect (whether individually or in the aggregate) on Seller's ability to consummate the transactions contemplated hereby and the operation of the Hospital following the Closing Date, when made and on and as of the Closing Date (or the date otherwise specified herein) as though such representations and warranties had been made on and as of such date.

                                  ARTICLE VIII

                                   TERMINATION

      8.1 Termination. This Agreement may be terminated at any time prior to
Closing:

            (a) by the mutual written consent of the parties;

            (b) by Seller if a material breach of this Agreement has been committed by Purchaser and such breach has not been (i) waived in writing by Seller or (ii) cured by Purchaser to the reasonable satisfaction of Seller within fifteen (15) business days after service by Seller upon Purchaser of a written notice which describes the nature of such breach; provided, however, that if the obligation which Purchaser fails to perform is other than the failure to make payment of money, and greater than fifteen (15) business days are required to cure or perform said obligation, then Purchaser shall not be in default of this Agreement and the Agreement shall not terminated as provided hereinabove if Purchaser commences to cure the non-performance within said fifteen (15) day period and diligently pursues said cure to completion within five (5) business days thereafter;

            (c) by Purchaser if a material breach of this Agreement has been committed by Seller and such breach has not been (i) waived in writing by Purchaser or (ii) cured by Seller to the reasonable satisfaction of Purchaser within fifteen (15) business days after service by Purchaser upon Seller of a written notice which describes the nature of such breach; provided, however, that if the obligation which Seller fails to perform is other than the failure to make payment of money, and greater than fifteen (15) business days are required to cure or perform said obligation, then Seller shall not be in default of this Agreement and the Agreement shall not terminated as provided hereinabove if Seller commences to cure the condition of non-performance within said fifteen
(15) day period and diligently pursues said cure to completion within five (5) business days thereafter;

            (d) by Purchaser if any of the conditions in Article VII have not been satisfied as of the Closing Date or if satisfaction of any condition in
Article VII is or becomes impossible and Purchaser has not waived such condition in writing on or before the Closing Date (provided that the failure to satisfy the applicable condition or conditions has occurred by reason other than (i) through the failure of Purchaser to comply with its obligations under this Agreement or (ii) Seller's failure to provide its closing deliveries on the Closing Date as a result of Purchaser not being ready, willing and able to close the transaction on the Closing Date);

            (e) by Seller if any of the conditions in Article VI have not been satisfied as of the Closing Date or if satisfaction of any such condition in
Article VI is or becomes impossible and Seller has not waived such condition in writing on or before the Closing Date (provided that the failure to satisfy the applicable condition or conditions has occurred by reason other than (i) through the failure of Seller to comply with its obligations under this Agreement or
(ii) Purchaser's failure to provide its closing deliveries on the Closing Date as a result of Seller not being ready, willing and able to close the transaction on the Closing Date);

            (f) by Purchaser, upon the delivery of a Casualty Termination Notice to Seller in accordance with Section 1.14;

            (g) by either Purchaser or Seller if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before December 31, 2004 (the "Termination Date");

            (h) by Purchaser, if, since the Effective Date, there has occurred any event, change or development that has had a "material adverse effect" on the assets, financial condition, or operations of the Hospitals considered in the aggregate; provided, however, that notwithstanding anything to the contrary contained in this Agreement, the following will be presumed not to give rise to a "material adverse effect": (a) changes or proposed changes to any law, reimbursement rates or policies of governmental agencies or bodies that are generally applicable to hospitals or healthcare facilities and (b) requirements, reimbursement rates, policies or procedures of third party payors or accreditation commissions or organizations that are generally applicable to hospitals or healthcare facilities;

            (i) by Seller, unless Purchaser has previously waived the condition precedent set forth at Section 7.1 relating to obtaining licensure with respect to Hospitals and "reasonable assurances" of issuance of a Medicare provider number, if Purchaser has not received, on or before December 15, 2004, written confirmation from the FI of its approval of the Purchaser's Form 855, and such failure by Purchaser to receive approval from the FI within such time frame is not attributable to a breach by Seller of its covenant to cooperate set forth in
Section 4.4 of this Agreement provided, however, that no such breach by Seller shall be deemed to have occur for purposes of this Section 8.1(i) unless Purchaser has provided not less than fifteen (15) days prior written notice to Seller detailing, with reasonably particularity, the nature of such alleged breach of Section 4.4 and Seller has failed to cure such breach to the reasonable satisfaction of Purchaser by the end of such fifteen (15) day period; or

            (j) by Purchaser, on or before October 6, 2004, if in Purchaser's reasonable discretion any item(s) identified in the Surveys, individually or in the aggregate, would materially adversely affect the ability of Purchaser to obtain commercial financing with respect to the acquisition of the Hospitals and the Assets.

      8.2 Termination Consequences. If this Agreement is terminated pursuant to
Section 8.1: (a) all further obligations of the parties under this Agreement shall terminate, except that the obligations in Sections 1.4, 5.6, 12.3, 12.6, 12.8, and 12.12 shall survive; (b) each party shall pay the costs and expenses incurred by it in connection with this Agreement, except as provided in Section 12.12; and (c) nothing shall prevent any party hereto from pursuing any of its legal rights or remedies that may be granted to any such party by law against any other party to this Agreement, except that no party shall be entitled to obtain Consequential Damages.

                                   ARTICLE IX

                              POST-CLOSING MATTERS

      9.1 Excluded Assets and Excluded Liabilities; Misdirected Payments.

            (a) Subject to Section 11.2 hereof, any asset (including Accounts Receivable) or any liability, all other remittances and all mail and other communications that is an Excluded Asset or an Excluded Liability (a) pursuant to the terms of this Agreement, (b) as otherwise determined by the parties' mutual written agreement or (c) absent such agreement, as determined by adjudication by a court or similar tribunal, and which comes into the possession, custody or control of Purchaser (or its respective successors-in-interest, assigns or affiliates) shall within ten (10) business days following receipt be transferred, assigned or conveyed by Purchaser (and its respective successors-in-interest, assigns and affiliates) to Seller at Seller's cost, unless otherwise agreed by the Parties. The portion of any disproportionate share payments received by Purchaser that are treated as Excluded Assets pursuant to Section 9.1(c) below shall be remitted to Seller in accordance with the foregoing requirements. Until such transfer, assignment and conveyance, Purchaser (and its respective successors-in-interest, assigns and affiliates) shall not have any right, title or interest in or obligation or responsibility with respect to such asset or liability except that Purchaser shall hold such asset in trust for the benefit of Seller. Purchaser (and its respective successors-in-interest, assigns and affiliates) shall have neither the right to offset amounts payable to Seller under this Section 9.1(a) against, nor the right to contest its obligation to transfer, assign and convey to Seller because of, outstanding claims, liabilities or obligations asserted by Purchaser against Seller including but not limited to pursuant to the post-Closing Cash Purchase Price adjustment of Section 1.3 and the indemnification provisions of
Section 10.2. If Purchaser does not remit any payments or remittances due to Seller under this Section 9.1(a) in accordance with the first sentence of this
Section 9.1(a), such payments or remittances shall bear interest at the Prime Rate in effect on the calendar day upon which such payment was required to be made to Seller (the "Seller Payment Due Date"), plus five percent (5%) per annum (or the maximum rate allowed by law, whichever is less), compounded daily, such interest accruing after the Seller Payment Due Date until payment including all interest thereon, is made to Seller. With respect to payment received by Purchaser on account of Transition Services, this Section 9.1(a) shall be subject to the provisions of Section 11.3. The terms of this Article IX shall not be subject to the time limitations contained in Section 10.1 of this Agreement.

            (b) Any asset or any liability, all other remittances and all mail and other communications that is an Asset or an Assumed Liability (a) pursuant to the terms of this Agreement, (b) as otherwise determined by the parties' mutual written agreement or (c) absent such agreement, as determined by adjudication by a court or similar tribunal, and which comes into the possession, custody or control of Seller (or its respective successors-in-interest, assigns or affiliates) shall within ten (10) business days following receipt be transferred, assigned or conveyed by Seller (and its respective successors-in-interest, assigns and affiliates) to Purchaser at Purchaser's cost, unless otherwise agreed by the Parties. Until such transfer, assignment and conveyance, Seller (and its respective successors-in-interest, assigns and affiliates) shall not have any right, title or interest in or obligation or responsibility with respect to such asset or liability except that Seller shall hold such asset in trust for the benefit of Purchaser. Seller (and its respective successors-in-interest, assigns and affiliates) shall have neither the right to offset amounts payable to Purchaser under this Section 9.1(b) against, nor the right to contest its obligation to transfer, assign and convey to Purchaser because of, outstanding claims, liabilities or obligations asserted by Seller against Purchaser including but not limited to pursuant to the indemnification provisions of Section 10.3. If Seller does not remit any payments or remittances due to Purchaser under this Section 9.1(b) in accordance with the first sentence of this Section 9.1(b), such payments or remittances shall bear interest at the Prime Rate in effect on the calendar day upon which such payment was required to be made to Purchaser (the "Purchaser Payment Due Date"), plus five percent (5%) per annum (or the maximum rate allowed by law, whichever is less), compounded daily, such interest accruing after the Purchaser Payment Due Date until payment including all interest thereon, is made to Seller. The terms of this Article IX shall not be subject to the time limitations contained in Section 10.1 of this Agreement.

            (c) Notwithstanding any other terms herein to the contrary, the parties agree that any disproportionate share Medi-Cal payments (whether 855 or 1255) received related to the Hospitals shall be allocated between the parties as follows: (a) any disproportionate share Medi-Cal payments made in connection with the State of California's 2003- 2004 fiscal year (ending June 30, 2004) shall constitute an Excluded Asset; (b) Seller shall be paid a fraction of the disproportionate share Medi-Cal payments received in connection with the State's 2004- 2005 fiscal year (beginning July 1, 2004) for the Hospitals ("2005 DSH Payments") based on a fraction the numerator of which is the number of days from and including July 1, 2004 through the Closing Date and the denominator of which is three hundred sixty (360), and the remainder of all such 2005 DSH Payments shall be retained by, and the property of, the Purchaser; and (c) all disproportionate share Medi-Cal payments received in connection with the Hospitals relating to periods after the State's 2004-2005 fiscal year shall be fully retained by, and be the property of, the Purchaser.

      9.2 Preservation and Access to Records After the Closing.

            (a) From the Closing Date until seven (7) years after the Closing Date or such longer period as required by law (the "Document Retention Period"), Purchaser shall keep and preserve all medical records, patient records, medical staff records and other books and records which are among the Assets as of the Effective Time, but excluding any records which are among the Excluded Assets. Purchaser will afford to the representatives of Seller, including its counsel and accountants, full and complete access to, and copies (including, without limitation, color laser copies) of, such records with respect to time periods prior to the Effective Time (including, without limitation, access to records of patients treated at the Hospitals prior to the Effective Time) during normal business hours after the Effective Time, to the extent reasonably needed by Seller or Seller's affiliates for business purposes. Purchaser acknowledges that, as a result of entering into this Agreement and operating the Hospitals, it will gain access to patient records and other information which are subject to rules and regulations concerning confidentiality. Purchaser shall abide by any such rules and regulations relating to the confidential information it acquires. Purchaser shall maintain the patient and medical staff records at the Hospitals in accordance with applicable law and the requirements of relevant insurance carriers. After the expiration of the Document Retention Period, if Purchaser intends to destroy or otherwise dispose of any of the documents described in this Section 9.2(a), Purchaser shall provide written notice to Seller of Purchaser's intention no later than forty-five (45) calendar days prior to the date of such intended destruction or disposal. Seller shall have the right, at its sole cost, to take possession of such documents during such forty-five (45) calendar day period. If Seller does not take possession of such documents during such forty-five (45) calendar day period, Purchaser shall be free to destroy or otherwise dispose of such documentation upon the expiration of such forty-five (45) calendar day period. Any access granted to Seller shall be at Seller's sole cost and expense, and shall be at such a time and in such a manner as does not unreasonably interfere with the operations of the Hospitals and is permitted by HIPAA and other applicable confidentiality laws.

            (b) Purchaser shall give full cooperation to Seller, Seller's affiliates and their insurance carriers in respect of the defense of claims by third parties against Seller or any affiliate of Seller, in respect of events occurring prior to the Effective Time with respect to the operation of the Hospitals. Such cooperation shall include, without limitation, making the Hired Employees available for interviews, depositions, hearings and trials. Such cooperation shall also include making all of its employees available to assist in the securing and giving of evidence and in obtaining the presence and cooperation of witnesses (all of which shall be done without payment of any fees or expenses to Purchaser or to such employees). In addition, Seller and Seller's affiliates shall be entitled to remove from the Hospitals originals of any such records, but only for purposes of pending litigation involving the persons to whom such records refer, as certified in writing prior to removal by counsel retained by Seller or any of Seller's affiliates in connection with such litigation. Any records so removed from the Hospitals shall be promptly returned to Purchaser following Seller's or its applicable affiliate's use of such records. Any access granted to Seller shall be at Seller's sole cost and expense, and shall be at such a time and in such a manner as does not unreasonably interfere with the operations of the Hospitals and is permitted by HIPAA and other applicable confidentiality laws.

            (c) In connection with (i) the transition of the Hospitals pursuant to the transaction contemplated by this Agreement, (ii) Seller's rights to the Excluded Assets, (iii) Seller's obligations under the Excluded Liabilities and
(iv) Seller's preparation of the Final Balance Sheet pursuant to Section 1.3, Purchaser shall after the Effective Time give Seller, Seller's affiliates and their respective representatives access during normal business hours to Purchaser's books, accounts and records and all other relevant documents and information with respect to the assets, liabilities and businesses of the Hospitals as representatives of Seller and Seller's affiliates may from time to time reasonably request, all in such manner as not to unreasonably interfere with the operations of the Hospitals. Seller acknowledges that it shall coordinate its activities contemplated by this Section 9.2(c) through Larry Anderson and William Thomas, or their designee.

            (d) Purchaser and its representatives shall be given access by Seller during normal business hours to the extent reasonably needed by Purchaser for business purposes to all documents, records, correspondence, work papers and other documents retained by Seller pertaining to any of the Assets or with respect to the operation of the Hospitals prior to the Effective Time, all in such manner as to not interfere unreasonably with Seller's business. Such documents and other materials shall be, at Seller's option, either (i) copied by Seller for Purchaser at Purchaser's expense, or (ii) removed by Purchaser from the premises, copied by Purchaser and promptly returned to Seller.

            (e) Purchaser shall comply with, and be solely responsible for, all obligations under the Standards for Privacy of Individually Identifiable Health Information (45 CFR Parts 160 and 164) promulgated pursuant to the Health Insurance Portability and Accountability Act of 1996 with respect to the operation of the Hospitals on and after the Effective Time.

            (f) Purchaser shall cooperate with Seller, on a timely basis and as reasonably requested by Seller, in connection with the provision of data of the Hospitals and other information required by Seller for reporting to the JCAHO for the remainder of the quarterly period in which the Closing has occurred.

            (g) To the maximum extent permitted by law, if any Person requests or demands, by subpoena or otherwise, any documents relating to the Excluded Liabilities, including without limitation, documents relating to the operations of any of the Hospitals or any of the Hospitals' committees prior to the Effective Time, prior to any disclosure of such documents, Purchaser shall notify Seller and shall provide Seller with the opportunity to object to, and otherwise coordinate with respect to, such request or demand; provided, however, Seller shall be responsible for raising any such objections in a timely fashion.

      9.3 Provision of Benefits of Certain Contracts. If, as of the Effective Time, Seller is unable to obtain any consent to the assignment of Seller's interest in a Material Contract or a Material Lease, or if Purchaser is unable to enter into a new contract with respect to an Excluded Multi-Facility Contract, until such consent is obtained or a new contract is obtained by Purchaser prior to or following the Closing (Seller shall use reasonable commercial efforts to cooperate with Purchaser's efforts to obtain any such consent or new contract prior to or following the Closing), Seller shall use reasonable commercial efforts to provide Purchaser the benefits of any such Material Contract or Material Lease and the applicable Hospital's portion of any Excluded Multi-Facility Contract selected by Purchaser, cooperate in any reasonable and lawful arrangement designed to provide such benefits to Purchaser, and allow Purchaser to directly enforce such Material Contract or Material Lease against the applicable third parties thereto. Purchaser shall use reasonable commercial efforts to perform, on behalf of Seller, the obligations of Seller thereunder or in connection therewith arising on and after the Effective Time, if Seller has previously obtained (or Purchaser will obtain) any benefits thereunder, but only to the extent that such action would not result in a material default thereunder or in connection therewith and such obligation would have been, in the case of an Excluded Multi-Facility Contract, an obligation of Purchaser had it entered into a new contract on substantially similar terms.

      9.4 Closing of Financials. Purchaser shall cause each of the CFOs to complete the standardized closing of Seller's financial records through the Closing Date including, without limitation, the closing of general ledger account reconciliations (collectively, the "Closing of Financials"). Purchaser shall cause each of the CFOs to use his or her good faith efforts to complete the Closing of Financials by no later than the date which is thirty (30) days after the Closing Date. Seller shall reimburse Purchaser for all payroll charges and other out-of-pocket expenses of Purchaser associated with the time which each of the CFOs devotes to the Closing of Financials. Such reimbursement shall occur no later than the date which is thirty (30) days after Purchaser provides a written statement to Seller which details such charges and expenses. Seller shall hold Purchaser harmless for any errors which are made by any of the CFOs during the course of the Closing of Financials, provided that such errors are not the result of gross negligence, fraud or intentional misconduct.

      9.5 Medicare Bad Debts

            (a) With respect to any service provided at the Hospitals as to which Purchaser elects to take assignment of Seller's provider number, Seller shall be entitled to receive Medicare bad debt reimbursement associated with services furnished prior to Closing ("Seller's Bad Debts"). Seller shall have the right, in its sole discretion, to require that Purchaser submit a claim for reimbursement to the Center for Medicare Services ("CMS") for a Seller's Bad Debt on Purchaser's cost report(s) for the period in which such Seller's Bad Debt becomes uncollectible by Seller.

            (b) If Seller requests that Purchaser submit one or more Seller's Bad Debt claims to CMS, as contemplated by this Section 9.5, Seller shall provide to Purchaser a list of the Seller's Bad Debts to be claimed with a certification reasonably acceptable to Purchaser and Seller.

            (c) Purchaser shall remit to Seller the full amount of reimbursement received by Purchaser for Seller's Bad Debts within ten (10) business days of the tentative settlement of any cost report in which Seller's Bad Debts have been claimed pursuant to this Section 9.5. The parties will reconcile the prior payment made based on the tentative settlement pursuant to the immediately preceding sentence, with the final amount set forth in the final settlement of the cost report(s), by the making of a cash payment so as to cause the net aggregate amount paid by Purchaser to Seller with respect to any given Seller's Bad Debt to be equal to the amount set forth on the final settlement. Any additional payment due to Seller by Purchaser as a result of the cost report audit of Seller's Bad Debts claims submitted by Purchaser and/or any Final Settlement shall be remitted to Seller within ten (10) days of Purchaser's receipt of the Notice of Program Reimbursement (NPR) for the cost report(s) in question. Any payment due to Purchaser from Seller as a result of a cost report audit and/or final settlement shall be remitted to Purchaser within ten (10) days of written notice regarding the final settlement from Purchaser.

      9.6 OSHPD; OSHPD Reporting.

            (a) The California Office of Statewide Health Planning and Development ("OSHPD") has requested that Seller and its affiliates provide to OSHPD certain assurances that the purchaser of the Hospitals be informed regarding California law applicable to seismic conditions relating to acute care hospital facilities and, in particular, the condition and/or status of the Hospitals relative to such requirements. Accordingly, Purchaser acknowledges that it has received from Seller the due diligence information that is listed on
Schedule 9.6 with respect to matters relating to the seismic condition of the Hospitals.

            (b) As of the Effective Date, Seller is in discussions with OSHPD regarding the potential requirement (in connection with the sale of the Hospitals) that Seller prepare and provide to OSHPD a nonstructural evaluation and list of all nonstructural deficiencies with respect to the Hospitals (the "Nonstructural Evaluation"). If OSHPD requires that Seller in fact prepare and provide to OSHPD the Nonstructural Evaluation and Seller is required to undertake any portion of the Nonstructural Evaluation after the Closing Date, Purchaser shall provide Seller, Seller's affiliates and their respective representatives access during normal business hours to the Hospitals in order to undertake the Nonstructural Evaluation, as representatives of Seller and Seller's affiliates may from time to time reasonably request, all in such manner as not to unreasonably interfere with the operations of the Hospitals. Seller shall bear the costs incurred by Seller, Seller's affiliates and their respective representatives associated with the preparation and filing of the Nonstructural Evaluation. Subsequent to filing the Nonstructural Evaluation, Seller shall provide Purchaser with a copy of the Nonstructural Evaluation.

                                   ARTICLE X

                          SURVIVAL AND INDEMNIFICATION

      10.1 Survival. Except as expressly set forth in this Agreement to the contrary, all representations, warranties, covenants, agreements and indemnifications of Purchaser and Seller, respectively, contained in this Agreement or in any document delivered pursuant hereto shall be deemed to be material and to have been relied upon by Purchaser and Seller, respectively, and shall continue to be fully effective and enforceable following the Closing Date for two (2) years and shall thereafter be of no further force and effect, provided, however, that the covenants contained in Sections 4.13 (non-compete and non-solicit as to Hospital Employees), 4.14 (enforceability), 4.18 (maintenance of insurance), 5.4 (use of names), 9.1 (excluded liabilities), 9.2 (access to records), Article XII and the indemnifications in Sections 10.2.1(c), 10.2.1(d), 10.3.1(c) and 10.3.1(d) shall continue to be fully effective and enforceable following the Closing Date without any time limitation or any limitation on available remedies, unless a time limitation is set forth in the particular Section; provided, further that the indemnifications in Sections 10.2.1(e) through 10.2.1(i) and Sections 10.3.1(e) through 10.3.1(j) shall continue to be fully effective and enforceable following the Closing Date without any time limitation subject only to the applicable statute of limitations; provided, however, that if there is an outstanding notice of a claim at the end of such applicable period in compliance with the terms of
Section 10.4, such applicable period shall not end in respect of such claim until such claim is resolved.

      10.2 Indemnification of Purchaser by Seller.

            10.2.1 Indemnification. Seller shall keep and save Purchaser, and its directors, officers, employees, agents and other representatives (the "Purchaser Parties"), forever harmless from and shall indemnify and defend the Purchaser Parties against any and all obligations, judgments, liabilities, penalties, violations, fees, fines, claims, losses, costs, demands, damages, liens, encumbrances and expenses including reasonable attorneys' fees (collectively, "Damages"), to the extent connected with or arising or resulting from (a) any breach of any representation or warranty of Seller under this Agreement, (b) any breach or default by Seller of any covenant or agreement of Seller under this Agreement, (c) the Excluded Liabilities, (d) the Excluded Assets, (e) all federal, state and local income taxes relating to Seller ("Seller Tax Claims"), (f) any professional liability claim arising out of the business operations of the Hospitals prior to the Effective Time, (g) any act, conduct or omission of Seller that has accrued, arisen, occurred or come into existence at any time prior to the Effective Time, (h) any of those certain pending governmental investigations of Seller or its affiliates which are described on Schedule 10.2.1 and (i) cost reports (and all claims with respect thereto) relating to Seller with respect to Medicare, Medi-Cal, TRICARE or Blue Cross programs or any other third-party payor for all periods prior to the Effective Time. Seller's obligations under this Section 10.2.1 shall remain subject to, and shall be limited by, the provisions contained in Section 1.13 as modified by Article II. No provision in this Agreement shall prevent Seller from pursuing any of its legal rights or remedies that may be granted to Seller by law against any Person or legal entity other than Purchaser.

            10.2.2 Indemnification Limitations. (a) Notwithstanding any provision to the contrary contained in this Agreement, Seller shall be under no liability to indemnify Purchaser under Section 10.2.1 and no claim under Section
10.2.1 of this Agreement shall:

                  (i) be made unless notice thereof shall have been given by or on behalf of Purchaser to Seller in the manner provided in Section 10.4, unless failure to provide such notice in a timely manner does not materially impair Seller's ability to defend its rights, mitigate damages, seek indemnification from a third party or otherwise protect its interests;

                  (ii) be made to the extent that any loss may be recovered under a policy of insurance in force on the date of loss; provided, however, that this Section 10.2.2(a)(ii) shall not apply to the extent that coverage under the applicable policy of insurance is denied by the applicable insurance carrier;

                  (iii) be made to the extent that such claim relates to a liability arising out of or relating to any act, omission, event or occurrence connected with:

                        (A) the use, ownership or operation of any of the Hospitals or

                        (B) the use, ownership or operation of any of the Assets,

                        on and after the Effective Time (without regard to whether such use, ownership or operation is consistent with Seller's policies, procedures and/or practices prior to the Effective Time); other than as specifically included in the Excluded Liabilities;

                  (iv) be made under Section 10.2.1(a) to the extent that such claim (or the basis therefor) is set forth in the Disclosure Schedule, any Exhibit or Schedule to this Agreement;

                  (v) Intentionally Omitted;

                  (vi) be made to the extent such claim relates to Seller's failure to comply with or the Assets' failure to be in compliance with (A) the Americans with Disabilities Act or (B) the Alfred E. Alquist Hospital Facilities Seismic Safety Act of 1983, as amended by the California Hospitals Facilities Seismic Safety Act (codified at California Health and Safety Code ss.129675 through ss.130070); provided, however, this Section 10.2.2(a)(vi) shall not apply to the extent that such claim arises as a result of a claim brought by a non-governmental third party who has suffered personal injury prior to the Effective Time provided that this 10.2.2(a)(vi) shall not be construed to limit Purchaser's rights to indemnification under Section 10.2.1(a) for a breach by Seller of any representation or warranty under this Agreement;

                  (vii) be made to the extent such claim seeks Damages which are consequential in nature (as opposed to direct), including, without limitation, loss of future revenue or income or loss of business reputation or opportunity (collectively, "Consequential Damages"); provided, however, the limitation contained in this Section 10.2.2(a)(vii) shall not apply to the extent (A) of any payments which Purchaser is required to make to a third party (other than any third party which is an affiliate of, investor of or lender to Purchaser) which are in the nature of Consequential Damages and (B) such third party's claim is unrelated to the failure to obtain any or all of the Contract and Lease Consents; and

                  (viii) accrue to Purchaser under Section 10.2.1(a) unless and only to the extent that (A) the actual liability of Seller in respect of any single claim under Section 10.2.1(a) exceeds Five Thousand Dollars ($5,000) (a "Relevant Claim") and (B) the total actual liability of Seller in respect of all Relevant Claims under Section 10.2.1(a) in the aggregate exceeds Two Million Five Hundred Thousand Dollars ($2,500,000) (the "Aggregate Amount"), in which event Purchaser shall be entitled to seek indemnification under Section 10.2.1(a) for all Relevant Claims only in an amount of Damages which exceed the Aggregate Amount; provided, however, that the exception set forth in this
Section 10.2.2(viii) shall not be construed to limit the indemnification available to Purchaser under Sections 10.2.1(b), (c), (d), (e), (f), (g), (h) and (i).

            (b) Notwithstanding any provision to the contrary contained in this Agreement, the maximum aggregate liability of Seller to Purchaser under this Agreement shall not exceed the Cash Purchase Price.

            (c) If Purchaser is entitled to recover any sum (whether by payment, discount, credit or otherwise) from any third party in respect of any matter for which a claim of indemnity could be made against Seller hereunder, Purchaser shall use its reasonable endeavors to recover such sum from such third party and any sum recovered will reduce the amount of the claim. If Seller pays to Purchaser an amount in respect of a claim, and Purchaser subsequently recovers from a third party a sum which is based on the same claim, Purchaser shall forthwith repay to Seller so much of the amount paid by it as does not exceed the sum recovered from the third party less all reasonable costs, charges and expenses (including reasonable attorneys fees) incurred by Purchaser in obtaining payment in respect of that claim and in recovering that sum from the third party.

      10.3 Indemnification of Seller by Purchaser.

            10.3.1 Indemnification. Purchaser shall keep and save Seller, and Seller's respective directors, officers, employees, agents and other representatives, forever harmless from and shall indemnify and defend Seller and Seller's affiliates against any and all Damages, to the extent connected with or arising or resulting from (a) any breach of any representation or warranty of Purchaser under this Agreement, (b) any breach or default by Purchaser under any covenant or agreement of Purchaser under this Agreement, (c) cost reports (and all claims with respect thereto) relating to Purchaser with respect to Medicare, Medi-Cal, TRICARE or Blue Cross programs or any other third-party payor for all periods beginning on and after the Effective Time, (d) the Assumed Obligations,
(e) any professional liability claim arising out of the business operations of the Hospitals on and after the Effective Time, (f) liabilities to the Hired Employees arising out of actions of Purchaser based wholly or in part upon the contents of the personnel records of such employees, (g) involuntary termination of the Hired Employees on and after the Effective Time, which termination would constitute a "mass layoff" or a "plant closing" within the meaning of WARN, (h) any act, conduct or omission of Purchaser that has accrued, arisen, occurred or come into existence at any time, (i) any securities litigation involving (i) Purchaser and/or (ii) any financing obtained by Purchaser which is utilized to fund, in whole or in part, the Cash Purchase Price, other than to the extent arising out of any willful misconduct of Seller or its employees, or intentionally false or intentionally misleading statements of Seller or its employees and (j) any Offering Circular or other materials or brochures provided to prospective investors in the Hospitals (whether provided by Purchaser, any affiliate of Purchaser, any Person which has or will have an equity interest in Purchaser or any affiliate of Purchaser, or any other third party) (whether any such Offering Circular, materials or brochures are issued or otherwise provided before, on or after the Effective Date), including, without limitation, any claim, suit or other action brought by any third party or Person in connection with any Offering Circular, materials or brochures (whether any such Offering Circular, materials or brochures are issued before, on or after the Effective
Date) or the securities offering in connection therewith. In no event shall Purchaser's obligations under Section 10.3.1(j) in any way limit Seller's obligations to Purchaser under Section 10.2.1(a). No provision in this Agreement shall prevent Purchaser from pursuing any of its legal rights or remedies that may be granted to Purchaser by law against any Person or legal entity other than Seller or any affiliate of Seller.

            10.3.2 Indemnification Limitations. (a) Notwithstanding any provision to the contrary contained in this Agreement, Purchaser shall be under no liability to indemnify Seller under 10.3.1 and no claim under Section 10.3.1 of this Agreement shall:

                  (i) be made unless notice thereof shall have been given by or on behalf of Seller to Purchaser in the manner provided in Section 10.4, unless failure to provide such notice in a timely manner does not materially impair Purchaser's ability to defend its rights, mitigate damages, seek indemnification from a third party or otherwise protect its interests;

                  (ii) be made to the extent that any loss may be recovered under a policy of insurance in force on the date of loss; provided, however, that this Section 10.3.2(a)(ii) shall not apply to the extent that coverage under the applicable policy of insurance is denied by the applicable insurance carrier;

                  (iii) be made to the extent that such claim relates to a liability of Seller arising out of or relating to any act, omission, event or occurrence connected with:

                        (A) the use, ownership or operation of any of the Hospitals, or

                        (B) the use, operation or ownership of any of the Assets,

                        prior to the Effective Time, other than as specifically included in the Assumed Obligations;

                  (iv) be made to the extent such claim relates to an obligation or liability for which Seller has agreed to indemnify Purchaser pursuant to
Section 10.2;

                  (v) be made to the extent such claim seeks Consequential Damages; provided, however, the limitation contained in this Section 10.3.2(a)(v) shall not apply to the extent of any payments which Seller or any affiliate of Seller is required to make to a third party which are in the nature of Consequential Damages; and

                  (vi) accrue to Seller under Section 10.3.1(a) unless and only to the extent that (A) the actual liability of Purchaser in respect of any single claim under Section 10.3.1(a) exceeds the Relevant Claim threshold and
(B) the total actual liability of Purchaser in respect of all Relevant Claims under Section 10.3.1(a) in the aggregate exceeds the Aggregate Amount, in which event Seller shall be entitled to seek indemnification under Section 10.3.1(a) for all Relevant Claims only in an amount of Damages which exceed the Aggregate Amount.

            (b) Notwithstanding any provision to the contrary contained in this Agreement, the maximum aggregate liability of Purchaser to Seller under this Agreement, subsequent to Purchaser paying the Cash Purchase Price at Closing, shall not exceed an additional amount equal to the Cash Purchase Price.

            (c) If Seller is entitled to recover any sum (whether by payment, discount, credit or otherwise) from any third party in respect of any matter for which a claim of indemnity could be made against Purchaser hereunder, Seller shall use its reasonable endeavors to recover such sum from such third party and any sum recovered will reduce the amount of the claim. If Purchaser pays to Seller an amount in respect of a claim, and Seller subsequently recovers from a third party a sum which is based on the same claim, Seller shall forthwith repay to Purchaser so much of the amount paid by it as does not exceed the sum recovered from the third party less all reasonable costs, charges and expenses (including reasonable attorneys fees) incurred by Seller in obtaining payment in respect of that claim and in recovering that sum from the third party.

      10.4 Method of Asserting Claims. All claims for indemnification by any Person entitled to indemnification (the "Indemnified Party") under this Article X will be asserted and resolved as follows:

            (a) In the event any claim or demand, for which a party hereto (an "Indemnifying Party") would be liable for the Damages to an Indemnified Party, is asserted against or sought to be collected or withheld from such Indemnified Party by a Person other than Seller, Purchaser or their affiliates (a "Third Party Claim"), the Indemnified Party shall deliver a notice of its claim (a "Claim Notice") to the Indemnifying Party within forty (40) calendar days after the Indemnified Party receives written notice of such Third Party Claim; provided, however, that notice shall be provided to the Indemnifying Party within thirty (30) calendar days after receipt of a complaint, petition or institution of other formal legal action by the Indemnified Party. If the Indemnified Party fails to provide the Claim Notice within such applicable time period after the Indemnified Party receives written notice of such Third Party Claim and thereby materially impairs the Indemnifying Party's ability to protect its interests, the Indemnifying Party will not be obligated to indemnify the Indemnified Party with respect to such Third Party Claim to the extent that the Indemnifying Party demonstrates that it has been materially prejudiced thereby. The Indemnifying Party will notify the Indemnified Party within thirty (30) calendar days after receipt of the Claim Notice (the "Notice Period") whether the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against such Third Party Claim.

                  (i) If the Indemnifying Party notifies the Indemnified Party within the Notice Period that the Indemnifying Party desires to defend the Indemnified Party with respect to the Third Party Claim pursuant to this Section 10.4(a), then the Indemnifying Party will have the right to defend, at its sole cost and expense, such Third Party Claim by all appropriate proceedings, which proceedings will be prosecuted by the Indemnifying Party to a final conclusion or will be settled at the discretion of the Indemnifying Party. The Indemnifying Party will have full control of such defense and proceedings, including any compromise or settlement thereof. Notwithstanding the foregoing, the Indemnified Party may, at its sole cost and expense, file during the Notice Period any motion, answer or other pleadings that the Indemnified Party may deem necessary or appropriate to protect its interests or those of the Indemnifying Party and which is not prejudicial, in the reasonable judgment of the Indemnifying Party, to the Indemnifying Party. Except as provided in Section 10.4(a)(ii) hereof, if an Indemnified Party takes any such action that is prejudicial and causes a final adjudication that is adverse to the Indemnifying Party, the Indemnifying Party will be relieved of its obligations hereunder with respect to the portion of such Third Party Claim prejudiced by the Indemnified Party's action. If requested by the Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim that the Indemnifying Party elects to contest, or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the Person asserting the Third Party Claim, or any cross-complaint against any Person (other than the Indemnified Party or any of its affiliates). The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 10.4(a)(i), and except as specifically provided in this Section 10.4(a)(i), the Indemnified Party will bear its own costs and expenses with respect to such participation. The Indemnifying Party shall give sufficient prior notice to the Indemnified Party relating to a settlement of a Third Party Claim to allow the Indemnified Party to participate therein.

                  (ii) If the Indemnifying Party fails to notify the Indemnified Party within the Notice Period that the Indemnifying Party desires to defend the Indemnified Party pursuant to this Section 10.4(a), or if the Indemnifying Party gives such notice but fails to prosecute diligently or settle the Third Party Claim, or if the Indemnifying Party fails to give any notice whatsoever within the Notice Period, then the Indemnified Party will have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third Party Claim by all appropriate proceedings, which proceedings will be promptly and reasonably prosecuted by the Indemnified Party to a final conclusion or will be settled at the discretion of the Indemnified Party. The Indemnified Party will have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that if requested by the Indemnified Party, the Indemnifying Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnified Party and its counsel in contesting any Third Party Claim which the Indemnified Party is contesting, or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the Person asserting the Third Party Claim, or any cross-complaint against any Person (other than the Indemnifying Party or any of its affiliates). Notwithstanding the foregoing provisions of this Section 10.4(a)(ii), if the Indemnifying Party has notified the Indemnified Party with reasonable promptness that the Indemnifying Party disputes its liability to the Indemnified Party with respect to such Third Party Claim and if such dispute is resolved in favor of the Indemnifying Party, the Indemnifying Party will not thereafter be required to bear the costs and expenses of the Indemnified Party's defense pursuant to this Section 10.4(a)(ii) or of the Indemnifying Party's participation therein at the Indemnified Party's request, and the Indemnified Party will reimburse the Indemnifying Party in full for all reasonable costs and expenses incurred by the Indemnifying Party in connection with such litigation. Subject to the above terms of this Section 10.4(a)(ii), the Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 10.4(a)(ii), and the Indemnifying Party will bear its own costs and expenses with respect to such participation. The Indemnified Party shall give sufficient prior notice to the Indemnifying Party of the initiation of any discussions relating to the settlement of a Third Party Claim to allow the Indemnifying Party to participate therein.

            (b) In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that either (i) does not involve a Third Party Claim being asserted against or sought to be collected from the Indemnified Party or (ii) is a Seller Tax Claim, the Indemnified Party shall deliver an Indemnity Notice (as hereinafter defined) to the Indemnifying Party. (The term "Indemnity Notice" shall mean written notification of a claim for indemnity under Article X hereof (which claim does not involve a Third Party Claim or is a Seller Tax Claim) by an Indemnified Party to an Indemnifying Party pursuant to this Section 10.4, specifying the nature of and specific basis for such claim and the amount or the estimated amount of such claim.) The failure by any Indemnified Party to give the Indemnity Notice shall not impair such party's rights hereunder except to the extent that an Indemnifying Party demonstrates that it has been materially prejudiced thereby.

            (c) If the Indemnifying Party does not notify the Indemnified Party within thirty (30) calendar days following its receipt of a Claim Notice or an Indemnity Notice that the Indemnifying Party disputes its liability to the Indemnified Party hereunder, such claim specified by the Indemnified Party will be conclusively deemed a liability of the Indemnifying Party hereunder and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand, or on such later date (i) in the case of a Third Party Claim, as the Indemnified Party suffers the Damages in respect of such Third Party Claim, (ii) in the case of an Indemnity Notice in which the amount of the claim is estimated, when the amount of such claim becomes finally determined or (iii) in the case of a Seller Tax Claim, within fifteen (15) calendar days following final determination of the item giving rise to the claim for indemnity. If the Indemnifying Party has timely disputed its liability with respect to such claim, as provided above, the Indemnifying Party and the Indemnified Party agree to proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations, such dispute will be resolved by adjudication by a court or similar tribunal.

            (d) The Indemnified Party agrees to give the Indemnifying Party reasonable access to the books and records and employees of the Indemnified Party in connection with the matters for which indemnification is sought hereunder, to the extent the Indemnifying Party reasonably deems necessary in connection with its rights and obligations hereunder and to the extent legally permitted.

            (e) In connection with any Third Party Claim, the Indemnified Party shall assist and cooperate in a commercially reasonable manner with the Indemnifying Party in the conduct of litigation, the making of settlements and the enforcement of any right of contribution to which the Indemnified Party may be entitled from any Person or entity in connection with the subject matter of any litigation subject to indemnification hereunder. In addition, in connection with any Third Party Claim, the Indemnified Party shall, upon reasonable request by the Indemnifying Party or counsel selected by the Indemnifying Party (without payment of any fees or expenses to the Indemnified Party or an employee thereof, except reasonable out-of-pocket expenses), use commercially reasonable efforts to attend hearings and trials, reasonably assist in the securing and giving of evidence, reasonably assist in obtaining the presence or cooperation of witnesses, and make available its own personnel; and shall do whatever else is necessary and appropriate to support the Indemnifying Party's efforts in connection with such litigation. The Indemnified Party shall not make any demand upon the Indemnifying Party or counsel for the Indemnifying Party in connection with any litigation subject to indemnification hereunder, except a general demand for indemnification as provided hereunder. If the Indemnified Party shall fail to perform such obligations as Indemnified Party hereunder or to reasonably cooperate with the Indemnifying Party in Indemnifying Party's defense of any suit or proceeding, such cooperation to include, without limitation, attendance at all depositions and the provision of all documents (subject to appropriate privileges and legal requirements) relevant to the defense of any claim, then, after notice to the Indemnified Party and provision of such five (5) business days to cure, the Indemnifying Party shall be released from all of its obligations under this Agreement with respect to the prejudiced suit, claim or proceeding and any other claims which had been raised in such suit or proceeding to the extent the Indemnifying Party can demonstrate it has been prejudiced thereby.

            (f) Following indemnification as provided for hereunder, the Indemnifying Party shall be subrogated to all rights of the Indemnified Party with respect to all Persons relating to the matter for which indemnification has been made; provided, however, that the Indemnifying Party shall have no subrogation rights to seek reimbursement through or from the Indemnified Party's insurance policies, program, coverage, carriers or beneficiaries.

      10.5 Exclusive. Other than claims for fraud or equitable relief (which equitable relief claims are nevertheless subject to Section 10.1), any claim arising under this Agreement or in connection with or as a result of the transactions contemplated by this Agreement or any Damages or injury alleged to be suffered by any party as a result of the actions or failure to act by any other party shall, unless otherwise specifically stated in this Agreement, be governed solely and exclusively by the provisions of this Article X. If Seller and Purchaser cannot resolve such claim by mutual agreement, such claim shall be determined by adjudication by a court or similar tribunal subject to the provisions of this Article X.

                                   ARTICLE XI

                           TAX AND COST REPORT MATTERS

      11.1 Tax Matters; Allocation of Purchase Price.

            (a) After the Closing Date, the parties shall cooperate fully with each other and shall make available to each other, as reasonably requested, all information, records or documents relating to tax liabilities or potential tax liabilities attributable to Seller with respect to the operation of the Hospitals for all periods prior to the Effective Time and shall preserve all such information, records and documents at least until the expiration of any applicable statute of limitations or extensions thereof. The parties shall also make available to each other as reasonably required, and at the reasonable cost of the requesting party (for out-of-pocket costs and expenses only), personnel responsible for preparing or maintaining information, records and documents in connection with tax matters.

            (b) The Purchase Price shall be allocated among each category of the Assets and among each of the Hospitals in accordance with Schedule 11.1(b). Seller and Purchaser hereby agree to allocate the Purchase Price in accordance with Schedule 11.1(b), to be bound by such allocations, to account for and report the purchase and sale of the Assets contemplated hereby for federal and state tax purposes in accordance with such allocations, and not to take any position (whether in tax returns, tax audits, or other tax proceedings), which is inconsistent with such allocations without the prior written consent of the other parties.

      11.2 Cost Report Matters.

            (a) Seller shall prepare and timely file all cost reports relating to the periods ending prior to the Effective Time or required as a result of the consummation of the transactions described in this Agreement relating to Medicare, Medi-Cal or TRICARE (the "Seller Cost Reports"). Purchaser shall forward to Seller any and all correspondence relating to the Accounts Receivable, the Seller Cost Reports or rights to settlements and retroactive adjustments on the Seller Cost Reports ("Agency Settlements") within ten (10) business days of receipt by Purchaser. Purchaser shall not reply to any such correspondence without Seller's written approval. Purchaser shall remit any receipts relating to the Accounts Receivable, the Seller Cost Reports or the Agency Settlements within ten (10) business days after receipt by Purchaser (except those receipts to be retained by Purchaser pursuant to Section 11.3) and will forward any demand for payments within ten (10) business days. Purchaser (and its respective successors-in-interest, assigns and affiliates) shall have neither the right to offset amounts payable to Seller under this Section 11.2 against, nor the right to contest its obligation to transfer, assign and convey to Seller because of, outstanding claims, liabilities or obligations asserted by Purchaser against Seller including but not limited to pursuant to the post-closing Cash Purchase Price adjustment of Section 1.3 and the indemnification provisions of Section 10.2. If Purchaser does not remit the receipts relating to the Accounts Receivable, the Seller Cost Reports or the Agency Settlements to Seller in accordance with the fourth sentence of this
Section 11.2(a), such receipts shall bear interest at the Prime Rate in effect on the calendar day upon which such payment was required to be made to Seller (the "Settlement Due Date") plus five percent (5%) (or the maximum rate allowed by law, whichever is less), such interest accruing on each calendar day after the Settlement Due Date until the receipts relating to the Accounts Receivable, the Seller Cost Reports or the Agency Settlements and all interest thereon is made to Seller. Seller shall retain all rights to the Seller Cost Reports and to the Accounts Receivable including, without limitation, any payables resulting therefrom or receivables relating thereto and the right to appeal any Medicare determinations relating to the Agency Settlements and the Seller Cost Reports. Seller will furnish copies of the Receivables Records to Purchaser upon request and allow Purchaser and its representatives reasonable access to such documents.

            (b) Upon reasonable notice and during normal business office hours, Purchaser will cooperate with Seller in regard to the preparation, filing, handling, and appeals of the Seller Cost Reports. Upon reasonable notice and during normal business office hours, Purchaser will cooperate with Seller in connection with any cost report disputes and/or other claim adjudication matters relative to governmental program reimbursement. Such cooperation shall include obtaining files at the Hospitals and Purchaser's provision to Seller of data and statistics, including, without limitation, the items set forth on Schedule 11.2(b), and the coordination with Seller pursuant to adequate notice of Medicare and Medi-Cal exit conferences or meetings. Purchaser shall provide to Seller such data, statistics and items requested by Medicare or Medi-Cal, within such time period(s) as reasonably requested by Seller, at Seller's sole cost and expense (subject to appropriate privileges and legal requirements).

            (c) Upon reasonable notice and during normal business office hours, Seller will cooperate with Purchaser in connection with any cost report disputes and/or other claim adjudication matters relative to governmental program reimbursement which may relate to or be impacted by the Seller Cost Reports or any actions or omissions by or payments to Seller. Such cooperation shall include sharing any relevant Seller files, data and statistics related to the Hospitals not obtained by Purchaser hereunder, within such time period(s) as reasonably requested by Purchaser.

      11.3 Acute Transition Services. In the event Purchaser elects (as contemplated by Section 1.10(v) of this Agreement), on or before October 15, 2004, to reject Seller's provider numbers relating to the Acute Care Hospitals, to equitably compensate the parties for services rendered and medicine, drugs, and supplies provided prior to and after the Effective Time at any of the Acute Care Hospitals, including any distinct part psychiatric sub-providers with respect thereto (the "Acute Transition Services"), with respect to patients whose medical care is paid for, in whole or in part, by Medicare, Medicaid, TRICARE/CHAMPUS, Blue Cross or any other third party payor who pays on a DRG, case rate or other similar arrangement, and who are admitted to any of the Seller Businesses prior the Effective Time but who are not discharged until after the Effective Time ("Governmental Program Acute Transition Patients"), the parties shall take the following action:

            (a) In the event any payor payments are made following the Effective Time to one party with respect to services furnished in part by both parties (as opposed to separate payments to each party determined by the payor with respect to the services furnished by that party), as soon as practicable after the Effective Time, the party receiving such payments shall deliver to the other party a statement itemizing the inpatient hospital Acute Transition Services provided by the receiving party (with Seller's itemization being limited to the operation of the Hospitals prior to the Effective Time with respect to Governmental Program Acute Transition Patients and the Purchaser's itemization being limited to the operation of the Hospitals on and after the Effective Time with respect to Governmental Program Acute Transition Patients). Furthermore, Seller shall continue to bill Medicare under Seller's provider number(s) for all inpatient hospital services furnished to patients who were admitted prior to the Effective Time through the earlier to occur of (i) such patients' discharge date or (ii) the date which is thirty (30) days after the Effective Time (i.e., the effective date of Seller's voluntary termination from participation in the Medicare program). With respect to any payments received by either party from a payor for Acute Transition Services, each party that has received such payments shall pay to the other party an amount equal to the DRG and outlier payments, the case rate payment or other similar payment received by that party with respect to a Governmental Program Acute Transition Patient, multiplied by a fraction (the "Fraction"), the numerator of which shall be the total charges for the Acute Transition Services provided to such Governmental Program Acute Transition Patient by the other party and the denominator of which shall be the sum of the total charges for the Acute Transition Services provided to such Governmental Program Acute Transition Patient by the other party plus the total charges for the Acute Transition Services provided to such Governmental Program Acute Transition Patient by the party that received the payment from the payor after the Effective Time. The parties shall reconcile the payments within ninety
(90) calendar days after both the tentative and final Medicare cost report settlement and any other payor settlement affecting the Governmental Program Acute Transition Patients (the "Reconciliation").

            (b) Payments made pursuant to Section 11.3(a) shall be made monthly, on the twenty fifth (25th) day of each month, for payments received during the previous month, accompanied by copies of remittances and other supporting documentation as is reasonably requested by the other party provided, however, that a payment shall be made to the other party within five (5) business days of the date, if any, that the aggregate amount held by the receiving party subject to Section 11.3(a) equals or exceeds Fifty Thousand Dollars ($50,000). Any other payments required to be made by Seller to Purchaser, or by Purchaser to Seller, as the case may be, as a result of (i) the Reconciliation, (ii) a notice of program reimbursement with respect to the operations of any Hospitals or (iii) other notice from a governmental agency or third party payor with respect to Transition Services shall be made within thirty (30) calendar days after the Reconciliation or the receipt of any such notice, as applicable. In the event that Purchaser and Seller are unable to agree on the amount to be paid to Seller or Purchaser, as the case may be, under this Section 11.3, then such amount shall be determined by the Independent Auditor at their joint expense.

            (c) The parties acknowledge that all charges for outpatient and other cost-based services shall be made (i) by Seller for all periods prior to the Effective Time and (ii) by Purchaser for all periods on and after the Effective Time.

            (d) Notwithstanding the first sentence of Section 11.3(b), Purchaser or Seller shall make a distribution to the other party within three (3) business days if at any time during the applicable calendar month the funds to be distributed to such first party pursuant to Section 11.3(a) exceed One Hundred Fifty Thousand Dollars ($150,000). The amount of such distribution shall be all amounts payable to the receiving party pursuant to Section 11.3(a) which have not been previously distributed. All such distributions shall be made by wire transfer of immediately available funds to Seller or Purchaser, as the case may be, to the account(s) specified by the receiving party to the paying party in writing from time to time.

            (e) Neither party (and its respective successors-in-interest, assigns and affiliates) shall have the right to offset amounts payable to the other party under this Section 11.3 against, nor the right to contest its obligation to transfer, assign and convey to such party because of, outstanding claims, liabilities or obligations asserted by the paying party against the receiving party including but not limited to pursuant to the indemnification provisions of Article X. If a party does not remit to the other party the amounts payable to the receiving party pursuant to Section 11.3(b) or 11.3(d) in accordance with the terms thereof, such amounts shall bear interest at the Prime Rate in effect on the calendar day upon which such payment was required to be made (the "Straddle Payment Due Date") plus five percent (5%) (or the maximum rate allowed by law, whichever is less), such interest accruing on each calendar day after the Straddle Payment Due Date until payment of the amount due pursuant to Section 11.3(b) or 11.3(d) and all interest thereon is made.

            (f) If the FI requires or requests that Seller and Purchaser use a billing method for services rendered to Transition Patients that differs from the method described in Section 11.3(a) Seller and Purchaser shall comply with the FI's requirement or request and shall equitably adjust the aggregate reimbursement received by Seller and Purchaser for such services to ensure that each party receives the same proportion of the aggregate reimbursement as such party would have received had the parties followed the method described in this Section

      11.4 Non-Acute Transition Services. To compensate Seller for services rendered and medicine, drugs, and supplies provided before the Effective Time with respect to any portion of the Hospitals as to which Purchaser takes assignment of Seller's provider numbers and/or provider agreements including without limitation any of the Seller's distinct part Skilled Nursing Units (the "Non-Acute Transition Services") with respect to patients whose medical care is paid for, in whole or in part, by Medicare, Medicaid, TRICARE, Blue Cross or any other third party payor who pays on a DRG, case rate or other similar arrangement, and who are admitted to any of the Non-Acute Providers prior to the Effective Time but who are not discharged until on or after the Effective Time ("Governmental Program Non-Acute Transition Patients"), the parties shall take the following action:

            (a) As soon as practicable after the Closing Date, Seller shall deliver to Purchaser a statement itemizing the Non-Acute Transition Services provided by Seller with respect to the operation of the Non-Acute Providers prior to the Effective Time to Governmental Program Non-Acute Transition Patients. For the Non-Acute Transition Services, Purchaser shall pay to Seller an amount equal to the per diem, the case rate payment or other payments received by Purchaser on behalf of a Governmental Program Non-Acute Transition Patient, multiplied by a fraction (the "Fraction"), the numerator of which shall be the total charges for the Non-Acute Transition Services provided to such Governmental Program Non-Acute Transition Patient by Seller and the denominator of which shall be the sum of the total charges for the Non-Acute Transition Services provided to such Governmental Program Non-Acute Transition Patient by Seller plus the total charges for the Non-Acute Transition Services provided to such Governmental Program Non-Acute Transition Patient by Purchaser on and after the Effective Time. The parties shall reconcile the payments within ninety (90) calendar days after both the tentative and final Medicare cost report settlement and any other payor settlement affecting the Governmental Program Non-Acute Transition Patients (the "Reconciliation").

            (b) Subject to Section 11.4(d), payments made pursuant to Section 11.4(a) shall be made to Seller monthly, on the twenty-fifth (25th) day of each month, for payments received by Purchaser during the previous month, accompanied by copies of remittances and other supporting documentation as is reasonably requested by Seller. Any other payments required to be made by Seller to Purchaser, or by Purchaser to Seller, as the case may be, as a result of (i) the Reconciliation, (ii) a notice of program reimbursement with respect to the operations of any Hospital or (iii) other notice from a governmental agency or third party payor with respect to Transition Services shall be made within thirty (30) calendar days after the Reconciliation or the receipt of any such notice, as applicable. In the event that Purchaser and Seller are unable to agree on the amount to be paid to Seller or Purchaser, as the case may be, under this Section 11.4, then such amount shall be determined by the Independent Auditor at their joint expense.

            (c) The parties acknowledge that all charges for outpatient and other cost-based services shall be made (i) by Seller for all periods prior to the Effective Time and (ii) by Purchaser for all periods on and after the Effective Time.

            (d) Notwithstanding the first sentence of Section 11.4(b), Purchaser shall make a distribution to Seller within three (3) business days if at any time during the applicable calendar month the funds to be distributed to Seller pursuant to Section 11.4(a) exceed One Hundred Fifty Thousand Dollars ($150,000). The amount of such distribution shall be all amounts payable to Seller pursuant to Section 11.4(a) which have not been previously distributed to Seller. All such distributions shall be made by wire transfer of immediately available funds to Seller to the account(s) specified by Seller to Purchaser in writing from time to time.

            (e) Purchaser (and its respective successors-in-interest, assigns and affiliates) shall have neither the right to offset amounts payable to Seller under this Section 11.4 against, nor the right to contest its obligation to transfer, assign and convey to Seller because of, outstanding claims, liabilities or obligations asserted by Purchaser against Seller including but not limited to pursuant to the post-closing Cash Purchase Price adjustment of
Section 1.4 and the indemnification provisions of Section 10.2. If Purchaser does not remit to Seller the amounts payable to Seller pursuant to Section 11.4(b) or 11.4(d) in accordance with the terms thereof, such amounts shall bear interest at the Prime Rate in effect on the calendar day upon which such payment was required to be made to Seller (the "Straddle Payment Due Date") plus five percent (5%) (or the maximum rate allowed by law, whichever is less), such interest accruing on each calendar day after the Straddle Payment Due Date until payment of the amount due pursuant to Section 11.4(b) or 11.4(d) and all interest thereon is made to Seller.

            (f) If the Hospitals' fiscal intermediary requires or requests that Seller and Purchaser use a billing method for services rendered to Transition Patients that differs from the method described in Section 11.4(a) Seller and Purchaser shall comply with the fiscal intermediary's requirement or request and shall equitably adjust the aggregate reimbursement received by Seller and Purchaser for such services to ensure that each party receives the same proportion of the aggregate reimbursement as such party would have received had the parties followed the method described in this Section.

                                  ARTICLE XII

                            MISCELLANEOUS PROVISIONS

      12.1 Further Assurances and Cooperation. Seller shall execute, acknowledge and deliver to Purchaser any and all other assignments, consents, approvals, conveyances, assurances, documents and instruments reasonably requested by Purchaser at any time and shall take any and all other actions reasonably requested by Purchaser at any time for the purpose of more effectively assigning, transferring, granting, conveying and confirming to Purchaser, the Assets. Seller shall make Eric Tuckman available to Purchaser prior to Closing of the transaction contemplated by this Agreement for the purpose of communicating with financing sources identified by, and upon the reasonable request of, Purchaser; provided that any such financing source shall have delivered to Seller the executed confidentiality agreement described in the last sentence of Section 5.6. After consummation of the transaction contemplated in this Agreement, the parties agree to cooperate with each other and take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of the terms of this Agreement, the documents referred to in this Agreement and the transactions contemplated hereby.

      12.2 Successors and Assigns. All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, however, that no party hereto may assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of the other parties, except that Purchaser may assign any of its rights or delegate any of its duties under this Agreement to (a) the separate affiliates of Purchaser that Purchaser intends to establish as designated assignees of Purchaser for each of the Hospitals, upon Seller's receipt of Purchaser's guaranty of such affiliates' obligations, in a form acceptable to Seller in its reasonable discretion or (b) any other assignee approved in writing by Seller, which approval may be given or withheld in Seller's sole discretion and, if approved by Seller, upon Seller's receipt of Purchaser's guaranty of such other assignee's obligations, in a form acceptable to Seller. Notwithstanding the foregoing sentence, an assignment of this Agreement by Purchaser that would be subject to subclause (b) of this Section 12.2 and, thereby, Seller's approval thereof in its sole discretion shall, instead, be subject to Seller's approval in its reasonable discretion if such assignee is required to become jointly and severally liable for obligations of Purchaser under Section 10.3.1 of this Agreement pursuant to the last sentence of this Section 12.2. As provided in
Section 5.12 of this Agreement, Purchaser shall require that any purchaser or other assignee of substantially all of the assets of any of the Hospitals agree, in the agreement evidencing such transaction, to be jointly and severally liable for all of Purchaser's obligations under Section 10.3.1 of this Agreement that are attributable to the Hospital(s) being transferred to such purchaser or assignee pursuant to such agreement provided, however, that this sentence shall not be construed to limit the ability of any lender to sell any of the Owned Real Property or other Assets in connection with a foreclosure thereon or sale in lieu thereof.

      12.3 Governing Law; Venue. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California as applied to contracts made and performed within the State of California. The parties hereby waive their right to assert in any proceeding involving this Agreement that the law of any jurisdiction other than the State of California shall apply to such dispute; and the parties hereby covenant that they shall assert no such claim in any dispute arising under this Agreement. Any proceeding which arises out of or relates in any way to the subject matter of this Agreement shall be brought in the Superior Court of California, County of Orange or the United States District Court for the Central District of California. The parties hereby consent to the jurisdiction of the State of California and waive their right to challenge any proceeding involving or relating to this Agreement on the basis of lack of jurisdiction over the Person or forum non convenience.

      12.4 Amendments. This Agreement may not be amended other than by written instrument signed by the parties hereto.

      12.5 Exhibits, Schedules and Disclosure Schedule. The Disclosure Schedule and all exhibits and schedules referred to in this Agreement shall be deemed to have been attached hereto and incorporated by reference herein on the Effective Date provided, however, that Purchaser may update Schedule 1.6.15 on or before October 14, 2004 to reflect Seller's decision as to whether it will reject or take assignment of the provider numbers associated with the Hospitals. From the Effective Date until the Closing, the parties agree that Seller may update the Disclosure Schedule and either party may update the schedules as necessary, subject to the terms of Sections 6.7 and 7.9 of this Agreement including without limitation that any update shall be deemed approved by the other party if not acted on within ten (10) business days by the other party. Any matter disclosed in this Agreement or in the Disclosure Schedule with reference to any Section of this Agreement shall be deemed a disclosure in respect of all sections to which such disclosure may apply.

      12.6 Notices. Any notice, demand or communication required, permitted, or desired to be given hereunder shall be deemed effectively given when personally delivered, when received by telegraphic or other electronic means (including facsimile) or overnight courier, or five (5) calendar days after being deposited in the United States mail, with postage prepaid thereon, certified or registered mail, return receipt requested, addressed as follows:

         If to Seller:              Tenet HealthSystem
                                    13737 Noel Road, Suite 100
                                    Dallas, Texas  75240
                                    Attention:  Paul O'Neill
                                    Facsimile No.:  (469) 893-2214

         With a copy to:            Tenet HealthSystem
                                    13737 Noel Road, Suite 100
                                    Dallas, Texas  75240
                                    Attention:  J. Brent McDonald, Esq.
                                    Facsimile No.:  (469) 893-7508

         With a copy to:            McDermott Will & Emery LLP
                                    2049 Century Park East
                                    Suite 3400
                                    Los Angeles, California  90067
                                    Attention: Ira J. Rappeport, Esq.
                                    Facsimile No.:   (310) 277-4730

         If to Purchaser:           Integrated Healthcare Holdings, Inc.
                                    c/o Mogel Management Group, LLC
                                    695 Town Center Drive, Suite 260
                                    Costa Mesa, CA  92626
                                    Attention:  Larry Anderson
                                    Facsimile No.: (714) 434-9505

         With a copy to:            Integrated Healthcare Holdings, Inc.
                                    c/o Strategic Global Management, Inc.
                                    6800 Indiana Avenue, Suite 130
                                    Riverside, CA  92506
                                    Attention:  Kali P. Chaudhuri, M.D.
                                                and William E. Thomas
                                    Facsimile (951) 782-8850

         With a copy to:            Hooper, Lundy & Bookman, Inc.
                                    1875 Century Park East, Suite 1600
                                    Los Angeles, California 90067
                                    Attention: Robert W. Lundy, Esq.
                                    Facsimile No.: (310) 551-8181

or at such other address as one party may designate by notice hereunder to the other parties.

      12.7 Headings. The section and other headings contained in this Agreement and in the Disclosure Schedule, exhibits and schedules to this Agreement are included for the purpose of convenient reference only and shall not restrict, amplify, modify or otherwise affect in any way the meaning or interpretation of this Agreement or the Disclosure Schedule, exhibits and schedules hereto.

      12.8 Confidentiality and Publicity. The parties hereto shall hold in confidence the information contained in this Agreement, and all information related to this Agreement, which is not otherwise known to the public, shall be held by each party hereto as confidential and proprietary information and shall not be disclosed without the prior written consent of the other parties; provided, however, Seller shall be permitted to provide a copy of this Agreement to (a) any applicable governmental or administrative authorities in connection with Seller's pursuit of any appeal of any real and personal property tax assessments on the Assets for periods prior to the Effective Time and (b) Purchaser shall be permitted to disclose in the Offering Circular to prospective investors a summary of the material terms contained in the body of this Agreement. Accordingly, except as set forth in the immediately preceding sentence, Purchaser and Seller shall not discuss with, or provide nonpublic information to, any third party (except for such party's attorneys, accountants, directors, officers and employees, the directors, officers and employees of any affiliate of any party hereto, and other consultants and professional advisors) concerning this transaction prior to the Effective Time, except: (a) as required in governmental filings or judicial, administrative or arbitration proceedings, including without limitation the filings to be made by the parties with respect to the HSR Act; (b) pursuant to public announcements made with the prior written approval of Seller and Purchaser, or (c) as otherwise expressly permitted by this Agreement. The rights of Seller under this Section 12.8 shall be in addition and not in substitution for the rights of Seller and Seller's affiliates under the Confidentiality Agreement, which shall survive Closing.

      12.9 Fair Meaning. This Agreement shall be construed according to its fair meaning and as if prepared by all parties hereto.

      12.10 Gender and Number; Construction. All references to the neuter gender shall include the feminine or masculine gender and vice versa, where applicable, and all references to the singular shall include the plural and vice versa, where applicable. Unless otherwise expressly provided, the word "including" followed by a listing does not limit the preceding words or terms and shall mean "including, without limitation."

      12.11 Third Party Beneficiary. None of the provisions contained in this Agreement are intended by the parties, nor shall they be deemed, to confer any benefit on any Person not a party to this Agreement.

      12.12 Expenses and Attorneys' Fees. Except as otherwise provided in this Agreement, each party shall bear and pay its own costs and expenses relating to the preparation of this Agreement and to the transactions contemplated by, or the performance of or compliance with any condition or covenant set forth in, this Agreement, including without limitation, the disbursements and fees of their respective attorneys, accountants, advisors, agents and other representatives, incidental to the preparation and carrying out of this Agreement, whether or not the transactions contemplated hereby are consummated. The parties expressly agree that the following shall be borne equally by Purchaser and Seller: (a) all costs of the Title Commitment and the Title Policy (including the cost of any endorsements thereto) provided, however, that the cost of any zoning endorsement to the Title Commitment or Title Policy shall, as contemplated by Section 4.8 of this Agreement, be borne solely by Purchaser; and
(b) all costs of the Surveys. All costs of the Environmental Surveys shall be borne solely by the Seller. All documentary transfer taxes and recording charges in connection with the conveyance of the Assets to Purchaser and Purchaser's Lender Title Policy, if any, shall be borne solely by the Purchaser. If any action is brought by any party to enforce any provision of this Agreement, the prevailing party shall be entitled to recover its court costs and reasonable attorneys' fees.

      12.13 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement, binding on all of the parties hereto.

      12.14 Entire Agreement. This Agreement, the Disclosure Schedule, the exhibits and schedules, and the documents referred to in this Agreement contain the entire understanding between the parties with respect to the transactions contemplated hereby and supersede all prior or contemporaneous agreements, understandings, representations and statements, oral or written, between the parties on the subject matter hereof (the "Superseded Agreements"), which Superseded Agreements shall be of no further force or effect.

      12.15 No Waiver. Any term, covenant or condition of this Agreement may be waived at any time by the party which is entitled to the benefit thereof but only by a written notice signed by the party expressly waiving such term or condition. The subsequent acceptance of performance hereunder by a party shall not be deemed to be a waiver of any preceding breach by any other party of any term, covenant or condition of this Agreement, other than the failure of such other party to perform the particular duties so accepted, regardless of the accepting party's knowledge of such preceding breach at the time of acceptance of such performance. The waiver of any term, covenant or condition shall not be construed as a waiver of any other term, covenant or condition of this Agreement.

      12.16 Severability. If any term, provision, condition or covenant of this Agreement or the application thereof to any party or circumstance shall be held to be invalid or unenforceable to any extent in any jurisdiction, then the remainder of this Agreement and the application of such term, provision, condition or covenant in any other jurisdiction or to Persons or circumstances other than those as to whom or which it is held to be invalid or unenforceable, shall not be affected thereby, and each term, provision, condition and covenant of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

      12.17 Time is of the Essence. Time is of the essence for all dates and time periods set forth in this Agreement and each performance called for in this Agreement.

      12.18 Consents. The Parties acknowledge that, unless otherwise expressly provided in connection with any provision of this Agreement, any references herein requiring the consent of either party shall be deemed to require that the party from which consent is required shall not unreasonably withhold or delay such consent and, except as otherwise expressly provided hereunder or with respect to monetary obligations, each Party shall be deemed to have met each obligation hereunder if such Party has performed such obligation in all material respects. This Section 12.18 shall not be applicable to any consent described in
Section 12.2(b).

                          [REMAINDER OF PAGE IS BLANK]

      IN WITNESS WHEREOF, this Agreement has been entered into as of the day and year first above written.

                                   PURCHASER:

                                   Integrated Healthcare Holdings, Inc., a
                                   Nevada corporation

                                   By: /s/ Larry Anderson
                                      ------------------------------------------
                                   Name: Larry Anderson
                                        ----------------------------------------
                                   Its: President
                                       -----------------------------------------

                                   SELLER:

                                   AHM CGH, Inc., a California corporation

                                   By: /s/
                                      ------------------------------------------
                                   Name:
                                        ----------------------------------------
                                   Its:
                                       -----------------------------------------

                                   Health Resources Corporation of America -
                                   California, a Delaware corporation


                                   By: /s/
                                      ------------------------------------------
                                   Name:
                                        ----------------------------------------
                                   Its:
                                       -----------------------------------------

                                   UWMC Hospital Corporation, a California
                                   corporation


                                   By: /s/
                                      ------------------------------------------
                                   Name:
                                        ----------------------------------------
                                   Its:
                                       -----------------------------------------

                                   SHL/O Corp., a Delaware corporation


                                   By: /s/
                                      ------------------------------------------
                                   Name:
                                        ----------------------------------------
                                   Its:
                                       -----------------------------------------

                                LIST OF SCHEDULES

         SCHEDULE                       DESCRIPTION

         Those schedules provided in the Disclosure Schedule; and

         A-1                            Acute Care Hospitals

         A-2                            MOBs

         A-3                            Other Businesses

         1.2-b                          Interim Balance Sheet

         1.6.15                         Medicare Numbers Assigned to Purchaser

         1.9(a)                         Owned Real Property

         1.9(b)                         Leased Real Property

         1.9(c)                         Personal Property

         1.9(d)                         Licenses

         1.9(e)                         Material Leases

         1.9(f)                         Material Contracts

         1.9(g)                         Prepaids

         1.9(m)                         Names of Hospitals

         1.9(p)                         Marketing Materials and Brochures

         1.10(b)                        Excluded Current Asset Categories

         1.10(c)                        Excluded Proprietary Assets

         1.10(v)                        Privileged and Protected Items

         1.10(w)                        Excluded Website Content

         1.10(y)                        Other Excluded Assets

         1.11(b)                        Capital Leases

         1.11(h)                        Other Assumed Obligations

         SCHEDULE                       DESCRIPTION

         2.4(d)                         Excluded Multi-Facility Contracts

         2.5                            Consents

         2.6(a)                         Compliance with Law

         2.7(b)                         Real Property Encumbrances

         2.7(c)                         HVAC, Electrical and Plumbing

         2.7(e)                         Assets Not Included in Transaction

         2.8(b)                         JCAHO Accreditation Periods

         2.8(c)                         Threatened Medicare or Medi-Cal
                                        Investigations

         2.8(d)                         Audit Periods

         2.8(f)                         Medical Staff

         2.10                           Financial Statements

         2.11                           Legal Proceedings

         2.12                           Seller Plans

         2.12(c)                        Seller Plan Audits

         2.13(a)                        Personnel List

         2.13(b)                        Collective Bargaining Agreements

         2.14                           Insurance

         3.5                            Brokers - Purchaser

         3.7                            Legal Proceedings - Purchaser

         4.8                            Ground Leases or Leases of Record

         5.6                            Offering Circular Disclosures

         7.7                            Permitted Exceptions

         SCHEDULE                       DESCRIPTION

         10.2.1                         Certain Governmental Investigations

         11.1(b)                        Allocation of Purchase Price

         11.2(b)                        Seller Cost Report Data

                                LIST OF EXHIBITS

         SCHEDULE                       DESCRIPTION

         1.4-a                          Escrow Agreement

         1.4-b                          Guaranty Agreement

         1.6.1                          Bills of Sale

         1.6.2                          Real Estate Assignments

         1.6.3                          Grant Deeds

         1.6.9                          Transitional Services Agreements

                                        -Information Technology Transition
                                        Services Agreement
                                        -Item Master Maintenance and Service
                                        Agreement
                                        -QRS License Agreement
                                        -License Agreement for Policy and
                                        Procedure Manuals

         1.6.10                         Business Services Agreement

         1.6.12                         Power of Attorney

         1.6.14                         THC Guaranty Agreement

         1.6.15                         Medicare Assignment Agreement

         4.12                           Environmental Survey

         5.15                           Group Purchasing Contract

         6.4                            Opinion of Purchaser's Counsel

         7.6                            Opinion of Seller's In-House Counsel